As filed with the Securities and Exchange Commission on November 12, 2008

Registration No. 333-152964

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT #1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RECON TECHNOLOGY, LTD

(Exact name of registrant as specified in its charter)

Cayman Islands	1389	Not Applicable
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 1401 Yong Feng Mansion 123 Jiqing Road Nanjing, People’s Republic of China 210006 025-52313015	CT Corporation System 111 Eighth Avenue New York, New York 10011 (800) 624-0909
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradley A. Haneberg, Esq.

Anthony W. Basch, Esq.

Kaufman & Canoles, P.C.

Three James Center, 12th Floor

1051 East Cary Street

Richmond, Virginia 23219

(804) 771-5700 - Telephone

(804) 771-5777 - Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares	$10,000,000(2)	$393.00
Common Stock Underlying Warrants(3)	$1,200,125(2)	$36.85
Total	$11,200,125	$429.85(4)

(1)

In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)

The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(3)

Includes offering price attributable to shares issuable upon exercise of warrants that we have agreed to issue to our placement agent. In connection with the Registrant’s sale of the ordinary shares registered hereby, the Registrant will sell to Anderson & Strudwick, Incorporated (the “Placement Agent”) warrants to purchase up to 10% of the aggregate number of ordinary shares sold by the Registrant (the “Placement Agent’s Warrants”). The price paid by the Placement Agent for the Placement Agent’s Warrants is $0.001 per warrant. The exercise price of the Placement Agent’s Warrants is equal to 120% of the price of the ordinary shares offered hereby. The resale of the Placement Agent’s Warrants is registered hereunder. The ordinary shares underlying the Placement Agent’s Warrants are being registered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2008

RECON TECHNOLOGY, LTD

[            ] Ordinary Share Minimum Offering

[            ] Ordinary Share Maximum Offering

This is the initial public offering of Recon Technology, Ltd, a Cayman Islands exempted company. We are offering a minimum of [            ] ordinary shares and a maximum of [            ] ordinary shares. Our officers and directors may, but have made no commitment, nor indicated they intend to, purchase shares in the offering. Purchases by our officers and directors may be made in order to reach the minimum offering amount. We have not placed a limit on the number of shares our officers and directors may purchase in this offering.

We expect that the offering price will be between $7.00 and $9.00 per share. No public market currently exists for our shares. We have applied for approval for quotation on the NASDAQ Capital Market under the symbol “RCON” for the ordinary shares we are offering. We believe that upon the completion of the offering contemplated by this prospectus, we will meet the standards for listing on the NASDAQ Capital Market.

Investing in these ordinary shares involves significant risks. See “Risk Factors” beginning on page 6 of this prospectus.

	Per Ordinary Share			Minimum Offering	Maximum Offering
Public Offering Price	$	[	]	$8,000,000	$10,000,000

Placement Commission	$	[	]	$640,000	$800,000

Proceeds to us, before expenses	$	[	]	$7,360,000	$9,200,000

We expect total cash expenses for this offering to be approximately $[            ]. The placement agent must sell the minimum number of securities offered ([            ] ordinary shares) if any are sold. The placement agent is required to use only its best efforts to sell the securities being offered. The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii) June 1, 2009. Until we sell at least [            ] ordinary shares, all investor funds will be held in an escrow account at SunTrust Bank, Richmond, Virginia. If we do not sell at least [            ] ordinary shares by June 1, 2009, all funds will be promptly returned to investors (within one business day) without interest or deduction.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Anderson & Strudwick,

Incorporated

Prospectus dated             , 2008

Except where the context otherwise requires and for purposes of this prospectus only:

•

The terms “we,” “us,” “our company,” “our” and “Recon” refer to Recon Technology, Ltd, a Cayman Islands exempted company; Recon Technology Co., Limited, a Hong Kong company; and Recon Technology (Jining) Co., Ltd., a PRC company.

•	“Shares” and “ordinary shares” refer to our ordinary shares.

•	“China” and “PRC” refer to the People’s Republic of China.

•	all references to “RMB” and “¥” are to the legal currency of China and all references to “USD,” “U.S. dollars,” “dollars” and “$” are to the legal currency of the United States.

•	“BHD” refers to Beijing BHD Petroleum Technology Co., Ltd., a PRC company.

•	“NRT” refers to Nanjing Recon Technology Co., Ltd., a PRC company.

•	“ENI” refers to Jining ENI Energy Technology Co., Ltd., a PRC company.

•	“Yabei Nuoda” refers to Beijing Yabei Nuoda Technology Co., Ltd., a PRC company.

•	“Adar Petroleum” refers to Beijing Adar Petroleum Technology, Ltd., a PRC company.

•	“Hengda Haitian” refers to Xiamen Hengda Haitian Internet Technology, Ltd., a PRC company.

For purpose of clarity, where the context requires us to differentiate between the entities generally referred to collectively as “Recon”, and for purposes of this prospectus only:

•	“Recon-CI” refers to Recon Technology, Ltd, a Cayman Islands exempted company.

•	“Recon-HK” refers to Recon Technology Co., Limited, a Hong Kong company.

•	“Recon-JN” refers to Recon Technology (Jining) Co., Ltd., a PRC company.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at a specified rate solely for the convenience of the reader. Unless otherwise stated, the translations of RMB into U.S. dollars have been made at the rates of exchange of $1.00 to RMB6.8718, the exchange rate prevailing on June 30, 2008. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. Any discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements.

Our Company

Recon Technology, Ltd, a Cayman Islands exempted company (“Recon-CI”) is the parent company of Recon Technology Co., Limited, our wholly-owned subsidiary in Hong Kong (“Recon-HK”). Recon-HK is the parent company of Recon Technology (Jining) Co., Ltd., a PRC company (“Recon-JN”). Recon-JN operates Beijing BHD Petroleum Technology Co., Ltd. (“BHD”), Nanjing Recon Technology Co., Ltd. (“NRT”) and Jining ENI Energy Technology Co., Ltd. (“ENI”) (collectively, the “Domestic Companies”) by contract. The Domestic Companies are not our subsidiaries.

Through the Domestic Companies, we provide services designed to automate and enhance the extraction of petroleum in China. To this end, the Domestic Companies and we have developed specialized software and hardware to manage the oil extraction process in real-time and to reduce the costs associated with extraction. See “Our Business – General”. These products and services include:

•

RSCADA System. NRT’s technology includes Recon’s supervisory control and data acquisition system (“RSCADA”), an industrial computerized process control system for monitoring, managing and controlling petroleum extraction. RSCADA integrates the underground, ground and above-ground levels of the petroleum extraction industry. RSCADA connects the above-ground level central control room with the ground level relay station and the relay station with the underground bottom intelligent terminal using 2.4G wireless frequency. RSCADA has received grants and awards from the State Ministry of Science and Technology and the city of Nanjing.

•

Water System. In addition to RSCADA, BHD has developed and implemented technology designed to find and block water content in petroleum. As China’s extraction of oil has increased, the quantity of available oil has decreased and the water content in remaining oil has increased. In order to improve efficiency and profitability in extraction, BHD has developed technology to reduce the amount of water in extracted petroleum.

•

Oil Field Furnaces. Crude petroleum contains certain impurities that must be removed before the petroleum can be sold, including water and natural gas. To remove the impurities and to prevent solidification and blockage in transport pipes, companies employ heating furnaces. BHD researched, developed and implemented a new oil field furnace that is advanced, highly automated, reliable, easily operable, comparatively safe and highly heat efficient (90% efficiency).

•

Multipurpose Fissure Shaper. BHD has also developed a multipurpose fissure shaper to improve our ability to test for and extract petroleum. Before any petroleum extractor can test for the presence of oil, it must first perforate a hole for testing. The depth of the perforated hole is, of course, extremely important in the testing process: a hole that is too shallow may cause an extractor to miss an oil field entirely. BHD has developed a proprietary multipurpose fissure shaper that is used with the perforating gun to effectively increase the perforation depth by between 46% and 80%, shape a great number of stratum fissures, improve the stratum diversion capability and, as a result, improve our ability to locate oil fields and increase the output of oil wells.

•

Acoustic pipeline monitoring system. NRT’s acoustic oil and gas pipeline safety monitoring system has been widely used by Sinopec. We are also cooperating with Sinopec to implement our solutions in imports instrumentation, the introduction of equipment and oilfield chemical additives.

Our principal executive offices are located at Room 1401 Yong Feng Mansion, 123 Jiqing Road, Nanjing, People’s Republic of China (210006). Our website address is www.recon.cn, and information on our website is substantially in the Mandarin language. Information contained on our website or any other website is not a part of this prospectus.

Our Corporate Structure

We operate our business in China through the Domestic Companies, which are PRC limited liability companies controlled by the same three PRC residents, Mr. Yin Shenping, Mr. Li Hongqi and Mr. Chen Guangqiang. Mr. Yin, Mr. Li and Mr. Chen are also significant shareholders in and directors of our company, and they serve, respectively, as our Chief Executive Officer, Chief Marketing Officer and Chief Technology Officer.

Chinese laws and regulations currently do not prohibit or restrict foreign ownership in petroleum businesses. However, Chinese laws and regulations do prevent direct foreign investment in certain industries. To protect our shareholders from possible future foreign ownership restrictions, Mr. Yin, Mr. Li and Mr. Chen reorganized our company, entered into agreements with Recon-JN and caused Recon-JN and each of the Domestic Companies to enter into a series of agreements that give our company (by virtue of its sole ownership of Recon-HK and Recon-HK’s sole ownership of Recon-JN) effective control over each of the Domestic Companies.

We have Exclusive Technology Consultation Service Agreements with each of the Domestic Companies and Equity Pledge Agreements and Exclusive Purchase Agreements with their shareholders. Through these contractual arrangements, we have the ability to substantially influence each of the Domestic Companies’ daily operations and financial affairs, appoint their senior executives and approve all matters requiring shareholder approval. As a result of these contractual arrangements, which enable us to control the Domestic Companies, we are considered the primary beneficiary of each Domestic Company. In addition, we and the Domestic Companies are under common control, by virtue of the ownership of more than 60% of our company and each of the Domestic Companies by three shareholders (Mr. Yin Shenping, Mr. Li Hongqi and Mr. Chen Guangqiang).

Accordingly, we consolidate their results, assets and liabilities in our financial statements. For a description of these contractual arrangements, see “Corporate Structure – Contractual Arrangements with Domestic Companies and their Shareholders.”

The following diagram illustrates our current corporate structure and the place of formation, ownership interest and affiliation of each of our subsidiaries and affiliates as of the date of this prospectus.

The Offering

Minimum Shares offered:	[ ] ordinary shares

Maximum Shares offered:	[ ] ordinary shares

Shares to be outstanding, if minimum offering is sold:	[ ] ordinary shares

Shares to be outstanding, if maximum offering is sold:	[ ] ordinary shares

Proposed NASDAQ Capital Market symbol:	“RCON”

Risk factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in the shares.

Gross proceeds, if minimum offering is sold:	$8,000,000

Gross proceeds, if maximum offering is sold:	$10,000,000

Closing of offering:	The offering contemplated by this prospectus will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii) June 1, 2009.

Placement

We have engaged Anderson & Strudwick, Incorporated to conduct this offering on a “best efforts, minimum/maximum” basis. The offering is being made without a firm commitment by the placement agent, which has no obligation or commitment to purchase any of our Shares. Although they have not formally committed to do so, our affiliates who are not PRC residents or citizens may opt to purchase ordinary shares in connection with this offering. To the extent such individuals invest, they will purchase our shares with investment intent and without the intent to resell. Any ordinary shares purchased by our non-PRC affiliates shall contribute to the calculation of whether we achieved our minimum offering. We have not placed limits on the number of ordinary shares eligible to be purchased by our non-PRC affiliates.

Summary Financial Information

In the table below, we provide you with historical selected financial data for the fiscal years ended 2008 and 2007. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Fiscal Year Ended June 30,
	2008 (¥)	2007 (¥)
Total Revenues	76,474,151	67,640,133
Income (loss) from Operations	17,347,180	11,090,444
Other Income	882,477	197,447
Net Income	13,654,184	8,350,598
Basic Earnings per Share	360.12	399.70
Diluted Earnings per Share	346.81	399.70

	June 30,
	2008 (¥)	2007 (¥)
Total Assets	78,166,275	58,829,168
Total Current Liabilities	52,021,079	56,371,307
Shareholders’ Equity (deficit)	24,005,419	(1,254,991)
Total liabilities and shareholders’ equity	78,166,275	58,829,168

Corporate Information

Our principal executive offices are located at Room 1401, Yong Feng Mansion, 123 Jinqing Road, Nanjing, People’s Republic of China 210006. Our telephone number at this address is 025-52313105 and our fax number is 025-52261799. Our registered office in the Cayman Islands is c/o Corporate Filing Services Limited, 4th Floor, Harbour Centre, P.O. Box 613, Grand Cayman KYI- 1107.Cayman Islands.

Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website is www.recon.cn. The information contained on our website does not constitute a part of this prospectus. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face, but represent the material risks to our business. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risks Related to Our Business

We operate in a very competitive industry and may not be able to maintain our revenues and profitability.

Since the 1990s, several international companies engaged in supplying integrated automation services for the petroleum extraction industry have been qualified in China. These competitors have significantly greater financial and marketing resources and name recognition than we have. In addition, at least five domestic competitors also compete with us and more competitors may enter the market as Chinese petroleum companies seek to reduce oil production costs and improve efficiencies. We believe that while the Chinese market for integrated automation services for the petroleum extraction industry is subject to intense competition, the number of large competitors is relatively limited. There can be no assurance that we will be able to effectively compete in our industry.

In addition, our competitors may introduce new systems. If these new systems are more attractive to customers than the systems we currently use, our customers may switch to our competitors’ services, and we may lose market share. We believe that competition may become more intense as more integrated automation service providers, including Chinese/foreign joint ventures, are qualified to conduct business. We cannot assure you that we will be able to compete successfully against any new or existing competitors, or against any new systems our competitors may implement. All of these competitive factors could have a material adverse effect on our revenues and profitability. See “Our Business – Market Background”.

We must continually research and develop new technologies and products to remain competitive.

There are approximately 10 companies in China that engage in the production and sale of automated services products for the petroleum extraction industry, and we expect this number to grow. Many competitors have considerably greater financial, technological, marketing and personnel resources than those currently available to us. We expect competition to intensify in all fields in which we are involved in view of the world’s need for petroleum.

To achieve our strategy and obtain market share, we will need to continually research, develop and refine new technologies and offer new products. Many factors may limit our ability to develop and refine new products, including access to new products and technologies, as well as marketplace resistance to new products and technologies. We believe that the Domestic Companies’ and our products are able to compete in the marketplace based upon, among other things, our intellectual property. We cannot assure investors that applications of our and the Domestic Companies’ technologies or those of third parties, if developed, will not be rendered superfluous or obsolete by research efforts and technological advances by others in these fields.

As new technologies are developed, and the Domestic Companies and we may need to adapt and change our products and services, our method of marketing or delivery or alter our current business in ways that may adversely affect revenue and out ability to achieve our proposed business goals. Accordingly, there is a risk that the Domestic Companies’ and our technology at a later date will not support a viable commercial enterprise. See “Our Business – Our Products”.

Our financial performance is dependent upon the sale and implementation of petroleum mining and extraction software and hardware and related services, a single, concentrated group of products.

We derive substantially all of our revenues from the license and implementation of software applications and hardware innovations for the Chinese petroleum industry. The life cycle of the Domestic Companies’ and our products is difficult to estimate due in large measure to the potential effect of new software and hardware applications and enhancements, including those we introduce, and the maturation in the Chinese petroleum industry.

If the Domestic Companies and we are unable to continually improve our software and hardware to address the changing needs of the Chinese petroleum industry, we may experience a significant decline in the demand for the Domestic Companies’ and our products and services. In such a scenario, our revenues may significantly decline. See “Our Business.”

As a technology-oriented business, our ability to operate profitably is directly related to our ability to develop and protect our proprietary technology.

We rely on a combination of trademark, trade secret, nondisclosure, copyright and patent law to protect the Domestic Companies’ and our software and hardware, which may afford only limited protection.

We generally require the Domestic Companies’ and our employees, consultants, advisors and collaborators to execute appropriate confidentiality agreements with the Company. These agreements typically provide that all material and confidential information developed or made known to the individual during the course of the individual’s relationship with the Company will be kept confidential and not disclosed to third parties except in specific circumstances. These agreements may be breached, and in some instances, we may not have an appropriate remedy available for breach of the agreements.

Although the Chinese government has issued NRT three copyrights on software and NRT and BHD six patents on products, we cannot guarantee that competitors will be unable to develop technologies that are similar or superior to the Domestic Companies’ and our technology. Despite our efforts to protect the Domestic Companies’ and our proprietary rights, unauthorized parties, including customers, may attempt to reverse engineer or copy aspects of the Domestic Companies’ and our products or to obtain and use information that the Domestic Companies and we regard proprietary. In the future, we cannot guarantee that others will not use the Domestic Companies’ and our technology without proper authorization.

The Domestic Companies and we develop our software products on third-party middleware software programs that are licensed by our customers from third parties, generally on a non-exclusive basis. The termination of any such licenses, or the failure of the third-party licensors to adequately maintain or update their products, could result in delay in our ability to ship certain of our products while we seek to implement technology offered by alternative sources. While it may be necessary or desirable in the future to obtain other licenses, there can be no assurance that they will be able to do so on commercially reasonable terms or at all.

In the future, the Domestic Companies and we may receive notices claiming that we are infringing the proprietary rights of third parties. We cannot guarantee that the Domestic Companies and we will not become the subject of infringement claims or legal proceedings by third parties with respect to the Domestic Companies’ and our current programs or future software developments. Our standard software license agreements contain an infringement indemnity clause under which we agree to indemnify and hold harmless our customers and business partners against liability and damages arising from claims of various copyright or other intellectual property infringement by our products.

In addition, the Domestic Companies and we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity, scope or enforceability of our proprietary rights. Any such claims could be time consuming, result in costly litigation, cause product development or shipment delays or force the Domestic Companies or us to enter into royalty or license agreements rather than dispute the merits of such claims, thereby impairing our financial performance by requiring the Domestic Companies or us to pay additional royalties and/or license fees to third parties. There is always a risk that patents, if issued, may be subsequently invalidated, either in whole or in part and this could diminish or extinguish protection for any technology we may license. Any failure to enforce or protect the Domestic Companies’ and our rights could cause us to lose the ability to exclude others from issuing technology to develop or sell competing products. Neither the Domestic Companies nor we have been the subject of an intellectual property claim since our formation. See “Our Business – Proprietary Rights” and “China’s Intellectual Property Rights Enforcement System”.

Our software products may contain integration challenges, design defects or software errors that could be difficult to detect and correct.

Despite extensive testing, we may, from time to time, discover defects or errors in the Domestic Companies’ and our software only after use by a customer. We may also experience delays in shipment of our software during the period required to correct such errors. In addition, we may, from time to time, experience difficulties relating to the integration of the Domestic Companies’ and our software products with other hardware or software in the customer’s environment that are unrelated to defects in such software products. Such defects, errors or difficulties may cause future delays in product introductions and shipments, result in increased costs and diversion of development resources, require design modifications or impair customer satisfaction with the Domestic Companies’ and our software. Since these software products are used by our customers to perform mission-critical functions related to petroleum mining and extraction, design defects, software errors, misuse of these products, incorrect data from external sources or other potential problems within or out of our control that may arise from the use of the Domestic Companies’ and our products could result in financial or other damages to our customers. We do not maintain product liability insurance. Although our license agreements with customers contain provisions designed to limit our exposure to potential claims as well as any liabilities arising from such claims, such provisions may not effectively protect us against such claims and the liability and costs associated therewith. To the extent we are found liable in a product liability case, we could be required to pay substantial amount of damages to an injured customer, thereby impairing our financial condition. See “Our Business.”

Our future success depends on our ability to help our customers find, develop and acquire petroleum reserves.

To remain competitive in our industry, our products must help our customers locate and develop or acquire new crude oil reserves to replace those depleted by production. Without successful exploration or acquisition activities, our customers’ reserves, production and revenues will decline rapidly. If the Domestic Companies’ and our technology is less successful and efficient in helping our customers locate additional reserves than our competitors’ technology, our customers may terminate their relationships with us. See “Our Business – Our Products”.

Our customers are companies engaged in the petroleum industry, and, consequently, our financial performance is dependent upon the economic conditions of that industry.

We have derived substantially all of our revenues to date from providing integrated automation services to Chinese petroleum companies at oil fields within China. Our customers’ success is intrinsically linked to economic conditions in the petroleum industry in general and the volatility of prices of crude oil and refined products in particular. The petroleum industry, in turn, is subject to intense competitive pressures and is affected by overall economic conditions. Demand for our services could be harmed by volatility in the petroleum industry. There can be no assurance that we will be able to continue our historical revenue growth or sustain our profitability on a quarterly or annual basis or that our results of operations will not be adversely affected by continuing or future volatility in the petroleum industry. See “Our Business – Market Background.”

Our revenues are highly dependent on a very limited number of customers, which subjects our business to high seasonality.

We derive substantially all of our revenues from two customers, (i) CNPC and (ii) Sinopec.

We provide products services to Sinopec under a series of agreements, each of which is terminable without notice. We first began to provide services to Sinopec in 1998. Sinopec accounted for approximately 40% of our revenues in each of 2007 and 2008, and any termination of our business relationships with Sinopec would materially harm our operations.

We provide products services to CNPC under a series of agreements, each of which is terminable without notice. We first began to provide services to CNPC in 2000. CNPC accounted for approximately 60% of our revenues in each of 2007 and 2008, and any termination of our business relationships with CNPC would materially harm our operations.

Because we derive such a high percentage of our revenues from CNPC and Sinopec, our revenue has been subject to high seasonality. We recognize revenue when it is realized and earned. We consider revenue realized or realizable and earned when (1) we have persuasive evidence of an arrangement, (2) delivery has occurred, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured. Because these matters depend on reaching agreements with each of CNPC and Sinopec, revenue recognition occurs, to a large extent, on their schedule. Accordingly, revenue recognized in the first quarter is usually the smallest in proportion to that for the whole year, due to our clients’ budgeting and planning schedules. This seasonality limits our ability to make accurate long-term predictions about our performance and makes it difficult to compare our revenues across quarters.

Changes in environmental and regulatory factors may harm our business.

The oil drilling industry in China to date has not been subject to the type and scope of regulation seen in Europe and the United States. However, as China continues to adapt Western business and legal practices, the Chinese government may implement new legislation or regulations or may enforce existing laws more stringently. Either of these scenarios may have a significant impact on our customers’ mining and extraction operations and may require us or our customers to significantly change operations or to incur substantial costs. We believe that the Domestic Companies’ and our operations in China are in compliance with China’s applicable legal and regulatory requirements. However, there can be no assurance that China’s central or local governments will not impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures. See “Our Business”.

Petroleum reserve degradation and depletion may reduce our customers’ and our profitability.

Our profitability depends substantially on our ability to help our customers exploit their oil reserves at competitive costs. Replacement reserves may not be available to our customers when required or, if available, may not be drilled at costs comparable to those characteristics of the depleting oil field. The Domestic Companies’ and our technology may not enable our customers to accurately assess the geological characteristics of any new reserves, which may adversely affect their decision to use the Domestic Companies’ and our products in the future. See “Our Business”.

The PRC owns our largest domestic competitor.

Our largest competitor, Beijing Tianshangxing Measurement & Control Technology Research Institute (China Aerospace and Industry Corporation) (“CAIC”) is a state-owned company. The Chinese government’s ownership of CAIC disadvantages our company in a number of ways:

First, the Chinese government prevents direct foreign investment in certain industries, such as telecommunication services, online commerce and advertising. Although the PRC removed these restrictions in our industry in 2000, there can be no guarantee that the PRC will not re-nationalize the petroleum industry in the future. See “Risk Factors – The Chinese government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our investment in that country.”

Second, because CAIC is state-owned, it may have advantages over our company in dealing with local government officials and leverage over local companies that we do not have. These relationships may limit our ability to compete with CAIC. In particular, the PRC owns all oil fields in China; as a result, we may be at a disadvantage to CAIC in providing our services to PRC-owned oil fields.

Third, due to its relationship with the Chinese government, CAIC may have access to funding that is not available to us. This access may allow it to grow its businesses at a rate we are not able to match. If we are unable to expand at a comparable rate, we may lose market share or be unable to generate profits. See “Our Business – Market Background”.

We are heavily dependent upon the services of experienced personnel who possess skills that are valuable in our industry, and we may have to actively compete for their services.

Our company is much smaller than our main foreign competitors, including Schlumberger Limited, Baltur Technologie Per Il Clima, Honeywell International, Emerson Process Management and Rockwell Automation, and we compete in large part on the basis of the quality of services we are able to provide our clients. As a result, we are heavily dependent upon our ability to attract, retain and motivate skilled personnel to serve our clients. Many of our personnel possess skills that would be valuable to all companies engaged in the integrated automation services industry. Consequently, we expect that we will have to actively compete for these employees. Some of our competitors may be able to pay our employees more than we are able to pay to retain them. Our ability to profitably operate is substantially dependent upon our ability to locate, hire, train and retain our personnel. There can be no assurance that we will be able to retain our current personnel, or that we will be able to attract, assimilate other personnel in the future. If we are unable to effectively obtain and maintain skilled personnel, the development and quality of our technological products and the effectiveness of installation and training could be materially impaired. See “Our Business – Employees.”

We are substantially dependent upon our key personnel, particularly Yin Shenping, our Chief Executive Officer, Ms. Frances Zheng, our Chief Financial Officer and Mr. Chen Guangqiang, our Chief Technology Officer.

Our performance is substantially dependent on the performance of our executive officers and key employees. In particular, the services of:

•	Mr. Yin Shenping, Chief Executive Officer;

•	Ms. Frances Zheng, Chief Financial Officer;

•	Mr. Chen Guangqiang, Chief Technology Officer; and

•	Mr. Li Hongqi, Chief Marketing Officer

would be difficult to replace. We do not have in place “key person” life insurance policies on any of our employees. The loss of the services of any of our executive officers or other key employees could substantially impair our ability to successfully development new systems and develop new programs and enhancements. See “Our Business – Employees” and “Management.”

We may not pay dividends.

We have not previously paid any cash dividends, and we do not anticipate paying any dividends on our ordinary shares. Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors. Under Cayman law, we may only pay dividends from profits or credit from the share premium account (the amount paid over par value), and we must be solvent before and after the dividend payment. If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from our operating subsidiary. See “Dividend Policy.”

Risks Related to Our Corporate Structure

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with the Domestic Companies and their shareholders.

Recon-CI, Recon-HK and Recon-JN are considered foreign persons or foreign invested enterprises under PRC law. As a result, Recon-CI, Recon-HK and Recon-JN are subject to PRC law limitations on foreign ownership of domestic companies. Although the primary business of the Domestic Companies falls within a category in which foreign investment is currently encouraged, the uncertainty of PRC regulations and governmental policies affecting foreign ownership may result in Recon-CI being required to hold (or, conversely, being prohibited from holding), directly or indirectly, a given percentage of the Domestic Companies’ equity interests. Our contractual arrangements with the Domestic Companies and their shareholders, which allow us to substantially control the Domestic Companies through Recon-JN, are governed by Chinese law. We cannot assure you, however, that we will be able to enforce these contracts.

In addition, Chinese laws and regulations limiting foreign ownership of domestic companies are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

Our contractual arrangements with the Domestic Companies and their respective shareholders may not be as effective in providing control over these entities as direct ownership.

We have no equity ownership interest in the Domestic Companies and rely on contractual arrangements to control and operate such businesses. These contractual arrangements may not be as effective in providing control over the Domestic Companies as direct ownership. For example, BHD could fail to take actions required for our business or fail to pay dividends to Recon-JN despite its contractual obligation to do so. If the Domestic Companies fail to perform under their agreements with us, we may have to rely on legal remedies under PRC law, which may not be effective. In addition, we cannot assure you that any of the Domestic Companies’ shareholders would always act in our best interests.

Our contractual arrangements with the Domestic Companies may result in adverse tax consequences to us.

As a result of our corporate structure and contractual arrangements between Recon-JN and the Domestic Companies, we are effectively subject to the 5% PRC business tax on both revenues generated by Recon-JN’s operations in China and revenues derived from Recon-JN’s contractual arrangements with the Domestic Companies. Moreover, we would be subject to adverse tax consequences if the PRC tax authorities were to determine that the contracts between Recon-JN and the Domestic Companies were not on an arm’s length basis and therefore constitute a favorable transfer pricing. As a result, the PRC tax authorities could request that we adjust our taxable income upward for PRC tax purposes. If the PRC tax authorities took such action, such authorities would be able to establish in its sole discretion the amount of tax payable by Recon-JN, so we cannot predict the effect of such action on our company. Such a pricing adjustment could adversely affect us by:

•	increasing our tax expenses without reducing tax expenses, which could subject Recon-JN to late payment fees and other penalties for under-payment of taxes; and/or

•	resulting in Recon-JN’s loss of preferential tax treatment.

The principal shareholders of the Domestic Companies have potential conflicts of interest with us, which may adversely affect our business.

Yin Shenping, our Chief Executive Officer, Chen Guangqiang, our Chief Technology Officer, Li Hongqi, our Chief Marketing Officer, are significant shareholders in our company. They are also the principal shareholders of each of the Domestic Companies and collectively control the Domestic Companies. Conflicts of interests between their duties to our company and the respective Domestic Companies may arise. For example, Mr. Yin, Mr. Chen and Mr. Li could cause a Domestic Company to fail to take actions required for our business or to fail to pay dividends to Recon-JN despite its contractual obligation to do so if making such payment would harm the Domestic Company.

As Mr. Yin, Mr. Chen and Mr. Li are also directors and executive officers of our company, they have duties of loyalty and care to us under Cayman Islands law when there are any potential conflicts of interests between our company and the Domestic Companies. Each of Mr. Yin, Mr. Li and Mr. Chen has executed an irrevocable power of attorney to appoint the individual designated by us to be his attorney-in-fact to vote on his behalf on all matters related to the Domestic Companies requiring shareholder approval. We cannot assure you, however, that if conflicts of interest arise, they will act completely in our interests or that conflicts of interests will be resolved in our favor. In addition, Mr. Yin, Mr. Chen and Mr. Li could violate their respective employment agreements with us or his legal duties by diverting business opportunities from us to others. If we cannot resolve any conflicts of interest between us and Mr. Yin, Mr. Chen and Mr. Li, as applicable, we would have to rely on legal proceedings, which could result in the disruption of our business.

Risks Related to Doing Business in China

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially adversely affect our competitive position.

We conduct substantially all of our operations and generate most of our revenues in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the higher level of government involvement;

•	the early stage of development of the market-oriented sector of the economy;

•	the rapid growth rate;

•	the higher level of control over foreign exchange; and

•	the allocation of resources.

While the PRC economy has grown significantly since the late 1970s, the growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on our business. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. The PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiary in the PRC, Recon-JN, which is a wholly foreign owned enterprise in China. Recon-JN is generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

A slowdown in the Chinese economy may slow down our growth and profitability.

The Chinese economy has grown at an approximately 9 percent rate for more than 25 years, making it the fastest growing major economy in recorded history. In 2006, China’s economy grew by 10.7%, the fastest pace in 11 years. China’s trade surplus increased by 74% in 2006, reaching $177.5 billion. China has stated that it will take steps, such as lowering tariffs on certain imports and raising taxes on certain exports, to slow the growth of its trade surplus. Such actions, if taken, could increase imports into China. Retail sales in China increased by 13.7% in 2006, with urban retail sales growing by 14.3% and rural retail sales rising by 12.6%.

We cannot assure you that growth of the Chinese economy will be steady or that any slowdown will not have a negative effect on our business. Several years ago, the Chinese economy experienced deflation, which may recur in the foreseeable future. More recently, the Chinese government announced its intention to use macroeconomic tools and regulations to slow the rate of growth of the Chinese economy, the results of which are difficult to predict. The recent global economic crisis has affected the Chinese economy, and it is impossible to predict how much harm will be done to China’s economy or how long a recovery will take. See “Our Business – Market Background.”

We do not have business interruption, litigation or natural disaster insurance.

The insurance industry in China is still at an early state of development. In particular PRC insurance companies offer limited business products. As a result, we do not have any business liability or disruption insurance coverage for our operations in China. Any business interruption, litigation or natural disaster may result in our business incurring substantial costs and the diversion of resources.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Most of our revenues and expenses are denominated in RMB. Under PRC law, the RMB is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, Recon-JN may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenues will be denominated in RMB, any existing and future restrictions on currency exchange may limit our ability to utilize revenues generated in RMB to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by Recon-JN under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE. In particular, if Recon-JN borrows foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance Recon-JN by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the National Development and Reform Commission, or the NDRC, the Ministry of Commerce, or MOFCOM, or their respective local counterparts. These limitations could affect Recon-JN’s ability to obtain foreign exchange through debt or equity financing.

Recent PRC regulations relating to the establishment of offshore special purpose vehicles by PRC residents, if applied to us, may subject our PRC resident shareholders to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE issued a public notice, the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, or the SAFE notice, which requires PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China, referred to as an “offshore special purpose company,” for the purpose of overseas equity financing involving onshore assets or equity interests held by them. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. Moreover, if the offshore special purpose company was established and owned the onshore assets or equity interests before the implementation date of the SAFE notice, a retroactive SAFE registration is required to have been completed before March 31, 2006. If any PRC shareholder of any offshore special purpose company fails to make the required SAFE registration and amendment, the PRC subsidiaries of that offshore special purpose company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore special purpose company. Moreover, failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Due to lack of official interpretation, some of the terms and provisions in the SAFE notice remain unclear and implementation by central SAFE and local SAFE branches of the SAFE notice has been inconsistent since its adoption. Because of uncertainty over how the SAFE notice will be interpreted and implemented, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our company’s PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by the SAFE notice. We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident shareholders to comply with the SAFE notice, if SAFE requires it, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

The Chinese government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our investment in that country.

Our business is subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of your investment in us.

We face risks related to health epidemics and other outbreaks.

Adverse public health epidemics or pandemics could disrupt business and the economies of the PRC and other countries where we do business. From December 2002 to June 2003, China and other countries experienced an outbreak of a highly contagious form of atypical pneumonia now known as severe acute respiratory syndrome, or SARS. On July 5, 2003, the World Health Organization declared that the SARS outbreak had been contained. However, a number of isolated new cases of SARS were subsequently reported, most recently in central China in April 2004. During May and June of 2003, many businesses in China were closed by the PRC government to prevent transmission of SARS. Moreover, some Asian countries, including China, have recently encountered incidents of the H5N1 strain of avian influenza. We are unable to predict the effect, if any, that avian influenza may have on our business. In particular, any future outbreak of SARS, avian influenza or other similar adverse public developments may, among other things, significantly disrupt our business and force us to temporarily close our offices. Furthermore, an outbreak may severely restrict the level of economic activity in affected areas, which may in turn materially adversely affect our financial condition and results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of avian influenza, SARS or any other epidemic.

Shareholder rights under Cayman Islands law may differ materially from shareholder rights in the United States, which could adversely affect the ability of us and our shareholders to protect our and their interests.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, by the Companies Law (2004 Revision) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders, and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law in this area may not be as clearly established as they would be under statutes or judicial precedent in existence in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate laws. Moreover, our company could be involved in a corporate combination in which dissenting shareholders would have no rights comparable to appraisal rights which would otherwise ordinarily be available to dissenting shareholders of United States corporations. Also, our Cayman Islands counsel is not aware of a significant number of reported class actions or derivative actions having been brought in Cayman Islands courts. Such actions are ordinarily available in respect of United States corporations in U.S. courts. Finally, Cayman Islands companies may not have standing to initiate shareholder derivative action before the federal courts of the United States. As a result, our public shareholders may face different considerations in protecting their interests in actions against the management, directors or our controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States, and our ability to protect our interests may be limited if we are harmed in a manner that would otherwise enable us to sue in a United States federal court. See “Description of Share Capital – Differences in Corporate Law.”

As we are a Cayman Islands company and most of our assets are outside the United States, it will be extremely difficult to acquire jurisdiction and enforce liabilities against us and our officers, directors and assets based in China.

We are a Cayman Islands exempt company, and our corporate affairs are governed by our Memorandum and Articles of Association and by the Cayman Islands Companies Law (2004 Revision) and other applicable Cayman Islands laws. Certain of our directors and officers reside outside of the United States. In addition, the Company’s assets will be located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon our directors or officers and our subsidiaries, or enforce against any of them court judgments obtained in United States’ courts, including judgments relating to United States federal securities laws. In addition, there is uncertainty as to whether the courts of the Cayman Islands and of other offshore jurisdictions would recognize or enforce judgments of United States’ courts obtained against us predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in the Cayman Islands or other offshore jurisdictions predicated upon the securities laws of the United States or any state thereof. Furthermore, because the majority of our assets are located in China, it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court. See “Enforceability of Civil Liabilities.”

Risks Associated with this Offering

There may not be an active, liquid trading market for our ordinary shares.

Prior to this offering, there has been no public market for our ordinary shares. An active trading market for our ordinary shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our ordinary shares is not active. The initial public offering price was determined by negotiations between us and the placement agent based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market.

Investors risk loss of use of funds subscribed, with no right of return, during the offering period.

We cannot assure you that all or any shares will be sold. Anderson & Strudwick, our placement agent, is offering our shares on a “best efforts, minimum/maximum basis.” We have no firm commitment from anyone, including our affiliates, to purchase all or any of the shares offered. If subscriptions for a minimum of [            ] shares are not received on or before June 1, 2009, escrow provisions require that all funds received be promptly refunded. If refunded, investors will receive no interest on their funds. During the offering period, investors will not have any use or right to return of the funds. Our directors, to the extent they are U.S. citizens and residents, may, but have made no commitment, nor indicated they intend to, purchase shares in the offering. We have not placed a limit on the number of shares such directors may purchase in this offering. Any purchases by such directors will be made for investment purposes only and not for resale, but may be made in order to reach the minimum offering amount.

The market price for our ordinary shares may be volatile, which could result in substantial losses to investors.

The market price for our ordinary shares is likely to be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in the Chinese petroleum and energy industries;

•	changes in the Chinese economy;

•	announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel; or

•	potential litigation.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. As a result, to the extent shareholders sell our ordinary shares in negative market fluctuation, they may not receive a price per share that is based solely upon our business performance. We cannot guarantee that shareholders will not lose some of their entire investment in our ordinary shares.

If our financial condition deteriorates, we may not be listed or may be delisted by the NASDAQ Capital Market and our shareholders could find it difficult to sell our shares.

Upon completion of this offering, we expect our ordinary shares to trade on the NASDAQ Capital Market. In order to qualify for initial listing on the NASDAQ Capital Market upon the completion of this offering, we must meet the following criteria:

•

(i) We must have been in operation for at least two years, must have shareholder equity of at least $5,000,000 and must have a market value for our publicly held securities of at least $15,000,000; OR (ii) we must have shareholder equity of at least $4,000,000, must have a market value for our publicly held securities of at least $15,000,000 and must have a market value of our listed securities of at least $50,000,000; OR (iii) we must have net income from continuing operations in our last fiscal year (or two of the last three fiscal years) of at least $750,000, must have shareholder equity of at least $4,000,000 and must have a market value for our publicly held securities of at least $5,000,000; and

•	The market value of our shares held by non-affiliates must be at least $1,000,000;

•	The market value of our shares must be at least $5,000,000;

•	The minimum bid price for our shares must be at least $4.00 per share;

•	We must have at least 300 round-lot shareholders;

•	We must have at least 3 market makers; and

•

We must have adopted NASDAQ-mandated corporate governance measures, including a Board of Directors comprised of a majority of independent directors, an Audit Committee comprised solely of independent directors and the adoption of a code of ethics among other items.

The NASDAQ Capital Market also requires companies to fulfill specific requirements in order for their shares to continue to be listed. In order to qualify for continued listing on the NASDAQ Capital Market, we must meet the following criteria:

•

(i) Our shareholders’ equity must be at least $2,500,000; OR (ii) the market value of our listed securities must be at least $35,000,000; OR (iii) our net income from continuing operations in our last fiscal year (or two of the last three fiscal years) must have been at least $500,000;

•	The market value of our shares held by non-affiliates must be at least $500,000;

•	The market value of our shares must be at least $1,000,000;

•	The minimum bid price for our shares must be at least $1.00 per share;

•	We must have at least 300 shareholders;

•	We must have at least 2 market makers; and

•

We must have adopted NASDAQ-mandated corporate governance measures, including a Board of Directors comprised of a majority of independent directors, an Audit Committee comprised solely of independent directors and the adoption of a code of ethics among other items.

Although we believe that our ordinary shares will trade on the NASDAQ Capital Market upon closing of this offering, investors should be aware that they will be required to commit their investment funds prior to the approval or disapproval of our listing application by the NASDAQ Capital Market. If our shares are not so listed or are delisted from the NASDAQ Capital Market at some later date, our shareholders could find it difficult to sell our shares.

In addition, we have relied on an exemption to the blue sky registration requirements afforded to “covered securities”. Securities listed on the NASDAQ Capital Market are “covered securities.” If we were to be unable to meet the listing standards, then, we would need to register the offering in each state in which we plan to sell shares, and there is no guarantee that we would be able to register in all or any of the states in which we plan to offer the Shares.

In addition, if our ordinary shares are delisted from the NASDAQ Capital Market at some later date, we may apply to have our ordinary shares quoted on the Bulletin Board maintained by NASDAQ or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the NASDAQ Capital Market. In addition, if our ordinary shares are not so listed or are delisted at some later date, our ordinary shares may be subject to the “penny stock” regulations. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our ordinary shares might decline. If our ordinary shares are not so listed or are delisted from the NASDAQ Capital Market at some later date or were to become subject to the penny stock regulations, it is likely that the price of our shares would decline and that our shareholders would find it difficult to sell their shares.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC and NASDAQ, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements.

Our classified board structure may prevent a change in our control.

Our board of directors is divided into three classes of directors. The current terms of the directors expire in 2008, 2009 and 2010. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year one class of directors is elected by the shareholders. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interest of our shareholders. See “Management – Board of Directors and Board Committees.”

Future sales of our ordinary shares may depress our share price.

The market price of our ordinary shares could decline as a result of sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of ordinary shares. There will be an aggregate of 1,750,000 ordinary shares outstanding before the consummation of this offering and [            ] ordinary shares outstanding immediately after this offering, if the maximum offering is raised. All of the ordinary shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as defined in Rule 144 of the Securities Act. The remaining ordinary shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

You will experience immediate and substantial dilution.

The initial public offering price of our ordinary shares is expected to be substantially higher than the pro forma net tangible book value per share of our ordinary shares. Therefore, assuming the completion of the maximum offering, if you purchase ordinary shares in this offering, you will incur immediate dilution of approximately $[            ] or approximately [            ]% in the pro forma net tangible book value per ordinary share from the price per share that you pay for the ordinary shares. Assuming the completion of the minimum offering, if you purchase ordinary shares in this offering, you will incur immediate dilution of approximately $[            ] or approximately [            ]% in the pro forma net tangible book value per ordinary share from the price per share that you pay for the ordinary shares. Accordingly, if you purchase ordinary shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

We have not determined a specific use for a significant portion of the proceeds from this offering, and we may use the proceeds in ways with which you may not agree.

Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value. See “Use of Proceeds.”

Our directors and officers will control a majority of our ordinary shares, decreasing your influence on shareholder decisions.

Assuming the sale of the maximum offering, our officers and directors will, in the aggregate, beneficially own approximately [            ]% of our outstanding shares. Assuming the sale of the minimum offering, our officers and directors will, in the aggregate, beneficially own approximately [            ]% of our outstanding ordinary shares. As a result, our officers and directors will possess substantial ability to impact our management and affairs and the outcome of matters submitted to shareholders for approval. These shareholders, acting individually or as a group, could exert control and substantial influence over matters such as electing directors and approving mergers or other business combination transactions. This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ordinary shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase shares in this offering. See “Principal Shareholders.”

We will have an ongoing relationship with our placement agent that may impact our ability to obtain additional capital.

In connection with this offering, we have sold our placement agent warrants to purchase up to [            ] shares (assuming the maximum offering) for a nominal amount. These warrants are exercisable for a period of five years from the date of issuance at a price equal to 120% of the price of the ordinary shares in this offering. During the term of the warrants, the holders thereof will be given the opportunity to profit from a rise in the market price of our ordinary shares, with a resulting dilution in the interest of our other shareholders. The term on which we could obtain additional capital during the life of these warrants may be adversely affected because the holders of these warrants might be expected to exercise them when we are able to obtain any needed additional capital in a new offering of securities at a price greater than the exercise price of the warrants. See “Placement.”

We will have an ongoing relationship with our placement agent that may impact our shareholders’ ability to impact decisions related to our operations.

In connection with this offering, we have agreed to allow our placement agent to designate two non-voting observers to our Board of Directors until the earlier of the date that:

•	the investors that purchase shares in this offering beneficially own less than 10% of our outstanding shares; or

•	the trading price per share is at least four (4) times the price of the ordinary shares in this offering for any consecutive 15 trading day period.

Although our placement agent’s observers will not be able to vote, they may nevertheless influence the outcome of matters submitted to the Board of Directors for approval by virtue of their presence at Board meetings and availability to provide advice regarding matters before the Board of Directors. We have agreed to reimburse the observers for their expenses for attending our Board meetings, subject to a maximum reimbursement of $6,000 per meeting and $12,000 annually per observer. As of the date of this prospectus, Mr. L. McCarthy Downs, III and Mr. Zhu Ming are serving as our placement agent’s observers to our Board of Directors. See “Management – Board of Directors Observers.”

FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

•	projections of revenue, earnings, capital structure and other financial items;

•	statements of our plans and objectives;

•	statements regarding the capabilities and capacities of our business operations;

•	statements of expected future economic performance; and

•	assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss many of these risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

OUR CORPORATE STRUCTURE

Corporate History

On August 21, 2007 our company was incorporated as an exempted company in the Cayman Islands by our founders, Yin Shenping, Li Hongqi and Chen Guangqiang. On September 6, 2007, we established our wholly owned subsidiary, Recon-HK in Hong Kong. Other than Recon-CI’s equity interest in Recon-HK, Recon-CI does not own any assets or conduct any operations. On November 15, 2007, Recon-HK established one wholly owned subsidiary, Recon-JN, in Jining, Shandong Province of PRC. Other than Recon-JN, Recon-HK does not own any assets or conduct any operations. Recon-JN was formed to operate BHD, NRT and ENI by contract.

Our relationships with the Domestic Companies and their shareholders are governed by a series of contractual arrangements between the Domestic Companies and Recon-JN. We are able to substantially control the Domestic Companies through these contractual arrangements. In addition, we and the Domestic Companies are under common control, by virtue of the ownership of more than 60% of our company and each of the Domestic Companies by three shareholders (Mr. Yin Shenping, Mr. Li Hongqi and Mr. Chen Guangqiang). Accordingly, we have consolidated the Domestic Companies’ historical financial results in our financial statements as a variable interest entity pursuant to U.S. GAAP.

In the opinion of Jingtian & Gongcheng, our PRC legal counsel, (1) our inner-PRC shareholding structure complies with, and immediately after this offering, will comply with, current PRC laws and regulations; (2) the contractual arrangements between the Recon-JN and (a) Recon-HK, (b) the Domestic Companies, and (c) the Domestic Companies’ shareholders are valid and binding on all parties to these arrangements and do not violate relevant PRC laws or regulations; and (3) the business operations of Recon-JN and the Domestic Companies comply with current PRC laws and regulations.

Corporate Ownership Structure

The following diagram illustrates our current corporate structure and the place of formation as of the date of this prospectus.

Contractual Arrangements with Domestic Companies and their Shareholders

Our relationships with the Domestic Companies and their shareholders are governed by a series of contractual arrangements. The term of each agreement is 25 years, and our company (or Recon-JN to the extent we are not a party to the agreement in question) is able to renew each agreement unilaterally for one or more additional terms, provided such renewal is permitted under applicable law at the time.

Equity Pledge Agreement. Recon-JN and the shareholders of each of the Domestic Companies have entered into Equity Pledge Agreements, pursuant to which each shareholder pledges all of his shares of the Domestic Company to Recon-JN in order to guarantee cash-flow payments under the applicable Exclusive Technology Consultation Service Agreement.

Exclusive Purchase Agreement. Each of the shareholders of each of the Domestic Companies has entered into an Exclusive Purchase Agreement, which provides that Recon-JN will be entitled to acquire the Domestic Company’s shares from its current shareholders upon certain terms and conditions, if such a purchase is or becomes allowable under PRC laws and regulations. If the shares are acquired under the Exclusive Purchase Agreement, the purchase price will be determined at the time of exercise by negotiation but will be the lowest price permitted at such time under Chinese law. Recon-JN has not yet taken any corporate action to exercise this right of purchase, and there is no guarantee that it will do so or will be permitted to do so by applicable law at such time as it may wish to do so.

Exclusive Technology Consultation Service Agreement. Each of the Domestic Companies and Recon-JN has entered into an Exclusive Technology Consultation Service Agreement, which provides that Recon-JN will be the exclusive provider of technology services to the Domestic Company and that the Domestic Company will pay 90% of net profits to Recon-JN for such services. Payments will be made on a quarterly basis, with any over- or underpayment to be reconciled once each Domestic Company’s annual net profits are determined at its fiscal year end. Any such payment from Recon-JN to Recon-CI would need to comply with applicable Chinese laws affecting payments from Chinese companies to non-Chinese companies. See “Risk Factors – Restrictions on currency exchange may limit our ability to receive and use our revenues effectively” and “Our Business – Regulations on Foreign Exchange.”

Powers of Attorney. Each of Mr. Yin, Mr. Li and Mr. Chen has executed an irrevocable power of attorney to authorize Recon-JN to exercise any and all shareholder rights associated with his ownership in each of the Domestic Companies, including the right to attend shareholders’ meetings, the right to execute shareholders’ resolutions, the right to sell, assign, transfer or pledge any or all of the equity interest in each Domestic Company, and the right to vote such equity interest for any and all matters.

USE OF PROCEEDS

After deducting the estimated placement discount and offering expenses payable by us, we expect to receive net proceeds of approximately $[            ] from this offering if the minimum offering is sold and $[            ] if the maximum offering is sold.

We intend to use the net proceeds of this offering as follows, and we have ordered the specific uses of proceeds in order of priority. We do not expect that our priorities for fund allocation would change if the amount we raise in this offering exceeds the size of the minimum offering but is less than the maximum offering. To the extent we raise an amount between the maximum offering and the minimum offering, we expect to utilize our offering proceeds in order of such priority. Although we have tentatively allocated certain funds to the possible acquisition of complimentary businesses, as of the date of this prospectus, we do not have any agreements, arrangements or understandings with potential acquisition targets.

	Maximum Offering				Minimum Offering
Description of Use	Dollar Amount			Percentage of Net Proceeds	Dollar Amount			Percentage of Net Proceeds
Product research and development	$	[	]	15.0%	$	[	]	15.0%
Acquisition and development of facilities and other fixed assets		[	]	40.0		[	]	40.0
Sarbanes-Oxley compliance		[	]	5.0		[	]	5.0
Marketing and advertising		[	]	15.0		[	]	15.0
General working capital		[	]	25.0	$	[	]	25.0
Totals	$	[	]	100.0%	$	[	]	100.0%

Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest bearing, investment-grade obligations. These investments may have a material adverse effect on the U.S. federal income tax consequences of an investment in our ordinary shares. It is possible that we may become a passive foreign investment company for U.S. federal income taxpayers, which could result in negative tax consequences to you. These consequences are described in more detail in “Taxation.”

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant.

Because we are a holding company with no operations of our own and all of our operations are conducted through our Chinese subsidiary, our ability to pay dividends and to finance any debt that we may incur is dependent upon dividends and other distributions paid. In addition, Chinese legal restrictions permit payment of dividends to us by our Chinese subsidiary only out of its accumulated net profit, if any, determined in accordance with Chinese accounting standards and regulations. Under Chinese law, our subsidiary is required to set aside a portion (at least 10%) of its after-tax net income (after discharging all cumulated loss), if any, each year for compulsory statutory reserve until the amount of the reserve reaches 50% of our subsidiaries’ registered capital. These funds may be distributed to shareholders at the time of its wind up. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Holding Company Structure.”

Payments of dividends by our subsidiary in China to our company are also subject to restrictions including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents. There are no such similar foreign exchange restrictions in the Cayman Islands.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2008 on a pro forma as adjusted basis giving effect to the sale of the minimum offering and maximum offering at a public offering price of $[            ] per share and to reflect the application of the proceeds after deducting the estimated placement discounts and our estimated offering expenses.

You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Ordinary Shares.”

Minimum Offering ([            ] Ordinary Shares)

U.S. Dollars

(unaudited)

	Balance as of June 30, 2008	Pro Forma IPO adjustment(1)		Total
Ordinary Shares
Shares	50,000		[ ]		[ ]
Amount	$553	$	[ ]	$	[ ]
Additional Paid-In Capital	$2,772,054	$	[ ]	$	[ ]
Statutory Reserves	$245,608	$			$1,449,635
Retained Deficit	$475,108	$			$6,877,043
Total	$3,493,323	$	[ ]	$	[ ]

(1)

Adjusted to give effect to the sale of the minimum offering at a public offering price of $[            ] per share and to reflect the application of the proceeds after deducting the estimated placement discounts and our estimated offering expenses.

Maximum Offering ([            ] Ordinary Shares)

U.S. Dollars

(unaudited)

	Balance as of June 30, 2008	Pro Forma IPO adjustment(1)		Total
Ordinary Shares
Shares	50,000		[ ]	$	[ ]
Amount	$553	$	[ ]	$	[ ]
Additional Paid-In Capital	$2,772,054	$	[ ]	$	[ ]
Statutory Reserves	$245,608				$1,449,635
Retained Deficit	$475,108				$6,877,043
Total	$3,493,323	$	[ ]	$	[ ]

(1)

Adjusted to give effect to the sale of the minimum offering at a public offering price of $[            ] per share and to reflect the application of the proceeds after deducting the estimated placement discounts and our estimated offering expenses.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China and all of our revenues are denominated in RMB. However, periodic reports made to shareholders will include current period amounts translated into U.S. dollars using the then current exchange rates, for the convenience of the readers. The conversion of RMB into U.S. dollars in this prospectus is based on the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus were made at a rate of $1.00 to RMB6.8718, the exchange rate prevailing on June 30, 2008. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. The Company does not currently engage in currency hedging transactions.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	Noon Buying Rate
Period	Period-End	Average(1)	Low	High
	(RMB per U.S. Dollar)
2003	8.2767	8.2772	8.2765	8.2800
2004	8.2765	8.2768	8.2764	8.2774
2005	8.0702	8.1940	8.0702	8.2765
2006	7.8041	7.9723	7.8041	8.0702
2007	7.2946	7.6072	7.2946	7.8127
2008
January	7.1818	7.2405	7.1818	7.2946
February	7.1115	7.1644	7.1100	7.1973
March	7.0120	7.0722	7.0105	7.1110
April	6.9870	6.9997	6.9840	7.0185
May	6.9400	6.9725	6.9377	7.0000
June	6.8591	6.8993	6.8591	6.9633
July	6.8388	6.8355	6.8104	6.8632
August	6.8252	6.8462	6.7800	6.8705
September	6.7899	6.8307	6.7810	6.8510
October	6.8388	6.8358	6.8171	6.8521
November (through November 11, 2008)	6.8267	6.8298	6.8245	6.8373

(1)	Annual averages are calculated using the average of month-end rates of the relevant year. Monthly averages are calculated using the average of the daily rates during the relevant period.

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary share and the pro forma net tangible book value per ordinary share after the offering. Dilution results from the fact that the per ordinary share offering price is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares. Our net tangible book value attributable to ordinary shareholders at September 30, 2008 was $             or $             per ordinary share. Net tangible book value per ordinary share as of September 30, 2008 represents the amount of total tangible assets less goodwill, acquired intangible assets net, and total liabilities, divided by the number of ordinary shares outstanding.

If the minimum offering is sold, we will have [            ] ordinary shares outstanding upon completion of the minimum offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after September 30, 2008 will be approximately $[            ] or $[            ] per ordinary share. This would result in dilution to investors in this offering of approximately $[            ] per ordinary share or approximately [            ]% from the offering price of $[            ] per ordinary share. Net tangible book value per ordinary share would increase to the benefit of present stockholders by $[            ] per share attributable to the purchase of the ordinary shares by investors in this offering.

If the maximum offering is sold, we will have [            ] ordinary shares outstanding upon completion of the maximum offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after September 30, 2008 will be approximately $[            ] or $[            ] per ordinary share. This would result in dilution to investors in this offering of approximately $[            ] per ordinary share or approximately [            ]% from the offering price of $[            ] per ordinary share. Net tangible book value per ordinary share would increase to the benefit of present shareholders by $[            ] per share attributable to the purchase of the ordinary shares by investors in this offering.

The following table sets forth the estimated net tangible book value per ordinary share after the closing of the offering and the dilution to persons purchasing ordinary shares based on the foregoing minimum and maximum offering assumptions.

	Minimum Offering (1)			Maximum Offering (2)
Offering price of ordinary shares (per share)	$	[	]	$	[	]
Net tangible book value per ordinary share before the offering (unaudited)	$	[	]	$	[	]
Increase per ordinary share attributable to payments by new investors	$	[	]	$	[	]
Pro forma net tangible book value per ordinary share after the offering	$	[	]	$	[	]
Dilution per ordinary share to new investors	$	[	]	$	[	]

(1)	Assumes gross proceeds from offering of [ ] ordinary shares.
(2)	Assumes gross proceeds from offering of [ ] ordinary shares.

Comparative Data

The following charts illustrate our pro forma proportionate ownership. Upon completion of the offering under alternative minimum and maximum offering assumptions, of present shareholders and of investors in this offering, compared to the relative amounts paid and comparative to our capital by present shareholders as of the date the consideration was received and by investors in this offering, assuming no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased				Total Consideration					Average Price Per Share
MINIMUM OFFERING	Amount		Percent		Amount			Percent
Existing stockholders	1,750,000		[	]%	$	[	]	[	]%	$	[	]
New investors	[	]	[	]%		$8,000,000		[	]%	$	[	]
Total	[	]	100%		$	[	]	100%		$	[	]

	Shares Purchased				Total Consideration					Average Price Per Share
MAXIMUM OFFERING	Amount		Percent		Amount			Percent
Existing stockholders	1,750,000		[	]%	$	[	]	[	]%	$	[	]
New investors	[	]	[	]%		$10,000,000		[	]%	$	[	]
Total	[	]	100%		$	[	]	100%		$	[	]

The discussion and tables above assume no exercise of stock options outstanding as of November 12, 2008. As of the consummation of this offering, we expect to have options outstanding to purchase a total of [            ] ordinary shares, all of which are exercisable as of the consummation of this offering with a weighted average exercise price of approximately $[            ] per share. To the extent that any of these options are exercised, there will be further dilution to investors who purchase shares after this offering.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL AND OPERATING DATA

You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus. The selected statements of operations data are for the fiscal years ended 2008 and 2007. The selected balance sheet data set forth below, are as of June 30, 2008 and 2007. This selected financial data is derived from our consolidated financial statements and should be read in conjunction with the consolidated financial statements and notes thereto which are included elsewhere in this prospectus.

	For the Fiscal Year Ended June 30,
	2008 (¥)	2007 (¥)

Total Revenues	76,474,151	67,640,133
Income (loss) from Operations	17,347,180	11,090,444
Other Income	882,477	197,447
Net Income	13,654,184	8,350,598
Basic Earnings per Share	360.12	399.70
Diluted Earnings per Share	346.81	399.70

	June 30,
	2008 (¥)	2007 (¥)

Total Assets	78,166,275	58,829,168
Total Current Liabilities	52,021,079	56,371,307
Shareholders’ Equity (deficit)	24,005,419	(1,254,991)
Total liabilities and shareholders’ equity	78,166,275	58,829,168

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our audited historical consolidated financial statements and our unaudited pro forma condensed consolidated financial statements, together with the respective notes thereto, included elsewhere in this prospectus. Our audited historical consolidated financial statements have been prepared in accordance with U.S. GAAP. Our unaudited pro forma financial information has been derived from our audited historical consolidated financial statements.

Overview

Organization. We are a company focused on production and service for oilfield exploitation industry companies in the People’s Republic of China. We primarily derive our revenue from:

•	Design, manufacture and installation of oil field servomechanism systems engineering;

•	Oil field underground operation technology and products:

•	Oil producing well water seeking, sand proof, fracturing technology;

•	Down flow well acidize injection, plug-releasing, profile control technology;

•	Gas well perforating and sand proof technology;

•	Multi-effect underground packer devices and

•	Gas well throttle controller.

•	Oil field ground operation technology and products:

•	Heating furnace automation control technology in oil field fathering and transportation System;

•	Oil field high effect heating furnace;

•	Oil field multiphase separator;

•	Oil field heat-exchange equipment and;

•	Supply Italian UNIGAS combustor.

Approximately 77% of our revenues come from hardware sales, 17% come from service, and 6% represent software sales. The rapid growth of our service business has facilitated the development of our hardware business.

The Domestic Companies’ and our solutions and new technology enable our customers to reduce their expenditures and improve their integrated benefit by changing from manual to mechanized production methods. Our major clients, Sinopec and CNPC, are large oil and refinery firms formed following the Chinese government’s decision to decentralize the oil and gas industry within China. Both companies are ranked in the Fortune 500. We aim to continue extending our market share in the short-term and to be a leader in the energy industry in the long-term. Our mission is to increase the automation and safety levels of industrial petroleum production in China, and improve the under-developed working process and management mode by using high-technology.

We operate our business in China through the Domestic Companies, which are PRC limited liability companies controlled by the same three PRC residents, Mr. Yin Shenping, Mr. Li Hongqi and Mr. Chen Guangqiang. Mr. Yin, Mr. Li and Mr. Chen are also significant shareholders in and directors of our company, and they serve, respectively, as our Chief Executive Officer, Chief Marketing Officer and Chief Technology Officer.

Chinese laws and regulations currently do not prohibit or restrict foreign ownership in petroleum businesses. However, Chinese laws and regulations do prevent direct foreign investment in certain industries. To protect our shareholders from possible future foreign ownership restrictions, Mr. Yin, Mr. Li and Mr. Chen reorganized our company, entered into agreements with Recon-JN and caused Recon-JN and each of the Domestic Companies to enter into a series of agreements that give our company (by virtue of its sole ownership of Recon-HK and Recon-HK’s sole ownership of Recon-JN) effective control over each of the Domestic Companies.

We have Exclusive Technology Consultation Service Agreements with each of the Domestic Companies and Equity Pledge Agreements and Exclusive Purchase Agreements with their shareholders. Through these contractual arrangements, we have the ability to substantially influence each of the Domestic Companies’ daily operations and financial affairs, appoint their senior executives and approve all matters requiring shareholder approval. As a result of these contractual arrangements, which enable us to control the Domestic Companies, we are considered the primary beneficiary of each Domestic Company. In addition, we and the Domestic Companies are under common control, by virtue of the ownership of more than 60% of our company and each of the Domestic Companies by three shareholders (Mr. Yin Shenping, Mr. Li Hongqi and Mr. Chen Guangqiang).

Based on these agreements, the Domestic Companies are our variable interest entities (“VIEs”) and we consolidate them as required by Financial Accounting Standards Board (“FASB”) Interpretation No. 46R (“FIN 46R”), Consolidation of Variable Interest Entities, an Interpretation of ARB No.51, because we are the primary beneficiary of VIEs. Our consolidated assets do not include any collateral for the obligations of the VIEs.

Factors Affecting Our Business

Industry Background. As a whole, the Chinese petroleum industry faces four primary challenges: (a) global competition; (b) environment and development; (c) configuration of petroleum resources; and (d) gradually increased profit margins. Compared to developed countries, however, there are still certain lags in terms of modernized management levels in China. In particular, with the introduction of computer techniques over the last ten years, the degree of automation in foreign countries has reached a higher lever, while China is still in the initial stage.

With deeper development of the oilfield industry, most oil fields in China have entered the third stage of oil extraction. During this stage, oil well output decreases, water content increases, and costs are higher.

Through application of the automation system, oil well head information such as indicator diagrams, current diagrams, PSI, oil temperature and the running status of oil wells, can be accurately passed on to management in real time. Management may see information in the clear human-machine interface and make analysis and decisions enabling the realization of remote controls over oil extraction wells such as auto delayed start-up of the oil extraction well after being switched on/off or intermittent extractions. The system can achieve failure protection and send timely alarms, for instance, the system is equipped with auto stop and alarms in the cases of blocking, breaking of oil extraction rods, and phase breaking to avoid the occurrence of major accidents. The measurement station can realize automatic measurement of liquid and gas and transfer the data to the central control room in real time. With this system, the oil well heads and measurement stations have no need to be monitored by personnel and in addition, in-time and accurate information transfers between the oil extraction well and management have improved labor productivity, brought down manual work and consumptions, lowered costs for oil extractions, eliminated failures in time, increased oil output, actualized automatic management for oil fields and integrated management above and under-ground. The automation system also provides full and accurate data for research and development of petroleum deposit projects as well as a reliable technical basis for oil field productions and decision-making.

Apart from the above-mentioned factors, increasingly intense competition in the oil field market, increasing efficiency by reducing redundant staff and reduction of cost is bound to facilitate the all-around generalization of the automation system.

In addition, our oil well water finding/blocking technology, multipurpose fissure shaper, and high-efficiency heating furnace can increase the oil field output, decrease the water content, save energy, lower consumption, reduce the oil extraction cost, and strengthen the competitive force of the domestic oil fields.

Relevant Industry-Wide Factors. Management believes the Chinese oilfield service industry, and in particular the oilfield service market, is likely to experience rapid growth in the near future. This belief is based on management’s experience in the industry and its analysis of the following recent trends:

•

Management believes that larger companies in China are becoming more sophisticated in managing and implementing their information systems. Management believes that these tendencies are likely to create a strong demand for software integration and customized system development from these larger companies. As a result, management believes that many oilfield service providers will attempt to reposition their businesses as development services providers, rather than “off-the-rack” vendors. In the context of economic transformation, local manufacturers will likely face industrial restructuring as they try to grow to compete and fend off increased pressure from greatly shortened product lives. Management believes that the use of advanced information technologies in management and control of manufacture is becoming more important to success in the market.

•

Management believes that a significant number of Chinese manufactures, especially those in the oil and gas industry, still lack sufficient technical applications and services for their needs. These companies tend to be more cost-sensitive. Management believes that such clients would be more likely to use our service and products to reduce expenses by third-parties like us. Management believes this will be an increasingly competitive market.

•

Management also believes that high-tech and precise instruments will become increasingly prevalent in the oilfield service market, as China continues to be more dependent on oil and as oil resources continue to decline.

Dependence on CNPC and Sinopec.

We derive substantially all of our revenues from two customers, (i) CNPC and (ii) Sinopec.

We provide products and services to Sinopec under a series of agreements, each of which is terminable without notice. We first began to provide services to Sinopec in 1998. Sinopec accounted for approximately 40% of our revenues in each of 2007 and 2008, and any termination of our business relationships with Sinopec would materially harm our operations.

We provide products services to CNPC under a series of agreements, each of which is terminable without notice. We first began to provide services to CNPC in 2000. CNPC accounted for approximately 60% of our revenues in each of 2007 and 2008, and any termination of our business relationships with CNPC would materially harm our operations.

In order to grow and to protect our company against the risks associated with our dependence on CNPC and Sinopec, management intends to improve our service and expand our potential market. Management believes that a large number of Chinese petroleum companies are likely to require services and products such as those we provide.

Nature of Operations. Our technicians and solutions were developed with strong industrial expertise in the oil and gas industry. Products and services provided by us mainly include:

•

RSCADA System. NRT’s technology includes RSCADA, an industrial computerized process control system for monitoring, managing and controlling oilfield service extraction. RSCADA integrates the underground, ground and above-ground levels of the oilfield service extraction industry. RSCADA connects the above-ground level central control room with the ground level relay station and the relay station with the underground bottom intelligent terminal using the 2.4G wireless frequency. RSCADA has received grants and awards from the State Ministry of Science and Technology and the city of Nanjing.

•

Water System. In addition to RSCADA, BHD has developed and implemented technology designed to find and block water content in oilfield service. As China’s extraction of oil has increased, the quantity of available oil has decreased and the water content in remaining oil has increased. In order to improve our efficiency and profitability in extraction, we have developed technology to reduce the amount of water in our extracted oilfield service.

•

Oil Field Furnaces. Crude oilfield service contains certain impurities that must be removed before the oilfield service can be sold, including water and natural gas. To remove the impurities and to prevent solidification and blockage in transport pipes, companies employ heating furnaces. BHD researched, developed and implemented a new oil field furnace that is advanced, highly automated, reliable, easily operable, and comparatively safe and highly heat efficient (90% efficiency).

•

Multipurpose Fissure Shaper. BHD has also developed a multipurpose fissure shaper to improve our ability to test for and extract oilfield service. Before any oilfield service extractor can test for the presence of oil, it must first perforate a hole for testing. The depth of the perforated hole is, of course, extremely important in the testing process: a hole that is too shallow may cause an extractor to miss an oil field entirely. We have developed a proprietary multipurpose fissure shaper that is used with the perforating gun to effectively increase the perforation depth by between 46 and 80%, shape a great number of stratum fissures, improve the stratum diversion capability and, as a result, improve our ability to locate oil fields and increase the output of oil wells.

As a technology development company, we put a priority on research, exploration, design and innovation. For years we have been increasing investments in attracting and training talents to continually improve our research and development capability. We currently have more than 80 employees, 90% of whom graduated from college. We also cooperate with the Oilfield Service & Geology Research Laboratory of Nanjing University.

Factors Affecting Our Results of Operations – Generally

Our operating results in any period are subject to general conditions typically affecting the Chinese oilfield service industry including:

•	the amount of spending by our sophisticated customers, primarily those in the oil and gas industry;

•	growing demand from large corporations for improved management and software designed to achieve such corporate performance;

•	the procurement processes of our customers, especially those in the oil and gas industry;

•	competition and related pricing pressure from other oilfield service solution providers, especially those targeting the Chinese oil and gas industry;

•	the ongoing development of the oilfield service market in China; and

•	inflation and other factors.

Unfavorable changes in any of these general conditions could negatively affect the number and size of the projects we undertake, the number of products we sell, the amount of services we provide, the price of our products and services and otherwise affect our results of operations.

Our operating results in any period are more directly affected by company-specific factors including:

•	our revenue growth;

•	the proportion of our business dedicated to large companies;

•	our ability to successfully develop, introduce and market new solutions and services;

•	our ability to increase our revenues to businesses, both old customers and new in Chinese oil and gas industry;

•	our ability to effectively manage our operating costs and expenses; and

•	our ability to effectively implement any targeted acquisitions and/or strategic alliances so as to provide efficient access to markets and industries in the Chinese oil and gas industry.

Critical Accounting Policies and Estimates

Estimates and Assumptions. We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. We believe that the following policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus. Significant accounting estimates reflected in our company’s consolidated financial statements include revenue recognition, allowance for doubtful accounts, and useful lives of property and equipment.

Revenue Recognition. We recognize revenue when it is realized and earned. We consider revenue realized or realizable and earned when (1) we have persuasive evidence of an arrangement, (2) delivery has occurred, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured. Delivery does not occur until products have been shipped or services have been provided to the client and the client has signed a completion and acceptance report, risk of loss has transferred to the client, client acceptance provisions have lapsed, or we have objective evidence that the criteria specified in client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

•

Hardware. Revenue from hardware sales is generally recognized when the product is shipped to the customer and when there are no unfulfilled company obligations that affect the customer’s final acceptance of the arrangement.

•

Services. We provide services on a fixed-price contract, and the contract terms generally are short term. Revenue is recognized on the completed contract method when delivery and acceptance is determined by a completion report signed by the customer. Deferred revenue represents unearned amounts billed to customers related to post-contract maintenance agreements.

•

Software. We sell self-developed software. For software sales, we recognize revenues in accordance with the provisions of Statement of Position No. 97-2, “Software Revenue Recognition,” and related interpretations. Revenue from perpetual (one-time charge) licensed software is recognized at the inception of the license term. Revenue from term (monthly license charge) arrangements is recognized on a subscription basis over the period that the customer is using the license. We do not provide any rights of return or warranties on our software.

Revenues applicable to multiple-element fee arrangements are divided among the elements such as software, hardware and post-contract service using vendor-specific objective evidence of fair value. Such evidence consists of pricing of multiple elements when those same elements are sold as separate products or arrangements. Software maintenance for the first year and initial training are included in the purchase price of the software. Initial training is provided at the time of installation and is recognized as income as part of the price of the software since it is minimal in value. Maintenance is valued based on the fee schedule used by us for providing the regular level of maintenance service as sold to customers when renewing their maintenance contracts on a standalone basis. Maintenance revenue is included in the income statement under services and is recognized over the term of the agreement.

Fair Values of Financial Instruments. The carrying amounts reported in the consolidated balance sheets for trade accounts receivable, other receivables, advances to suppliers, trade accounts payable, accrued liabilities, advances from customer and notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

Allowance for Doubtful Accounts. Our management must make estimates of the collectability of our accounts receivable. Management specifically analyzes accounts receivable, historical bad debts, customer credit-worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Our accounts receivable balance on June 30, 2008 was ¥38,460,798. If the financial condition of our clients were to deteriorate, resulting in their inability to make payments, an additional allowance might be required.

Property and Equipment. We record property and equipment at cost. We depreciate property and equipment on a straight-line basis over their estimated useful lives using the following annual rates:

Motor Vehicles	10 years
Office Equipment	2-5 years
Machinery	5 years
Buildings	20 years

We expense maintenance and repair expenditures as they do not improve or extend an asset’s productive life. These estimates are reasonably likely to change in the future since they are based upon matters that are highly uncertain such as general economic conditions, potential changes in technology and estimated cash flows from the use of these assets.

Gains or losses on sales or retirements are included in the consolidated statements of operations in the year of disposition. Depreciation expense was ¥676,002 and ¥997,538 for the years ended June 30, 2007 and 2008 respectively.

	Chinese Yuan (Renminbi) June 30,		U.S. Dollars June 30, 2008

	2007	2008
	(As Restated)		(Unaudited)
Motor vehicles	¥3,518,285	¥2,556,002	$371,955
Office equipment	1,910,732	2,241,985	326,259
Property	—	5,740,750	835,407
Machinery	210,000	—	—
Construction in process	136,390	450,340	65,534

Total property and equipment	5,775,406	10,989,076	1,599,155
Less: Accumulated depreciation	(3,189,332)	(2,582,117)	(375,756)

Property and equipment, net	¥2,586,074	¥8,406,959	$1,223,400

Software Development Costs. We charge all of our development costs to research and development until we have established technological feasibility. We acknowledge technological feasibility of our software when a detailed program design has been completed, or upon the completion of a working model. Upon reaching technological feasibility, we capitalize additional software costs until the software is available for general release to customers. Although we have not established a budget or time table for software development, we anticipate the need to continue the development of our software products in the future and the cost could be significant. We believe that, as in the past, the costs of development will result in new products that will increase revenue and therefore justify costs. There is, however, a reasonable possibility that we may be unable to realize the carrying value of our software, and the amount not so realized may adversely affect our financial position, results of operation or liquidity in the future.

Cost of Revenue. Cost of our revenues includes wages, materials, handling charges, and other expenses associated with manufactured products and service provided to customers; the cost of purchased raw materials such as steel products and chemical materials. We expect cost of revenue to grow as our revenues grow. It is possible that we could incur development costs with little revenue recognition, but based upon our past history, we expect our revenues to grow.

Valuation of Long-Lived Assets. We review the carrying values of our long-lived assets for impairment whenever events or changes in circumstances indicate that they may not be recoverable. When such an event occurs, we project undiscounted cash flows to be generated from the use of the asset and its eventual disposition over the remaining life of the asset. If projections indicate that the carrying value of the long-lived asset will not be recovered, we reduce the carrying value of the long-lived asset, by the estimated excess of the carrying value over the projected discounted cash flows. In the past, we have not had to make significant adjustments to the carrying values of our long-lived assets, and we do not anticipate a need to do so in the future. However, circumstances could cause us to have to reduce the value of our capitalized software more rapidly than we have in the past if our revenues were to significantly decline. Estimated cash flows from the use of the long-lived assets are highly uncertain and therefore the estimation of the need to impair these assets is reasonably likely to change in the future. Should the economy or acceptance of our software change in the future, it is likely that our estimate of the future cash flows from the use of these assets will change by a material amount. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations -Property and Equipment” and “- Software Development Costs.”

Results of Operations

The following table presents the results of our operations for the periods indicated. Our historical reporting results are not necessarily indicative of the results to be expected for any future period.

	Chinese Yuan (Renminbi) For the Years Ended June 30,		U.S. Dollars For the Year Ended June 30, 2008

	2007	2008
	(As Restated)		(Unaudited)
Revenues
Hardware	¥54,169,963	¥58,815,361	$8,558,945
Service	6,500,286	12,838,841	1,868,337
Software	6,222,143	4,819,949	701,410
Software – related party	747,741	—	—

Total Revenues	67,640,133	76,474,151	11,128,693
Cost of revenues	41,812,810	46,009,585	6,695,420

Gross Profit	25,827,323	30,464,566	4,433,273

Operating expenses
Selling and distribution expenses	5,092,289	5,902,474	858,941
General and administrative expenses	9,644,590	7,214,913	1,049,931

Total operating expenses	14,736,879	13,117,387	1,908,872

Income from operation	11,090,444	17,347,180	2,524,401
Subsidy income	155,556	669,829	97,475
Non-operating income	13,915	—	—
Non-operating expenses	(3,494)	(297,860)	(43,345)
Interest income	27,976	212,648	30,945
Interest expense	(127,927)	(271,771)	(39,549)
Investment loss	—	(511,969)	(74,503)

Income before income taxes and minority interest	11,156,470	17,148,056	2,495,424
Provision for income taxes	(2,726,482)	(3,770,747)	(548,728)
Minority interest, net of tax	6,311	(112,232)	(16,332)

Net Income from continuing operations	8,436,299	13,265,077	1,930,364

Income (loss) from operations of discontinued subsidiaries, net of tax (including gain on disposal of ¥0 and ¥374,980 ($54,568), respectively)	(85,701)	405,926	59,071

Net income	8,350,598	13,671,003	1,989,435
Accrued dividend for redeemable common stock	—	16,819	2,448

Net income available for common shareholders	¥8,350,598	¥13,654,184	$1,986,987

Basic earnings (loss) per share:
Income from continuing operations	¥403.81	¥349.85	$50.91

Income (loss) from discontinued operations	¥(4.10)	¥10.71	$1.56

Net income	¥399.70	¥360.56	$52.47

Net income available for common shareholders	¥399.70	¥360.12	$52.40

Basic weighted average ordinary shares outstanding	20,892	37,916	37,916

Diluted earnings (loss) per share:
Income from continuing operations	¥403.81	¥336.93	$49.03

Income (loss) from discontinued operations	¥(4.10)	¥10.31	$1.50

Net income	¥399.70	¥347.24	$50.53

Net income available for common shareholders	¥399.70	¥346.81	$50.47

Diluted weighted average ordinary shares outstanding	20,892	39,371	39,371

Year Ended June 30, 2008 Compared to Year Ended June 30, 2007

Revenues.

All of our revenues were generated through the sale of our integrated products and provision of related services. In 2008 and 2007, our revenues were attributable to businesses in China engaged in the mining and extraction of petroleum.

Our total revenues increased by approximately 13.10%, from ¥67,640,133 in 2007 to ¥76,474,151 in 2008. Most of all, our service businesses have become the main increasing impetus and a major source of revenue, increasing by more than 90% from the previous year. This increase resulted directly from our growing relationships with CNPC and Sinopec. Specifically, the Chinese government has attached great importance to the safety problems that exist in the Chinese energy industry by implementing numerous new projects and initiatives designed to increase safety and security in the Chinese energy industry. This replacement project is a Chinese reform project designed to eliminate hidden security dangers and develop key projects for saving energy and materials. As a result of the new policies, the Chinese government has increased spending to replace equipment with potential safety problems. As such, we have experienced increased sales and a greater demand for our maintenance services, which has increased our revenue. Additionally, as we have provided services to CNPC and Sinopec and our relationships have grown, they have chosen to continue to use our solutions. During the year ended June 30, 2008, substantially all of our revenues were generated through our business engagements with the two largest Chinese oil companies. These significant engagements made it possible for us to improve our service quality, products’ popularity and adaptability for a very limited number of customers. Further, this long-term cooperation provides us more preferences for collecting receivables on time. We expect that our gross revenues will continue to increase over time as we:

•	continue to cement our business relationships with CNPC and Sinopec and try to establish good cooperation with CNOOC;

•	expand the adoption of our solutions into other markets outside the Chinese oil and gas industry; and

•	introduce our solutions to businesses located outside of China.

Cost of Revenues.

Our cost of revenues includes costs related to the design, implementation, delivery and maintenance of our software solutions and raw materials. We have set up the service and maintenance centers in Xinjiang, Jidong district, and so others, which can provide the customer with technical consulting, repair and maintenance services. Because our customers have strong industry characteristics, we should purchase equipment and match establishments based on each client’s needs. Although the Chinese government was trying to take measures against rising prices, our business still suffered significantly in the past year. We consider our cost of revenues to be variable and expect that our cost of revenues will increase as our revenues grow.

Our cost of revenues increased from ¥41,812,810 in 2007 to ¥46,009,585 in 2008, an increase of 10.04%. As a percentage of revenues, our cost of revenues decreased from 61.82% in 2007 to 60.16% in 2008. Our salaries and benefits costs increased, due largely to rising human resources costs associated with the implementation of new Chinese laws regarding employee benefits. We are subject to a general trend of increasing salaries and employee welfare throughout China for the highly-skilled technical personnel we require to operate our business. Although our cost of revenues dramatically increased, through effective management, we were able to effectively and profitably utilize our increased business. As such, we were actually able to decrease our cost of revenues as a percentage of revenues. We expect our cost of revenues to stabilize over the next several years.

Gross Profit.

For the year ended June 30, 2008, our gross profit increased to ¥30,464,566 from ¥25,827,323 for the same period in 2007, an increase of ¥4,637,243, or approximately 18%. For the year ended June 30, 2008, our gross profit as a percentage of revenue increased to 39.84%, from 38.18% for the same period in 2007. This increase in gross profit can be attributed primarily to the increase in sales volume to CNPC and Sinopec. We believe this increase in sales volume resulted, in part, from the Chinese government’s policy to improve safety and security in the energy industry.

Expenses.

General and Administrative Expenses. General and administrative expenses consist primarily of costs from our human resources organization, facilities costs, depreciation expenses, professional advisor fees, audit fees and other expenses incurred in connection with general operations. General and administrative expenses decreased 25.19%, from ¥9,644,590 in 2007 to ¥7,214,913 in 2008. General and administrative expenses were 14.26% of total revenues in 2007 and 9.43% of total revenues in 2008. We were able to efficiently integrate our new employees into our business. We expect that as we continue to grow, our general and administrative expenses will increase. In addition, we expect that becoming an independent public company may create a short-term increase in general and administrative expenses as a percentage of revenues. Many of these costs are expected to be non-recurring as they relate primarily to the establishment of additional functions in connection with becoming a publicly-traded company.

Selling and Distribution Expenses. Selling and distribution expenses consist primarily of salaries and related expenditures of our sales and marketing organization; sales commissions; costs of our marketing programs, including public relations, advertising, trade shows, and collateral sales materials; and an allocation of our facilities and depreciation expenses. Selling expenses increased by 15.91%, from ¥5,092,289 in 2007 to ¥5,902,474 in 2008. This increase resulted primarily from our business expansion activities. As we continued to solidify our business relationship with other companies, we required extensive marketing efforts and incurred the costs associated therewith. At present, we are expanding our business in Daqing district. In order to successfully increase the scope of our client base, we expect that our selling expenses will correspondingly increase. Selling expenses were 7.72% of total revenues in 2008 and 7.53% of total revenues in 2007. This stable trend resulted from the fact that during 2008, we were able to generate additional revenues from our existing client base (CNPC and Sinopec) without increasing our marketing efforts. As we increase the scope of our client base over the next several years, we expect to see our selling expenses as a percentage of revenue increase as a result, in part, of our expanded marketing efforts. We expect that our marketing efforts will require a period of time before resulting in additional sales.

Income from Operations. Income from operations was ¥17,347,180 for year ended June 30, 2008, a 56.42% increase from ¥11,090,444 for the same period in 2007. This increase in income from operations can be attributed primarily to the increase in sales volume to CNPC and Sinopec, resulting from the Chinese government’s policy to improve safety and security in the energy industry as our customers seek to replace or repair equipment to meet new safety policies.

Income Tax Expense. Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109, “Accounting for Income Taxes.” Under this approach, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts. A valuation allowance is recorded against deferred tax assets if it is not likely that the asset will be realized. In June 2006, the Financial Accounting Standards Board issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-

recognition classification, interest and penalties, accounting in interim periods, disclosure, and transition. The interpretation is effective for the fiscal years beginning after December 15, 2006. The adoption of this interpretation had no effect on the Company’s consolidated financial statements.

We have not been subject to any income taxes in the United States or the Cayman Islands. Enterprises doing business in PRC are generally subject to federal (state) enterprise income tax at a rate of 30% and a local income tax at a rate of 3%; however, due to Nanjing Recon’s location in a State Standard High Technology Development Zone, it was granted a certification of High Technology Enterprise and was taxed at a rate of 15% for taxable income generated and was 50% exempt from this income tax from 2005 to 2007. We had minimal operations in jurisdictions other than the PRC. Income tax expense for year ended June 30, 2008 was ¥3,770,747. For the year ended June 30, 2007, income tax expense was ¥2,726,482. This increase resulted from our increased revenues from sales due to the Chinese government replacement project.

Interest Income. Our interest income represents the interest accrued as a result of bank deposits. Our interest income increased from ¥27,976 in 2007 to ¥212,648 in 2008. We expect that our interest income will dramatically increase in the near future as we will earn interest in the proceeds of the offering contemplated hereby pending application thereof.

Discontinued Operations. At the end of the fiscal year 2008, our company completed the sale of Inner Mongolia Adar Energy Technology, Ltd. and Beijing Weigu Windows Co, which were both the majority-owned subsidiaries of BHD. In the fourth quarter of 2008, we determined that these two subsidiaries met the criteria for classification as discontinued operations. The gain on the disposal of these subsidiaries and the financial results associated with 2008 and prior periods are included in discontinued operations.

In June 2008, an unrelated party purchased the equity interest in Beijing Adar from one of the Principal Shareholders, which caused our Company to cease to be a primary beneficiary of Beijing Adar under FIN46 (R). As such, Beijing Adar was excluded from the consolidation basis upon the completion of this transaction, and its financial results associated with 2008 and prior periods were reported as discontinued operations.

Net Income available for common shareholders. As a result of the factors described above, net income available for common shareholders was ¥13,654,184 for the year in 2008, increased by ¥5,303586, or 63.51%, from ¥8,350,598 for the year in 2007.

Liquidity and Capital Resources.

General

Cash and Cash Equivalents. Cash and cash equivalents are comprised of cash on hand, demand deposits and highly liquid short-term debt investments with stated maturities of no more than three months. At June 30, 2008, we had cash and cash equivalents in the amount of ¥9,034,560. The main driver of our cash flow is the proceeds of a short term note with a maturity date of October 10, 2009. We have invested the funds in stocks and bonds. To the extent we are unable to recover our investment or renew the note at its maturity date, our cash flow will be negatively affected. Our management believes that the revenues expected to be generated from operations along with the proceeds of this offering will be sufficient to finance our operations for the foreseeable future.

Indebtedness. As of June 30, 2008, except for ¥6,901,974 of notes payable, we did not have any other outstanding loan capital issued or agreed to be issued, bank overdrafts, loans, debt securities or similar indebtedness, liens, liabilities under acceptance (other than normal trade bills) or acceptance credits, debentures, mortgages, charges, finance leases or hire purchase commitments, guarantees or other material contingent liabilities. In addition, there has not been any material change in our indebtedness, commitments and contingent liabilities since June 30, 2008.

Holding Company Structure. We are a holding company with no operations of our own. All of our operations are conducted through our Chinese subsidiary. As a result, our ability to pay dividends and to finance any debt that we may incur is dependent upon dividends and other distributions paid. In addition, Chinese legal restrictions permit payment of dividends to us by our Chinese subsidiary only out of its accumulated net profit, if any, determined in accordance with Chinese accounting standards and regulations. Under Chinese law, our subsidiary is required to set aside a portion (at least 10%) of its after-tax net income (after discharging all cumulated loss), if any, each year for compulsory statutory reserve until the amount of the reserve reaches 50% of our subsidiaries’ registered capital. These funds may be distributed to shareholders at the time of its wind up. When we were incorporated in Cayman Island in August 2007, 5,000,000 ordinary shares were authorized, and 50,000 ordinary shares were issued to Mr. Yin Shenping, Mr. Chen Guangqiang and Mr. Li Hongqi, at a par value of $0.01 each. The 50,000 shares were allocated to previous capital contributions by the above three shareholders.

Off-Balance Sheet Arrangements. We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Operating Cash Flows. To date we have financed our operations primarily through cash flows from operations. As of June 30, 2008 we had total assets of ¥78,166,275, of which cash amounted to ¥9,034,560, and net accounts receivable amounted to ¥32,936,062. Working capital amounted to ¥17,738,137 and shareholders’ equity amounted ¥24,005,419. The current ratio equaled 1.34.

Comparison of Years Ended June 30, 2008 and 2007.

Net cash provided by operating activities was ¥10,262,817 for the year ended June 30, 2008. This was an increase of ¥12,376,250 over ¥-2,113,433 for the year ended June 30, 2007. This increase in net cash resulted primarily from the increase in net income of ¥5,303,586.

The increase in receivables was primarily due to an increase in business contracts in fiscal 2008. The increase in inventory was due to hardware purchase. The increase in accounts payable and accrued liabilities was due to the increase in raw materials such as steel products and chemical materials. Both changes in account receivables and payables reflect the seasonal nature of our business. Our revenue has been subject to high seasonality and the revenue recognized in the first quarter is usually the smallest in proportion of that for the whole year in most cases, due to our clients’ budgeting and planning schedule. Nevertheless, we continued to experience steady demand for our services from our oil industrial client base.

Net cash used in investing activities was ¥13,278,359 for the year ended June 30, 2008, compared to net cash used for investing activities of ¥-4,851,013 for the year ended June 30, 2007. The cash resulting from investing activities for the year ended June 30, 2008 was from purchasing property and equipment and issuing note receivable with an initial book value of ¥6,500,000.

Cash flows provided by financing activities amounted to ¥6,787,423 for the year ended June 30, 2008 and ¥6,369,713 for the year ended June 30, 2007. For the year ended June 30, 2008, cash used in financing activities was for the payment of notes payables.

Working Capital. Total current assets at June 30, 2008 amounted to ¥69,759,316, an increase of approximately ¥17,473,793 compared to ¥52,285,523 at June 30, 2007. The increase was attributable mainly to an increase in the amount of trade receivables resulting from higher revenues and inventories.

Current liabilities amounted to ¥52,021,179 at June 30, 2008, in comparison to ¥56,371,307 at June 30, 2007. This decrease has been attributed to the fact that our company paid out large sums of money to suppliers and received less payment from customers.

The current ratio increased from 0.93 at June 30, 2007 to 1.34 at June 30, 2008. The change in our current ratio was primarily due to the growth of 2008 revenues, which resulted in substantial growth in current assets. We believe that this change in the current ratio indicates strong operating liquidity for us.

Capital Resources. We have obtained working capital in 2007 and 2008 through operating activities and financing activities.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk. Our exposure to interest rate risk primarily relates to interest income generated by excess cash invested in liquid investments with original maturities of three months or less. Such interest-earning instruments carry a degree of interest rate risk. We have not used any derivative financial instruments to manage our interest rate exposure. We have not been exposed to material risks due to changes in interest rates. However, our future interest income may be lower than expected due to changes in market interest rates.

Foreign Exchange Risk. Virtually all of our revenues and costs are denominated in RMB and substantially all of our assets and liabilities are denominated in RMB. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be impacted by fluctuations in the exchange rate between U.S. dollars and RMB. If the RMB depreciates against the U.S. dollar, the value of our RMB revenues and assets as expressed in U.S. dollars in our financial statements will decline. Although the conversion of the RMB is highly regulated in China, the value of the RMB against the value of the U.S. dollar or any other currency nonetheless may fluctuate in value within a narrow band against a basket of certain foreign currencies. China is currently under significant international pressures to liberalize this government currency policy, and if such liberalization were to occur, the value of the RMB could appreciate or depreciate against the U.S. dollar. We do not use derivative instruments to reduce our exposure to foreign currency risk.

In addition, the RMB is not a freely convertible currency. Recon-JN, our Chinese subsidiary, is not permitted to pay outstanding current account obligations in foreign currency, but rather must present the proper documentation to a designated foreign exchange bank. We cannot guarantee that all future local currency can be repatriated.

Inflation. Although China has experienced an increasing inflation rate, inflation has not had a material impact on our results of operations in recent years. According to the National Bureau of Statistics of China, the change in the consumer price index in China was 0.46%, (0.77%), and 1.16% in 2001, 2002 and 2003, respectively. However in connection with a 3.9% increase in 2004, the Chinese government announced measures to restrict lending and investment in China in order to reduce inflationary pressures in China’s economy. Following the government’s actions, the consumer price index decreased to 1.8% in 2005 and to 1.5% in 2006. In 2007, the consumer price index increased to 4.8%. In response, China’s central bank, the People’s Bank of China, announced that the bank reserve ratio would rise half a percentage point to 15.5% in an effort to reduce inflation pressures. China’s consumer price index growth rate reached 8.7% year-over-year in 2008. The results of the Chinese government’s actions to combat inflation are difficult to predict. Adverse changes in the Chinese economy, if any, will likely impact the financial performance of a variety of industries in China that use or would be candidates to use our services and products.

Taxation. Under the current law of the Cayman Islands, we are not subject to tax on income or capital gain. Prior to January 1, 2008, under PRC laws and regulations, a company established in China was typically subject to a state oilfield service rise income tax rate of 30% and a local oilfield service rise tax rate of 3% on its taxable income. PRC laws and regulations also provide foreign-invested oilfield service rises established in certain areas in the PRC with preferential tax treatment. Since January 1, 2008, China has mandated a unified oilfield service rise income tax rate of 25% with unified preferential tax treatment measures. As our Cayman Islands business entity is controlled by PRC residents and managed from the PRC, it is categorized as Resident oilfield service enterprise under the 2007 PRC Enterprise Income Tax Law (together with the Implementing Regulations promulgated thereunder, “the New EIT Law”). As a result of this classification, we are subject to the PRC’s Enterprise Income Tax (“EIT”).

We currently are subject to reduced EIT at 15% on taxable profits in China as compared to the statutory rate of 25%. Maintaining of this preferential EIT treatment is subject to us being recognized as a Qualifying High Technology oilfield service enterprise after the assessment per new rules. We are currently recognized as a Qualifying High Technology oilfield service enterprise, but there can be no guarantee that we will continue to qualify as such in the future, under present or future applicable rules. Sales tax varies from 3% to 17%, depending on the nature of the revenue. For revenues generated from those parts of our software solutions which are recognized by and registered with government authorities and meet government authorities’ requirements to be treated as software products, we are entitled to receive a refund of 14% on the total Value-added Tax (“VAT”) paid at rate of 17%. Revenues from software products other than the above are subject to full VAT at 17%. In addition, we are currently exempted from sales tax for revenues generated from development and transfer tailor-made software products for clients; further, revenues from our consulting services are subject to a 5% sales tax. As a company that qualifies to issue VAT invoices, we must maintain a certain amount of revenue taxable in the name of VAT. As such, we may have to refuse some of the tax exemption benefit in our tailor-made software development business and pay VAT for those parts of the revenue in order to maintain minimum VAT revenue thresholds. This practice may cease to apply if more of our software products is matured, recognized and registered as software products in the PRC.

Any failure to remain eligible and qualified for these favorable tax treatments would likely have a materially adverse effect on our company and would subject us to taxes significantly greater than we currently pay. For example, loss of the reduced EIT rate would raise our taxable rate to 25% and loss of the VAT refund would effectively increase our effective VAT rate by 14%.

Operating Lease Agreements

We lease offices in Beijing, Nanjing, Shandong and Xiamen. The amounts of commitments for non-cancelable operating leases for 2008, 2009 and 2010 were as follows. All the lease agreements will expire in 2010.

	Chinese Yuan (RMB)	U.S. Dollars
		(Unaudited)
2009	456,860	60,018
2010	¥97,200	$12,769

Recently Issued Accounting Standards

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition classification, interest and penalties, accounting in interim periods, disclosure, and transition. The interpretation is effective for the fiscal years beginning after December 15, 2006. The adoption of this interpretation had no impact on the Company’s consolidated financial statements.

In September 2006, the Financial Accounting Standards Board issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued FASB Staff Position (“FSP FIN”) No. 157-2 which extended the effective date for certain nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008. The Company does not expect the adoption of SFAS No. 157 to have a material impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS No. 159 to have a material impact on our consolidated financial statements.

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities, (“EITF 07-3”) which is effective for fiscal years beginning after December 15, 2007. EITF 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized. Such amounts will be recognized as an expense as the goods are delivered or the related services are performed. EITF 07-3 is not expected to have a material impact on our results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No.141(R)”), and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS No. 160”). SFAS No. 141(R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. SFAS No. 160 clarifies that a non-controlling interest in a subsidiary should be reported as equity in the consolidated financial statements, consolidated net income shall be adjusted to include the net income attributed to the non-controlling interest and consolidated comprehensive income shall be adjusted to include the comprehensive income attributed to the non-controlling interest. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. SFAS No. 141(R) and SFAS No. 160 are effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company has not yet determined the effect on our consolidated financial statements, if any, upon adoption of SFAS No. 141(R) or SFAS No. 160. SFAS No. 141(R) and SFAS No. 160 are not expected to have a material impact on our results of operations or financial position.

OUR BUSINESS

General

We are a provider of computer software and hardware solutions to companies in the petroleum mining and extraction industry. We provide services designed to automate and enhance the extraction of petroleum in China. To this end, the Domestic Companies and we have developed specialized software and hardware to manage the oil extraction process in real-time and to reduce the costs associated with extraction.

We believe that one of the most important advancements in China’s petroleum industry has been the automation of significant segments of the exploration and extraction process. The Domestic Companies’ and our automation products and services allow petroleum mining and extraction companies to reduce their labor requirements and improve the productivity of oil fields. The Domestic Companies’ and our solutions allow our customers to locate productive oil fields more easily and accurately, improve control over the extraction process, increase oil yield efficiency in tertiary stage oil recovery, and improve the transportation of crude oil through the mining process.

Market Background

China is the world’s second-largest consumer of petroleum products, third-largest importer of petroleum and sixth-largest producer of petroleum. In the last twenty years, China’s demand for oil has more than tripled, while its production of oil has only modestly increased. China became a net importer of petroleum in 1983, and, as a result, oil production in China has been aimed at meeting domestic requirements. The oil industry in China is dominated by three state-owned holding companies: China National Petroleum Corporation (CNPC), China Petroleum and Chemical Corporation (Sinopec) and China National Offshore Oil Corporation (CNOOC). Foreign companies have also recently become involved in China’s petroleum industry; however, according to Chinese law, China’s national oil companies may take a majority (or minority) stake in any commercial discovery. As a result, the number of major foreign companies involved in the industry is relatively limited: Agip, Apache, BP, ChevronTexaco, ConocoPhillips, Eni, ExxonMobil, Husky Energy, Kerr-McGee, Mitsubishi, Royal Dutch Shell, Saudi Aramco, and Total.

In the past, China’s petroleum companies mined for petroleum by leveraging its abundance of inexpensive labor, rather than focusing on new technologies. For example, a typical, traditional oil field with an annual capacity of 1,000,000 tons would require between 10,000 and 20,000 laborers. By contrast, when Baker CAC products were employed to explore and automate Cainan Oil Field, a desert oil field in Xinjiang, annual capacity for the field reached 1,500,000 tons. Moreover, only 400 employees were required to manage the oil field. After the introduction of Baker CAC’s products into China’s petroleum industry, Chinese companies have also sought to provide automation solutions.

In the primary oil recovery stage, oil pressure in an oil reservoir may be high enough to force oil to the surface. Approximately 20% of oil may be harvested at this stage. The secondary oil recovery stage accounts for another 5% to 15% of oil recovery and involves such efforts as pumps to extract petroleum and injection of water, natural gas, carbon dioxide or other gasses into the oil reservoir to force oil to the surface. Most oil fields in China have now entered into the tertiary stage of oil recovery, at which oil extraction becomes increasingly difficult and inefficient. Tertiary recovery generally focuses on decreasing oil viscosity to make extraction easier and accounts for between 5% and 15% of oil recovery. Our efforts in tertiary recovery focus on reducing water content in crude oil in order to make extraction more efficient.

China’s Economic Development

China’s population of approximately 1.3 billion people is expected to grow by roughly 15 million people per year. The country’s gross national product has grown at a rate of approximately 9 percent for more than 25 years, making it the fastest growth rate for a major economy in recorded history. In the same 25 year period, China has moved more than 300 million people out of poverty and quadrupled the average Chinese person’s income. The tremendous potential of this market is noted by the fact that 400 of the world’s largest 500 companies are investing in China.

These development factors have produced a burgeoning consumer goods market, as the spending power and aspirations of consumers rise. In response, industries are consolidating and modern retailers are penetrating second-tier and even some third-tier Chinese cities. We believe that the need to modernize China’s supply chain infrastructure is increasing at a dramatic rate. The appearance of modern retailers in China is also generating demand for more efficient and reliable systems and services.

Our Products

Recon-JN, through the Domestic Companies, provides services designed to automate and enhance the extraction of petroleum in China. To this end, the Domestic Companies and we have developed our own specialized software and hardware to manage the oil extraction process in real-time and to reduce the costs associated with extraction. We derive substantially all of our revenues from the license and implementation of software applications and hardware innovations for the Chinese petroleum industry. These products and services include:

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RSCADA. RSCADA is NRT’s industrial computerized process control system for monitoring, managing and controlling petroleum extraction. RSCADA integrates the underground, ground and above-ground levels of the petroleum extraction industry. RSCADA connects the above-ground level central control room with the ground level relay station and the relay station with the underground bottom intelligent terminal using the 2.4G wireless frequency. RSCADA has received grants and awards from the State Ministry of Science and Technology and the city of Nanjing.

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Oil Field Water Finding/Blocking Technology. BHD has developed and implemented technology designed to find and block water content in petroleum. As China’s extraction of oil has increased, the quantity of available oil has decreased and the water content in remaining oil has increased. In order to improve efficiency and profitability in extraction, BHD have developed technology to reduce the amount of water in our extracted petroleum.

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High-Efficiency Heating Furnaces. Crude petroleum contains certain impurities that must be removed before the petroleum can be sold, including water and natural gas. To remove the impurities and to prevent solidification and blockage in transport pipes, companies employ heating furnaces. BHD researched, developed and implemented a new oil field furnace that is advanced, highly automated, reliable, easily operable, comparatively safe and highly heat efficient (90% efficiency).

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Multi-Purpose Fissure Shaper. BHD has also developed a multipurpose fissure shaper to improve our ability to test for and extract petroleum. Before any petroleum extractor can test for the presence of oil, it must first perforate a hole for testing. The depth of the perforated hole is, of course, extremely important in the testing process: a hole that is too shallow may cause an extractor to miss an oil field entirely. BHD has developed a proprietary multipurpose fissure shaper that is used with the perforating gun to effectively increase the perforation depth by between 46 and 80%, shape a great number of stratum fissures, improve the stratum diversion capability and, as a result, improve our ability to locate oil fields and increase the output of oil wells.

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Acoustic pipeline monitoring system. NRT’s acoustic oil and gas pipeline safety monitoring system has been widely used by Sinopec. We are also cooperating with Sinopec to implement our solutions in imports instrumentation, the introduction of equipment and oilfield chemical additives.

Customers

We have provided services to Sinopec and CNPC, the two major Chinese state-owned companies responsible for on-shore petroleum mining and extraction. We have conducted automation projects for plants in three of China’s four highest producing oil fields, Daqing, Shengli and Xinjiang. We have undertaken the automation projects at the following locations, among others:

Sinopec

•	Jiangsu Oil Field

•	Shengli Oil Field

•	Xinjiang Oil Field

•	Zhongyuan Oil Field

•	Sichuan Oil Field

•	Jianghan Oil Field

•	Puguang Oil Field

We provide products services to Sinopec under a series of agreements, each of which is terminable without notice. We first began to provide services to Sinopec in 1998. Sinopec accounted for approximately 40% of our revenues in each of 2007 and 2008, and any termination of our business relationships with Sinopec would materially harm our operations.

CNPC

•	Huatugou Oil Field

•	Qinghai Oil Field

•	Sebei Gas Field

•	Luliang Oil Field

•	Tuha Oil Field

•	Daqing Oil Field

•	Jidong Oil Field

We provide products services to CNPC under a series of agreements, each of which is terminable without notice. We first began to provide services to CNPC in 2000. CNPC accounted for approximately 60% of our revenues in each of 2007 and 2008, and any termination of our business relationships with CNPC would materially harm our operations.

Our Strengths

•	Safety of Products. The automation projects we have conducted have demonstrated that our products are reliable, safe and effective at automating the petroleum extraction process.

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Efficiency of Technology. We believe our technology increases efficiency and profitability for petroleum companies by enabling them to monitor, manage and control petroleum extraction; increase the amount of petroleum extracted and reduce impurities in extracted petroleum.

•

Ability to leverage our knowledge of Chinese business culture. Many of our competitors are based outside of China. As the Domestic Companies are based in China, we are in a unique position to emphasize Chinese culture and business knowledge to obtain new customers. We believe that many Chinese businesses, including state-owned companies like Sinopec and CNPC, would prefer to hire a Chinese company to assist in their business operations if a Chinese company exists with the ability to fulfill their needs on a timely and cost-efficient basis. In addition, our knowledge of Chinese culture allows us to anticipate and adapt to Chinese oil field management methods. We provide our software solutions in Mandarin for the benefit of our Chinese customers, and all of our customer support is available from fluent personnel.

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Experienced, Successful Executive Management Team. Our executive management team has significant experience and success in the petroleum automation industry. They will be able to draw on their knowledge of the industry and their relationships in the industry.

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Ability to leverage China’s cost structure. As a Chinese company, we believe we can operate our business more cost effectively because all of our employees, operations and assets are located in China, resulting in lower labor, development, manufacturing and rent costs than we believe we would incur if we also maintained operations abroad. We expect these costs savings will be reflected in lower costs to our customers for comparable products.

•	We own our own intellectual property. Of our primary domestic competitors, only Beijing Tianshanxing, Beijing Golden-Time and Jinan GigaNano own their own intellectual property.

Our Strategy

Our goal is to help our customers execute improve their efficiency and profitability by providing them with software and hardware solutions and service to improve their ability to locate productive oil reservoirs, manage the oil extraction process, reduce extraction costs, and enhance recovery from extraction activities. Key elements of our strategy include:

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Increase our market share in China. We believe that as the Chinese economy and oil industry continue to develop, Chinese petroleum extraction automation companies will compete with international businesses at an increasing rate. Consequently, we believe we will have opportunities to take market share from foreign companies by developing positive business relationships in China’s petroleum mining and extraction industry. We will also use strategic advertisements, predominantly in China’s northeast and northwest, where China’s major oil fields are located, to increase our brand awareness and market penetration. We will continue to develop new technologies designed to improve petroleum mining and extraction efficiency and profitability for our customers.

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Focus on higher-profit subsection of market. While we plan to continue to provide services to all of our clients, we believe that we may improve our profit margins by focusing a higher portion of our advertising and promotions at those sub-divisions of our industry that have traditionally held the highest profit margins.

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Offer services to foreign oil fields contracted by Chinese petroleum companies. As Sinopec and CNPC continue to invest in oil fields in other countries, we will focus on offering our services in these new locations based on our success in working with the companies in China.

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Seek opportunities with foreign countries in China. Even where oil fields in China are partially operated by foreign companies, a significant number of employees will be Chinese and will benefit from our Chinese-language services. We believe our hardware and software solutions would beneficial to any petroleum company doing business in China and will market to foreign companies entering the Chinese market.

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Provide services that generate high customer satisfaction levels. Chinese companies in our market are strongly influenced by formal and informal references. We believe that we have the opportunity to expand market share by providing high levels of customer satisfaction with our current customers, thereby fostering strong customer references to support sales activities.

Competition

We face competition from a variety of foreign and domestic companies involved in the petroleum mining automation industry. While we believe we effectively compete in our market, our competitors occupy a substantial position.

A few of our existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical, marketing and other resources than we do, which could provide them with a significant competitive advantage over us. We cannot guarantee that we will be able to compete successfully against our current or future competitors in our industry or that competition will not have a material adverse effect on our business, operating results and financial condition.

Our primary domestic competitors include the following:

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Beijing Tianshangxing Measurement & Control Technology Research Institute (China Aerospace Industry Corporation) (“CAIC”). CAIC is a state-owned venture, which has developed a system that was accredited by the China Aerospace Industry Corporation in 1997. The system has been applied to ten oil wells in Jidong Oil Field and 50 oil wells in the No. 2 Oil Extraction Factory of Shengli Oil Field.

•	Beijing Satellite Science & Technology Co., Ltd. (“BSS”). BSS has been retained to provide RSCADA system integrations for platforms at Shengli Oil Field at sea.

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Beijing Echo Technologies Development Co., Ltd. (“BET”). BET provides a combination of software and hardware products for industrial automatic control systems in the petroleum industry. BET currently engages in research and development of software and hardware applied to industrial automatic control systems, manufacturing and installation of industrial automation instruments and integration of automatic control products.

•	Beijing Golden-Time Petroleum Measurement Technology Co., Ltd. (“BGT”). BGT develops analysis software used in oil fields and does not yet produce a substantial amount of hardware products.

•	Jinan GigaNano Industry Co., Ltd. (“JGI”). JGI has developed a ratio monitoring system to provide real time measurement and recording of oil extraction operating parameters.

Our primary domestic competitors include the following:

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Schlumberger Limited (“Schlumberger”). Schlumberger is an oilfield services provide for oil and gas companies around the world. Schlumberger recently launched the Contact family of multistage fracturing and completion services, which have integrated stimulation technologies.

•	Baltur Technologie Per IL Clima (“Baltur”). Baltur designs advanced products for the high performance burner, boiler and air conditioning markets.

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Honeywell International, Inc. (“Honeywell”). Honeywell provides diversified products and services including aerospace products and services, control technologies for buildings, homes and industry, automotive products, turbochargers, and specialty materials.

•	Emerson Process Management (“Emerson”). Emerson is a global supplier of products, services, and solutions that measure, analyze, control, automate, and improve process-related operations.

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Rockwell Automation, Inc. (“Rockwell”). Rockwell provides industrial automation power, control and information solutions to a wide range of industries. Rockwell provides both stand-alone, industrial components and enterprise-wide integrated systems.

Research and Development

We focus our research and development efforts on improving our development efficiency and the quality of our products and services. As of November 12, 2008, our research and development team consisted of 23 experienced engineers, developers and programmers. In addition, some of our support employees regularly participate in our research and development programs.

In the fiscal years ended June 30, 2008 and 2007, we spent ¥1,450,000 and ¥1,120,000, respectively, on research and development activities.

Proprietary Rights

Our success and competitive position is dependent in part upon our ability to develop and maintain the proprietary aspect of our technology. The reverse engineering, unauthorized copying, or other misappropriation of our technology could enable third parties to benefit from our technology without paying for it. We rely on a combination of trademark, trade secret, copyright law and contractual restrictions to protect the proprietary aspects of the Domestic Companies’ and our technology. We seek to protect the source code to the Domestic Companies’ and our software, documentation and other written materials under trade secret and copyright laws. While we actively take steps to protect the Domestic Companies’ and our proprietary rights, such steps may not be adequate to prevent the infringement or misappropriation of the Domestic Companies’ and our intellectual property. This is particularly the case in China where the laws may not protect our proprietary rights as fully as in the United States.

We license the Domestic Companies’ and our software products under signed license agreements that impose restrictions on the licensee’s ability to utilize the software and do not permit the re-sale, sublicense or other transfer of the software. Finally, we seek to avoid disclosure of the Domestic Companies’ and our intellectual property by requiring employees and independent consultants to execute confidentiality agreements.

Although the Domestic Companies and we develop our software products, each is based upon middleware developed by third parties. We integrate this technology, licensed by our customers from third parties in our software products. If our customers are unable to continue to license any of this third party software, or if the third party licensors do not adequately maintain or update their products, we would face delays in the releases of our software until equivalent technology can be identified, licensed or developed, and integrated into our software products. These delays, if they occur, could harm our business, operating results and financial condition.

There has been a substantial amount of litigation in the software industry regarding intellectual property rights. It is possible that in the future third parties may claim that our current or potential future software solutions infringe their intellectual property. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlap. In addition, we may find it necessary to initiate claims or litigation against third parties for infringement of our proprietary rights or to protect our trade secrets. Although the Domestic Companies and we may disclaim certain intellectual property representations to our customers, these disclaimers may not be sufficient to fully protect us against such claims. Any claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require the Domestic Companies and us to enter into royalty or license agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could have a material adverse effect on our business, operating results and financial condition.

Our standard software license agreements contain an infringement indemnity clause under which we agree to indemnify and hold harmless our customers and business partners against liability and damages arising from claims of various copyright or other intellectual property infringement by the Domestic Companies’ and our products. We have never lost an infringement claim and our costs to defend such lawsuits have been insignificant. Although it is possible that in the future third parties may claim that our current or potential future software solutions or we infringe on their intellectual property, we do not currently expect a significant impact on our business, operating results, or financial condition.

China’s Intellectual Property Rights Enforcement System

In 1998, China established the State Intellectual Property Office (“SIPO”) to coordinate China’s intellectual property enforcement efforts. SIPO is responsible for granting and enforcing patents, as well as coordinating intellectual property rights related to copyrights and trademarks. Protection of intellectual property in China follows a two-track system. The first track is administrative in nature, whereby a holder of intellectual property rights files a complaint at a local administrative office. Determining which intellectual property agency can be confusing, as jurisdiction of intellectual property matters is diffused throughout a number of government agencies and offices, which each typically responsible for the protection afforded by one statute or one specific area of intellectual property-related law. The second track is a judicial track, whereby complaints are filed through the Chinese court system. Since 1993, China has maintained various intellectual property tribunals. The total volume of intellectual property related litigation, however, remains small.

Although there are differences in intellectual property rights between the United States and China, of most significance to our company is the inexperience of China in connection with the development and protection of intellectual property rights. Similar to the United States, China has chosen to protect software under copyright law rather than trade secrets, patent or contract law. As such, we will attempt to protect our most significant intellectual property pursuant to Chinese laws that have only recently been adopted. Unlike the United States, which has lengthy case law related to the interpretation and applicability of intellectual property law, China is currently in the process of developing such interpretations.

Regulation on Software Products

On October 27, 2000, the Ministry of Information Industry issued the Administrative Measures on Software Products, or the Software Measures, to strengthen the regulation of software products and to encourage the development of the Chinese software industry. Under the Software Measures, a software developer must have all software products imported into or sold in China tested by a testing organization approved by the Ministry of Information Industry. The software products must be registered with the Ministry of Information Industry or with its provincial branch. The sale of unregistered software products in China is forbidden. Software products can be registered for five years, and the registration is renewable upon expiration. Although NRT’s current software products were registered in 2008, there can be no guarantee that the registration will be renewed in 2013 or that the Domestic Companies’ and our future products will be registered.

Regulation of Intellectual Property Rights

China has adopted legislation governing intellectual property rights, including trademarks and copyrights. China is a signatory to the main international conventions on intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the WTO in December 2001.

Copyright. China adopted its first copyright law in 1990. The National People’s Congress amended the Copyright Law in 2001 to widen the scope of works and rights that are eligible for copyright protection. The amended Copyright Law extends copyright protection software products, among others. In addition, there is a voluntary registration system administered by the China Copyright Protection Center. Unlike patent and trademark registration, copyrighted works do not require registration for protection. Protection is granted to individuals from countries belonging to the copyright international conventions or bilateral agreements of which China is a member. NRT has two copyrights for software programs.

Trademark. The Chinese Trademark Law, adopted in 1982 and revised in 1993 and 2001, protects registered trademarks. The Trademark Office under the Chinese State Administration for Industry and Commerce handles trademark registrations and grants a term of ten years to registered trademarks. Trademark license agreements must be filed with the Trademark Office for record. China has a “first-to-register” system that requires no evidence of prior use or ownership. The Domestic Companies and we have registered a number of product names with the Trademark Office.

Regulations on Foreign Exchange

Foreign Currency Exchange. Pursuant to the Foreign Currency Administration Rules promulgated in 1996 and amended in 1997 and various regulations issued by State Administration of Foreign Exchange, or the SAFE, and other relevant PRC government authorities, the RMB is freely convertible only to the extent of current account items, such as trade related receipts and payments, interests and dividends. Capital account items, such as direct equity investments, loans and repatriation of investment, require prior approval from the SAFE or its provincial branch for conversion of RMB into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside the PRC. Payments for transactions that take place within the PRC must be made in RMB. Unless otherwise approved, PRC companies must repatriate foreign currency payments received from abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks subject to a cap set by SAFE or its local counterpart. Unless otherwise approved, domestic enterprises must convert all of their foreign currency receipts into RMB. Payments to Recon-CI, a Cayman Islands company, will need to comply with these regulations on conversion of RMB and payment of amounts outside China.

Dividend Distribution. The principal regulations governing divided distributions by wholly foreign-owned enterprises and Sino-foreign equity joint ventures include:

•	Wholly Foreign-Owned Enterprise Law (1986), as amended;

•	Wholly Foreign-Owned Enterprise Law Implementing Rules (1990), as amended;

•	Sino-foreign Equity Joint Venture Enterprise Law (1979), as amended; and

•	Sino-foreign Equity Joint Venture Enterprise Law Implementing Rules (1983), as amended.

Under these regulations, wholly foreign-owned enterprises and Sino-foreign equity joint ventures in the PRC may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, these foreign-invested enterprises are required to set aside certain amounts of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends. These regulations apply to any dividends payable from Recon-JN to Recon-HK and Recon-CI.

Regulation of Foreign Exchange in Certain Onshore and Offshore Transactions. Under recent notices issued by the PRC State Administration of Foreign Exchange, or SAFE, PRC residents are required to register with and receive approvals from SAFE in connection with offshore investment activities. SAFE has stated that the purpose of these notices is to ensure the proper balance of foreign exchange and the standardization of cross-border flow of funds.

In January 2005, SAFE issued a notice stating that SAFE approval is required for any sale or transfer by PRC residents of a PRC company’s assets or equity interests to foreign entities in exchange for the equity interests or assets of the foreign entities. The notice also states that, when registering with the foreign exchange authorities, a PRC company acquired by an offshore company must clarify whether the offshore company is controlled or owned by PRC residents and whether there is any share or asset link between or among the parties to the acquisition transaction.

In April 2005, SAFE issued another notice further explaining and expanding upon the January notice. The April notice clarified that, where a PRC company is acquired by an offshore company in which PRC residents directly or indirectly hold shares, such PRC residents must (i) register with the local SAFE branch regarding their respective ownership interests in the offshore company, even if the transaction occurred prior to the January notice, and (ii) file amendments to such registration concerning any material events of the offshore company, such as changes in share capital and share transfers. The April notice also expanded the statutory definition of the term “foreign acquisition,” making the notices applicable to any transaction that results in PRC residents directly or indirectly holding shares in the offshore company that has an ownership interest in a PRC company. The April notice also provided that failure to comply with the registration procedures set forth therein may result in the imposition of restrictions on the PRC company’s foreign exchange activities and its ability to distribute profits to its offshore parent company.

On October 21, 2005, SAFE issued a new public notice concerning PRC residents’ investments through offshore investment vehicles. This notice took effect on November 1, 2005 and replaces prior SAFE notices on this topic. According to the November 2005 notice:

•

any PRC resident that created an off-shore holding company structure prior to the effective date of the November notice must submit a registration form to a local SAFE branch to register his or her ownership interest in the offshore company on or before May 31, 2006;

•	any PRC resident that purchases shares in a public offering of a foreign company would also be required to register such shares an notify SAFE of any change of their ownership interest; and

•	following the completion of an off-shore financing, any PRC shareholder may transfer proceeds from the financing into China for use within China.

In accordance with the October 2005 notice, on August 6, 2007, our PRC shareholders previously filed appropriate registration materials with their local SAFE offices.

As a Cayman Islands company and, therefore, a foreign entity, if we purchase the assets or equity interest of a PRC company owned by PRC residents, such PRC residents will be subject to the registration procedures described in the notices. Moreover, PRC residents who are beneficial holders of our shares are required to register with SAFE in connection with their investment in us.

As a result of the lack of implementing rules and other uncertainties concerning how the SAFE notices will be interpreted or implemented, we cannot predict how they will affect our business operations or future strategy. For example, our present or prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as remittance of dividends and foreign currency denominated borrowings, may be subject to compliance with SAFE registration requirements by such PRC residents, over whom we have no control. Although each of our shareholders has made the requisite filings, we have no control over the outcome of such registration procedures. Such uncertainties may adversely affect our business and prospects.

Employees

As of November 12, 2008, we had 87 employees, all of whom were based in China. Of the total, 10 were in management, 16 were in technical support, 23 were in research and development, 20 were engaged in sales and marketing, 9 were in financial affairs, and 9 were in administration. We believe that our relations with our employees are good. We have never had a work stoppage, and our employees are not subject to a collective bargaining agreement.

Facilities

We currently operate in three facilities throughout China. Our headquarters are located in Nanjing. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Contractual Obligations and Commercial Commitments.”

Office	Address	Rental Term	Space
NRT	Yongfeng Mansion, 14th Floor No. 123 Jiqing Road Nanjing City, PRC	5 years	440 square meters
BHD	Jinglongguoji Mansion, 18th Floor Chaoyang District, Beijing, PRC	5 years	450 square meters
ENI	Torch Industrial Garden 4th Building Jining, Shandong Province, PRC	5 years	200 square meters

MANAGEMENT

Executive Officers and Directors

The following table sets forth our executive officers and directors, their ages and the positions held by them:

Name	Age	Position Held
Mr. Yin Shenping	37	Chief Executive Officer and Director
Ms. Frances Zheng	39	Chief Financial Officer
Mr. Chen Guangqiang	43	Chief Technology Officer and Director
Mr. Li Hongqi	34	Chief Marketing Officer and Director
Mr. Dennis O. Laing	62	Independent Director
Mr. Nelson N.S. Wong	44	Independent Director
Mr. Hu Jijun	43	Independent Director
Ms. Liao Xiaorong	38	Independent Director

Yin Shenping. Mr. Yin is our Chief Executive Officer. In 2003 Mr. Yin founded NRT, a Chinese company that provides services to automate and enhance the extraction of petroleum in the PRC, and has been the Chief Executive Officer since that time. Prior to founding NRT, Mr. Yin served as a sales manager for Fujian Haitian Network Company from 1992 through 1994. Mr. Yin has founded and operated a number of companies: Xiamen Hengda Haitian Computer Network Co., Ltd. (1994), Baotou Hengda Haitian Computer Network Co., Ltd. (1997) and Beijing Jingke Haitian Electronic Technology Development Co., Ltd. (1999), and Jingsu Huasheng Information Technology Co., Ltd. (2000). In 2000, Mr. Yin merged the former Nanjing Kingsley Software Engineering Co., Ltd. into NRT. Mr. Yin received his bachelor’s degree in 1991 from Nanjing Agricultural University in information systems.

Frances Zheng. Ms. Zheng has served as our Chief Financial Officer since 2008. Ms. Zheng was the Purchasing Manager for Hilton Nanjing International Hotel from 2000 through 2006. In 2006, Ms. Zheng was a Purchasing Manager and Cost Accountant for Renaissance Suzhou Hotel, China. From 2006 through 2008, Ms. Zheng served as Assistant Financial Controller for Hilton Hefei. Ms. Zheng received her bachelor’s degree in 1991 from Nanjing JinLing Vocational University.

Chen Guangqiang. Mr. Chen has served as our Chief Technology Officer since 2003. Mr. Chen was a geological engineer for the Fourth Oil Extraction Plant of Huabei Oil Field from 1985 through 1993. From 1993 through 1999, Mr. Chen was a chief engineer for Xinda Company, CNPC Development Bureau. From 1999 through 2003, Mr. Chen served as the general manager of Beijing Adar Petroleum Technology Co., Ltd. Mr. Chen received his bachelor’s degree in 1985 from Southwest Petroleum Institute.

Li Hongqi. Mr. Li serves as our Chief Marketing Officer. He founded Jining ENI Energy & Technology Co., Ltd. and served as Chief Marketing Officer since 2003. Mr. Li served as a sales manager for Beijing ITL Fiber-Optic Communication Technology Company from 1994 through 1997. Mr. Li served as a vice sales president for Beijing Oil-Land Trade Company from 1998 through 2003. Mr. Li received his bachelor’s degree in 1994 from the Second Artillery Force Commands Institute.

Nelson N.S. Wong. Mr. Wong joined our Board of Directors in 2008. In 1990 Mr. Wong joined the Vigers Group, a real estate company that provides services in valuation, corporate property services, investment advisory services, general practice surveying, building surveying, commercial, retail and industrial agency, and property and facilities management. Mr. Wong became the Vice Chairman and CEO of the Vigers Group in 1993. In 1995 Mr. Wong established the CAN Group, where he has worked continuously and continues to serve as the Chairman and Managing Partner. Mr. Wong received a bachelor’s degree in arts from the PLA Institute of International Relations in Nanjing in 1983.

Hu Jijun. Mr. Hu joined our Board of Directors in 2008. From 1988 to 2003, Mr. Hu served in a variety of positions at our No. 2 test-drill plant, including technician of installation, assets equipment work, electrical installation, control room production dispatcher, Deputy Chief Engineer of the Technology Battalion, and Deputy Director of Production. From 2003 to 2005 he served as Head of the Integrated Battalion and he is currently the Head of the Transport Battalion, Senior Electric Engineer. Mr. Hu graduated as an automated professional from the China University of Petroleum in 1988.

Liao Xiaorong. Ms. Liao joined our Board of Directors in 2008. From 1992 to 1993, Ms. Liao worked for the Liaohe Oilfield. From 1993 to 1995 Ms. Liao served in the Storage and Transportation Room of the Liaohe Oilfield Design Institute. From 2003 through the present, Ms. Liao has served as a Senior Engineer in the finance department of Petroleum Engineering for the Southwest Oil and Gas Branch of Sinopec. Ms. Liao received her degree in oil and gas storage and transportation projects from Southwest Petroleum University.

Dennis O. Laing. Mr. Laing joined our Board of Directors in 2008. Mr. Laing has practiced law in Richmond, Virginia for over 30 years and currently has his own practice, The Law Offices of Dennis O. Laing. Mr. Laing’s law practice centers upon business and corporate law with special interest in energy, healthcare and technology sectors. Mr. Laing received a bachelor’s degree in government from the University of Virginia and a law degree from the University of Richmond. Mr. Laing currently serves as a director of e-Future Information Technology Inc., an enterprise solutions software and services company that is listed on the NASDAQ Capital Market, and Sino-Global Shipping America, Ltd., a shipping agency that is listed on the NASDAQ Capital Market.

Executive Compensation

The following table shows the annual compensation paid by us to Mr. Yin Shenping, our principal executive officer, for the years ended June 30, 2007 and 2008. No other officer had total compensation during either of the previous two years of more than $100,000.

Summary Compensation Table

Name	Year	Salary	Bonus	All Other Compensation	Total(1)
Yin Shenping	2008	$80,000	$—	$—	$80,000

Chief Executive Officer (Principal Executive Officer)	2007	$80,000	$—	$—	$80,000

(1)	Mr. Yin did not receive any payments during 2008 or 2007 other than a base salary. Accordingly, we have omitted columns for other potential compensation categories.

Employment Agreements

We have employment agreements with each of our Chief Executive Officer, Chief Technology Officer, Chief Marketing Officer and Chief Financial Officer. With the exception of the employment agreement with our Chief Financial Officer, each of these employment agreements provides for an indefinite term. Such employment agreements may be terminated (1) if the employee gives written notice of his or her intention to resign, (2) the employee is absent from three consecutive meetings of the Board of Directors, without special leave of absence from the other members of the Board of Directors, and the Board of Directors passes a resolution that such employee has vacated his office, or (3) the death, bankruptcy or mental incapacity of the employee. The employment agreement for our Chief Financial Officer provides for a two-year term, currently expiring on August 21, 2009. Such employment agreement may be terminated if the employee gives thirty days’ written notice of her intention to resign, or if the Board of Directors determines she can no longer perform her duties as Chief Financial Officer and provides her with thirty days’ written notice of termination.

Under Chinese law, we may only terminate employment agreements without cause and without penalty by providing notice of non-renewal one month prior to the date on which the employment agreement is scheduled to expire. If we fail to provide this notice or if we wish to terminate an employment agreement in the absence of cause, then we are obligated to pay the employee one month’s salary for each year we have employed the employee. We are, however, permitted to terminate an employee for cause without penalty to our company, where the employee has committed a crime or the employee’s actions or inactions have resulted in a material adverse effect to us.

Stock Option Pool

We have established a pool for stock options for the Domestic Companies’ and our employees. This pool will contain up to [            ] options to purchase our ordinary shares, subject to a limit of 10% of the number of ordinary shares outstanding at the conclusion of this offering. The options will vest at a rate of 20% per year for five years and have an exercise price of the market price of our shares on the date the options are granted. Our Board of Directors and shareholders have adopted a stock option plan to be implemented following the closing of this offering. We expect to grant options to certain employees as of the closing of this offering; however, we have not yet determined the number of options or the individuals to whom to grant such options. Any options granted as of the closing of this offering will have an exercise price of $[            ] per option.

Board of Directors and Board Committees

Our board of directors currently consists of seven (7) members. We expect that all current directors will continue to serve after this offering. There are no family relationships between any of our executive officers and directors.

The directors will be divided into three classes, as nearly equal in number as the then total number of directors permits. Class I directors shall face re-election at our annual general meeting of shareholders in 2008 and every three years thereafter. Class II directors shall face re-election at our annual general meeting of shareholders in 2009 and every three years thereafter. Class III directors shall face re-election at our annual general meeting of shareholders in 2010 and every three years thereafter.

If the number of directors changes, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly as possible. Any additional directors of a class elected to fill a vacancy resulting from an increase in such class will hold office for a term that coincides with the remaining term of that class. Decreases in the number of directors will not shorten the term of any incumbent director. These board provisions could make it more difficult for third parties to gain control of our company by making it difficult to replace members of the Board of Directors.

A director may vote in respect of any contract or transaction in which he is interested, provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof that a director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting.

The Board of Directors maintains a majority of independent directors. Mr. Laing, Mr. Wong, Mr. Hu, and Ms. Liao are our independent directors.

Currently, three committees have been established under the board: the audit committee, the compensation committee and the nominating committee. The audit committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The compensation committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers our incentive compensation plans and equity-based plans (but our board retains the authority to interpret those plans). The corporate governance committee of the board of directors is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues.

There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Board of Directors Observers

In connection with this offering, we have agreed to allow our placement agent to designate two non-voting observers to our Board of Directors until the earlier of the date that:

•	the investors that purchase shares in this offering beneficially own less than 10% of our outstanding shares; or

•	the trading price per share is at least four times our initial public offering price, for any consecutive 15 trading day period.

Although our placement agent’s observers will not be able to vote, they may nevertheless significantly influence the outcome of matters submitted to the Board of Directors for approval by virtue of their presence at Board meetings and availability to provide advice regarding matters before the Board of Directors. We have agreed to reimburse the observers for their expenses for attending our Board meetings, subject to a maximum reimbursement of $6,000 per meeting and $12,000 annually per observer. As of the date of this prospectus, Mr. L. McCarthy Downs, III and Mr. Zhu Ming are serving as our placement agent’s observers to our Board of Directors.

We have no other arrangement or understandings pursuant to which any of our other directors are selected or nominated.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to the company to act in good faith in their dealings with or on behalf of our company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to personally profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

In general, the Companies Law imposes various duties on officers of a company with respect to certain matters of management and administration of the company. The Companies Law imposes fines on persons who fail to satisfy those requirements or the company itself. However, in many circumstances, an individual is only liable if he is knowingly guilty of the default or knowingly and willfully authorizes or permits the default. In comparison, under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. In addition, under Delaware law, a party challenging the propriety of a decision of the directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule protects the directors and their decisions, and their business judgments will not be second guessed. If the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Director Compensation

All directors hold office until the expiration of their respective terms and until their successors have been duly elected and qualified. There are no family relationships among our directors or executive officers. Officers are elected by and serve at the discretion of the Board of Directors. Employee directors do not receive any compensation for their services. Non-employee directors are entitled to receive $2,000 per Board of Directors meeting attended. In addition, non-employee directors are entitled to receive compensation for their actual travel expenses for each Board of Directors meeting attended.

Limitation of Director and Officer Liability

Pursuant to our Memorandum and Articles of Association, every director or officer and the personal representatives of the same shall be indemnified and secured harmless out of our assets and funds against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him or her in or about the conduct of our business or affairs or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. No such director or officer will be liable for: (a) the acts, receipts, neglects, defaults or omissions of any other such Director or officer or agent; or (b) any loss on account of defect of title to any of our property; or (c) account of the insufficiency of any security in or upon which any of our money shall be invested; or (d) any loss incurred through any bank, broker or other similar person; or (e) any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on his or her part; or (f) any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers authorities, or discretions of his or her office or in relation thereto, unless the same shall happen through his or her own dishonesty.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to beneficial ownership of our ordinary shares as of November 12, 2008 and as adjusted to reflect the sale of the ordinary shares offered by us in this offering, for each person known by us to beneficially own 5% or more of our ordinary shares, and all of our executive officers and directors individually and as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 52,632 shares outstanding as of November 12, 2008, and [            ] ordinary shares (minimum offering) and [            ] ordinary shares (maximum offering) outstanding after completion of this offering. Our major shareholders do not possess voting rights that differ form our other shareholders. The address of each of the below shareholders is c/o Recon Technology Ltd, Room 1401 Yong Feng Mansion, 123 Jiqing Road, Nanjing, People’s Republic of China 210006.

	Amount of Beneficial Ownership	Percentage Ownership Before Offering	Percentage Ownership After Minimum Offering		Percentage Ownership After Maximum Offering
Mr. Yin Shenping	15,000	28.5%	[	]	[	]
Mr. Li Hongqi	20,000	38.0%	[	]	[	]
Mr. Chen Guangqiang	15,000	28.5%	[	]	[	]
Bloomsway Development Ltd	2,632	5.0%	[	]	[	]
Total	52,632	100%	[	]	[	]

RELATED PARTY TRANSACTIONS

Receivables from Related Parties

At June 30, 2008, NRT had a receivable from a related party, Mr. Yin Shenping, of ¥99,550 for travel advances, and Hengda Haitian had a receivable of ¥140,000 from a company under common ownership, Xiamen Huasheng, for sales of goods and services. NRT also had a purchase advance from a related party of ¥22,238 from a company under common ownership, Nanjing Youkong, for the purchase of goods.

At June 30, 2007, Yabei Nuoda had accounts receivable from related parties of ¥376,027, of which ¥207,543 was from a company under common ownership, Xiamen Huasheng, for sales of goods and services, ¥168,484 was from a company under common ownership, Nanjing Youkong, for sales of goods and services. Hengda Haitian also had a receivable from a related party of ¥6,415 from a company under common ownership, Xiamen Huasheng, for paying expenses on behalf of the other party. Hengda Haitian also had a purchase advance from a related party of ¥4,900 from a company under common ownership, Xiamen Huasheng, for the purchase of goods.

Payable to Related Parties

At June 30, 2008, (i) BHD owed related party, Ningxia Bright, ¥313,312 and related party, Xiamen Huasheng, ¥932,000, (ii) NRT owed related party, Xiamen Huasheng, ¥11,966, and (iii) Hengda Haitian owed related party, Xiamen Yingjia, ¥128,000 and related party, Xiamen Huasheng, ¥1,500, all of which were due to companies under common ownership for payments of expenses made on behalf of our company.

At June 30, 2008, (i) ENI owed related party, Mr. Li Hongqi, ¥600,000, (ii) NRT owed related parties, Mr. Cheng Bo, Mr. Wang Binbin and Xiamen Yinjia, ¥94,000, ¥67,800 and ¥50,000, respectively, (iii) Yabei Nuoda owed related party, Mr. Yin Shenping, ¥340,532 and (iv) Recon-CI owed related party, Mr. Chen Guangqiang, ¥582, due for payments of expenses on behalf of the Company.

At June 30, 2007, NRT owed related party, Xiamen Huasheng, ¥261,966 for payments of expenses made on behalf of our company and owed related party, Xiamen Yingjia, ¥50,000 for loan payments made on behalf of our company. At June 30, 2007, Hengda Haitian owed related party, Xiamen Yingjia, ¥305,952 for payments of expenses made on behalf of our company.

Related Party Revenue

During the year ended June 30, 2007, Yabei Nuoda had revenues from the sale of software to a company under common ownership, Nanjing Youkong, in the amount of ¥747,741. There were no related party revenues during the year ended June 30, 2008.

Contractual Arrangements with Domestic Companies and their Shareholders

We operate our business in China through a series of contractual arrangements with the Domestic Companies and their shareholders. For a description of these contractual arrangements, see “Our Corporate Structure – Contractual Arrangements with Domestic Companies and their Shareholders.”

Relationship with our Placement Agent

In connection with this offering, we have agreed to allow our placement agent to designate two non-voting observers to our Board of Directors until the earlier of the date that:

•	the investors that purchase shares in this offering beneficially own less than 10% of our outstanding shares; or

•	the trading price per share is at least four times our initial public offering price, for any consecutive 15 trading day period.

Mr. Downs, our placement agent’s Senior Vice President, currently serves as one of the placement agent’s observers to our Board of Directors. Our placement agent’s observers may impact the decisions of our Board of Directors. The Corporate Governance Committee of our Board of Directors, which is comprised solely of independent directors, must approve any future transaction with our affiliates.

Future Related Party Transactions

The Corporate Governance Committee of our Board of Directors must approve all related party transactions. All material related party transactions will be made or entered into on terms that are no less favorable to us than can be obtained from unaffiliated third parties. Related party transactions that we have previously entered into were not approved by independent directors, as we had no independent directors at that time.

DESCRIPTION OF SHARE CAPITAL

Our authorized capital stock consists of 5,000,000 ordinary shares, par value $0.001 per share. As of the date of this prospectus, 1,750,000 ordinary shares are issued and outstanding. An additional [            ] shares of ordinary shares have been reserved for issuance upon exercise of outstanding options.

Ordinary Shares

Holders of ordinary shares are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of ordinary shares are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and subject to any preference of any then authorized and issued preferred stock. See “Dividend Policy.” Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of ordinary shares are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company, subject to any preference of any then authorized and issued preferred stock. There are no conversion, redemption or sinking fund provisions applicable to the ordinary shares. All outstanding ordinary shares are fully paid and nonassessable.

Limitations on the Right to Own Shares

There are no limitations on the right to own our ordinary shares.

Limitations on Transfer of Shares

Our Articles of Association gives our directors, at their discretion, the right to decline to register any transfer of shares.

Disclosure of Shareholder Ownership

There are no provisions in our Memorandum of Association or Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Changes in Capital

We may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe. The new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital. We may by ordinary resolution:

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination;

•

in many circumstances, sub-divide our existing shares, or any of them, into shares of smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share form which the reduced share is derived; and

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital and any capital redemption reserve fund in any manner authorized by law.

Differences in Corporate Law

The Cayman Islands Companies Law is modeled after English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and, for comparison purposes, the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Mergers and similar arrangements

Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the dual majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted (within four months) by holders of not less than 90.0% of the shares affected, the offerer may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion. If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of a Delaware corporation, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ suits

We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, the company itself will normally be the proper plaintiff in actions against directors, and derivative actions may not generally be brought by a minority shareholder. However, based on English authorities, who would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, required a special resolution, which was not obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company – a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third-party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. Cayman Islands law and our articles of association allow our shareholders holding not less than 10% of the paid up voting share capital of the Company to requisition a shareholder’s meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our articles of association require us to call such meetings.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors can be removed with cause or by the vote of holders of a majority of our shares, cast at a general meeting, or the unanimous written resolution of all shareholders.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an

“interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law of the Cayman Islands and our articles of association, our company may be voluntarily dissolved, liquidated or wound up only by the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders. In addition, our company may be wound up by the Grand Court of the Cayman Islands if the company is unable to pay its debts or if the court is of the opinion that it is just and equitable that our company is wound up.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class or unanimous written resolution, provided that if such variation has the effect of altering our articles of association, the variation will need to be approved in the manner described under the heading “Amendment of governing documents.”

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our memorandum and articles of association may only be amended with the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Indemnification of directors and executive officers and limitation of liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud or default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law to a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable as a matter of United States law.

Rights of non-resident or foreign shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Inspection of books and records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or corporate records except our memorandum and articles of association. However, we will provide our shareholders with annual audited consolidated financial statements.

Stock Option Plans

Our Board of Directors and shareholders have approved a stock option plan to be implemented following the completion of this offering. This plan authorizes the issuance of up to 10% of the number of ordinary shares outstanding after this offering. Pursuant to this plan, we may issue options to purchase our ordinary shares to our employees and directors (other then the director nominated by our placement agent). The Compensation Committee of the Board of Directors will administer the plan. The options will have exercise prices equal to the fair market value of our ordinary shares on the date of grant. In addition, the options will vest over five years (20% per year) and have terms of ten years.

Certain Effects of Authorized but Unissued Stock

Assuming a maximum offering, after this offering, we will have [            ] ordinary shares remaining authorized but unissued. Authorized but unissued ordinary shares are available for future issuance without shareholder approval. Issuance of these shares will dilute your percentage ownership in us.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our ordinary shares, and a liquid trading market for our ordinary shares may not develop or be sustained after this offering. Future sales of substantial amounts of ordinary shares, including shares issued upon exercise of outstanding options and exercise of the warrants offered in this prospectus in the public market after this offering or the anticipation of those sales could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Upon the completion of a maximum offering, we will have outstanding [            ] ordinary shares, assuming no exercise of outstanding options. Of these shares, the ordinary shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. The remaining approximately 1,750,000 ordinary shares outstanding will be restricted shares held by existing shareholders. As of November 12, 2008, all of our ordinary shares were held by four (4) shareholders.

Lock-Up Agreements

The ordinary shares held by our officers and directors are subject to lock-up agreements. These lock-up agreements provide that the shareholder will not offer, sell, contact to sell, grant an option to purchase, effect a short sale or otherwise dispose of or engage in any hedging or other transaction that is designed or reasonably expected to lead to a disposition of ordinary shares or any option to purchase ordinary shares or any securities exchangeable for or convertible into ordinary shares for a period of 190 days after the date of this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of our company at the time of sale, or at any time during the preceding three months, and who has beneficially owned restricted shares for at least six months, would be entitled to sell within any three-month period a number of our common shares that does not exceed the greater of 1% of the then outstanding common shares or the average weekly trading volume of common shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his or her common shares for at least six months, would be entitled under Rule 144 to sell such shares without regard to any manner of sale, notice provisions or volume limitations described above. Any such sales must comply with the public information provision of Rule 144 until our common shares have been held for one year.

Rule 701

Securities issued in reliance on Rule 701 are also restricted and may be sold by shareholders other than affiliates of our company subject only to manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its six-month holding period requirement.

TAXATION

The following sets forth the material Cayman Islands and U.S. federal income tax consequences of an investment in our ordinary shares. It is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands are not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, we have obtained an undertaking from the Governor-in-Council:

•	that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

•	that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on the shares, debentures or other of our obligations.

The undertaking for us is for a period of twenty years from August 21, 2007.

U.S. Federal Income Taxation

The following discussion describes the material U.S. federal income tax consequences to you if you are a U.S. Holder (as defined below) of an investment in the ordinary shares and you hold the ordinary shares as capital assets. This discussion is based on the tax laws of the United States as in effect on the date of this prospectus, including the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations in effect as of the date of this prospectus and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply on a retroactive basis and could affect the tax consequences described below.

The following discussion does not deal with the U.S. federal income tax consequences relevant to you if you are in a special tax situation such as:

•	banks;

•	certain financial institutions;

•	insurance companies;

•	broker dealers;

•	U.S. expatriates;

•	traders that elect to mark-to-market;

•	tax-exempt entities;

•	persons that have a functional currency other than the U.S. dollar;

•	persons liable for alternative minimum tax;

•	persons holding an ordinary share as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of our voting stock; or

•	persons holding ordinary shares through partnerships or other pass-through entities.

Prospective purchasers are urged to consult their tax advisors about the application of the U.S. Federal Income Tax Rules to their particular circumstances as well as the state, local and foreign tax consequences to them of the purchase, ownership and disposition of ordinary shares.

For purposes of this discussion, you are a U.S. Holder if you are a beneficial owner of ordinary shares and you are, for U.S. federal income tax purposes,

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any State thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) was in existence on August 20, 1996, was treated as a U.S. person under the Internal Revenue Code on the previous day and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are a partner in a partnership or other entity taxable as a partnership that holds ordinary shares, your tax treatment will depend on your status and the activities of the partnership. If you are a partner of a partnership holding our ordinary shares, you should consult your tax advisor regarding the U.S. federal income tax consequences to you of the purchase, ownership and disposition of our ordinary shares.

Taxation of dividends and other distributions on the ordinary shares

Subject to the passive foreign investment company rules discussed below, the gross amount of all our distributions to you with respect to the ordinary shares will be included in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

If you are a non-corporate U.S. Holder, including an individual, for taxable years beginning before January 1, 2011, dividends may constitute “qualified dividend income” which is taxed at the lower long-term capital gains rate provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under Internal Revenue Service authority, our ordinary shares are considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares.

Dividends will constitute foreign source income for U.S. foreign tax credit limitation purposes. For this purpose, dividends distributed by us with respect to the ordinary shares will be “passive income” or, in the case of certain U.S. Holders, “financial services income” for taxable years beginning on or before January 1, 2007. For taxable years beginning after December 31, 2006, dividends distributed by us with respect to ordinary shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that any distribution we make will be treated as a dividend.

Taxation of disposition of shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ordinary share equal to the difference between the amount realized for the ordinary share and your tax basis in the ordinary share. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual, who has held the ordinary share for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

Passive foreign investment company

We do not believe that we were a passive foreign investment company, or PFIC, for the taxable year ended June 30, 2008, and we do not expect to be a PFIC for our current taxable year ending June 30, 2009. However, our actual PFIC status will not be determinable until the close of our current taxable year. Accordingly, there is no guarantee that we will not be a PFIC for the current taxable year. However, we must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC to you for all succeeding years during which you hold ordinary shares.

A non- U.S. corporation is considered to be a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income, or

•	at least 50% of the average quarterly value of its assets during a taxable year is derived from assets that produce, or that are held for the production of, passive income.

We will be treated as owning a proportionate share of the assets and earnings and a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

In applying the asset test described above, the value of our assets will be deemed to be equal to the sum of the aggregate value of our outstanding equity plus our liabilities. For purposes of the asset test, our goodwill, which is measured as the sum of the aggregate value of outstanding equity plus liabilities, less the value of known assets, should be treated as a non-passive asset. Therefore, a decrease in the market price of our ordinary shares and associated decrease in the value of our goodwill would cause a reduction in the value of our non-passive assets for purposes of the asset test. If there is such a reduction in goodwill and the value of our non-passive assets, the percentage of the value of our assets that is attributable to passive assets may increase, and if such percentage, based on an average of the quarterly values during a taxable year, exceeds 50%, we will be a PFIC for such taxable year. Accordingly, fluctuations in the market price of our shares may result in us being a PFIC for any year. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering.

If we are a PFIC for any taxable year during which you hold ordinary shares, dividends paid by us to you will not be eligible for the reduced rate of taxation applicable to non-corporate U.S. Holders, including individuals. See “Taxation of dividends and other distributions on the ordinary shares” above. Additionally, you will be subject to special tax rules, discussed below, with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period prior to the current year for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably on a daily basis over your holding period for the ordinary shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income, and

•

the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Alternatively, if the ordinary shares constitute “marketable stock” in a PFIC, you may make a mark-to-market election for the ordinary shares to elect out of the tax treatment discussed in the two preceding paragraphs. We expect that our ordinary shares will qualify as marketable stock for U.S. federal income tax purposes. Marketable stock is stock that is regularly traded in other than de minimis quantities on a qualified exchange, which includes the

NASDAQ Capital Market. If you make a mark-to-market election for the ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. The tax rules that apply to distributions by corporations that are not PFICs would apply to distributions by us.

In addition, we do not intend to prepare or provide you with the information necessary to make a “qualified electing fund” election.

If you hold ordinary shares in any year in which we are a PFIC, you will be required to file Internal Revenue Service Form 8621 regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in ordinary shares.

Information reporting and backup withholding

Dividend payments with respect to ordinary shares and proceeds from the sale, exchange or redemption of ordinary shares may be subject to information reporting to the Internal Revenue Service and possible backup withholding at a current rate of 28%. Backup withholding will not apply, however, if you are a corporation or other exempt recipient or if you furnish a correct taxpayer identification number and make any other required certification. If you are required to establish your exempt status, you must provide such certification on Internal Revenue Service Form W-9. You are urged to consult your tax advisor regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information in a timely manner.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands because of the following benefits found there:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and political and economic stability;

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

We have been advised that there is uncertainty as to whether the courts of the Cayman Islands or China would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in the Cayman Islands or China against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

Jingtian & Gongcheng has advised us further that the recognition and enforcement of foreign judgments are provided for under Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions.

PLACEMENT

We have engaged Anderson & Strudwick, Incorporated to conduct this offering on a “best efforts, minimum/maximum” basis. The offering is being made without a firm commitment by the placement agent, which has no obligation or commitment to purchase any of our Shares. Although they have not formally committed to do so, our affiliates may opt to purchase ordinary shares in connection with this offering. To the extent such individuals invest, they will purchase our shares with investment intent and without the intent to resell. Any ordinary shares purchased by our affiliates shall contribute to the calculation of whether we have achieved our minimum offering. We have not placed limits on the number of ordinary shares eligible to be purchased by our affiliates.

Unless sooner withdrawn or canceled by either us or the placement agent, the offering will continue until the earlier of (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii) June 1, 2009 (the “Offering Termination Date”). Until the closing of the offering, all proceeds from the sale of the ordinary shares will be deposited in escrow with SunTrust Bank (the “Escrow Agent”). Investors must pay in full for all ordinary shares at the time of investment. Proceeds deposited in escrow with the Escrow Agent may not be withdrawn by investors prior to the earlier of the closing of the offering or the Offering Termination Date. If the offering is withdrawn or canceled or if the [            ] share minimum offering are not sold and proceeds therefrom are not received by us on or prior to the Offering Termination Date, all proceeds will be promptly returned by the Escrow Agent without interest or deduction to the persons from which they are received (within one business day) in accordance with applicable securities laws.

Pursuant to that certain placement agreement by and between the placement agent and us, the obligations of the placement agent to solicit offers to purchase the ordinary shares and of investors solicited by the placement agent to purchase the ordinary shares are subject to approval of certain legal matters by counsel to the placement agent and to various other conditions which are customary in a transactions of this type, including, that, as of the closing of the offering, there shall not have occurred (a) a suspension or material limitation in trading in securities generally on the or the publication of quotations on the NASDAQ Stock Market (National Market System or Capital Market); (ii) a general moratorium on commercial banking activities in the United States or China; (iii) the engagement by the United States or China in hostilities which have resulted in the declaration of a national emergency or war if any such event would have a material adverse effect, in the placement agent’s reasonable judgment, as to make it impracticable or inadvisable to proceed with the solicitation of offers to consummate the offering with respect to investors solicited by the placement agent on the terms and conditions contemplated herein.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the placement agent may be required to make in respect of those liabilities.

The placement agent is offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by it, subject to conditions contained in the placement agreement, such as the receipt by the placement agent of officers’ certificates and legal opinions. The placement agent reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The placement agent intends to offer our ordinary shares to its retail customers in states whereby we have qualified the issuance of such shares.

Commissions and Discounts

The placement agent has advised us that it proposes to offer the ordinary shares to the public at the initial public offering price on the cover page of this prospectus.

The following table shows the public offering price, placement discount to be paid by us to the placement agent and the proceeds, before expenses, to us.

	Per Share			Minimum Offering	Maximum Offering
Public offering price	$	[	]	$8,000,000	$10,000,000

Placement discount	$	[	]	$640,000	$800,000

Proceeds to us, before expenses	$	[	]	$7,360,000	$9,200,000

The expenses of this offering, not including the placement discount, are estimated at $[            ] and are payable by us. The placement agent may offer the ordinary shares to certain securities dealers at the public offering price, less a concession not in excess of $[            ] per ordinary share. The placement agreement further provides that the placement agent will receive from us non-accountable expense allowance of 1.0% of the aggregate public offering price of the ordinary shares, which allowance amounts to $100,000 assuming the closing of a maximum offering. This 1.0% expense allowance is exclusive of the 8.0% placement discount.

Placement Agent’s Warrants

We have agreed to sell to the placement agent at a price of $0.001 per warrant, placement agent’s warrants to purchase 10% of the number of shares issued by us in connection with the offering. The placement agent’s warrants will be exercisable at 120% of the offering price per ordinary share for a period of five years. The placement agent’s warrants may not be sold, transferred, pledged, assigned or hypothecated for a period of 180 days after the date of this prospectus, except to officers or partners and stockholders of the placement agent. We have agreed to file, during the five year period commencing on the date of this prospectus at our cost, at the request of the holders of a majority of the placement agents warrants and the underlying ordinary shares, and to use our best efforts to cause to become effective a registration statement under the Securities Act, as required to permit the public sale of ordinary shares issued or issuable upon exercise of the placement agent’s warrants.

For the life of the placement agent’s warrants, the holders thereof are given, at nominal costs, the opportunity to profit from a rise in the market price of our ordinary shares with a resulting dilution in the interest of other shareholders. Further, the holders may be expected to exercise the placement agent’s warrant at a time when we would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided in the placement agent’s warrants.

Lock-Up Agreements

Each of our existing shareholders who is an officer or director of our company has agreed with us not to sell or otherwise transfer any ordinary shares for 190 days after the date of this prospectus. Specifically, we and these shareholders have agreed not to directly or indirectly:

•	offer, pledge, sell, contract to sell or otherwise dispose of any ordinary shares;

•	sell any option or contract to purchase any ordinary shares;

•	purchase any option or contract to sell any ordinary shares;

•	grant any option, right or warrant for the sale of any ordinary shares, except pursuant to our stock option plan;

•	lend or otherwise dispose of or transfer any ordinary shares;

•	request or demand that we file a registration statement related to any of our ordinary shares;

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any ordinary shares whether any such swap or transaction is to be settled by delivery of ordinary shares or other securities, in cash or otherwise.

These lock-up agreements apply to our ordinary shares and to securities convertible into, or exchangeable or exercisable for, or repayable with, our ordinary shares. It also applies to our ordinary shares owned now acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Market and Pricing Considerations

There is not an established market for our ordinary shares. We negotiated with our placement agent to determine the offering price of our ordinary shares which is approximately [            ] times our trailing net income for the twelve month period ended [            ]. Noting past offerings completed by our placement agent, we believe that these multiples approximate valuation multiples utilized in similar offerings for similarly-sized companies.

In addition to prevailing market conditions, the factors considered in determining the applicable multiples were:

•	The history of, and the prospects for, our company and the industry in which we compete;

•	An assessment of our management, its past and present operation, and the prospects for, and timing of, our future revenues;

•	The present state of our development; and

•	The factors listed above in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

Using an average of the valuation based upon trailing net income for 2007, we calculated an approximate enterprise value of $[            ]. This resulted in a per share price of $[            ], based on 1,750,000 shares issued and outstanding prior to this offering. We have used this price in connection with this offering.

An active trading market for our ordinary shares may not develop. It is possible that after this offering the ordinary shares will not trade in the public market at or above the initial offering price.

Discretionary Shares

The placement agent will not sell any ordinary shares in this offering to accounts over which it exercises discretionary authority, without first receiving written consent from those accounts.

Listing on the NASDAQ Capital Market

We have applied to list our ordinary shares on the NASDAQ Capital Market under the symbol “RCON.” As this offering is a best-efforts offering, the NASDAQ Capital Market has indicated that it is unable to admit our ordinary shares for listing until the completion of the offering and, consequently, the satisfaction of NASDAQ Capital Market listing standards. If so admitted, we expect our ordinary shares to begin trading on the NASDAQ Capital Market on the day following the closing of this offering. If our ordinary shares are eventually listed on the NASDAQ Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of the ordinary shares, the placement agent may engage in transactions that stabilize, maintain or otherwise affect the price of the ordinary shares. Specifically, the placement agent may sell more ordinary shares than it is obligated to purchase under the placement agreement, creating a naked short position. The placement agent must close out a covered short sale by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the placement agent is concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the placement agents may bid for, and purchase, ordinary shares in the open market to stabilize the price of the ordinary shares. These activities may raise or maintain the market price of the ordinary shares above independent market levels or prevent or retard a decline in the market price of the ordinary shares. The placement agent is not required to engage in these activities, and may end any of these activities at any time.

We and the placement agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain matters related to the offer and sale of the ordinary shares will be passed on for the placement agent by the Kaufman & Canoles, P.C., Richmond, Virginia. Certain matters related to the offering relating to U.S. law will be passed on by Kaufman & Canoles, P.C., Richmond, Virginia. Certain legal matters relating to the offering as to Chinese law will be passed upon for us by Jingtian & Gongcheng, Beijing, People’s Republic of China. Certain legal matters relating to the offering as to Cayman Islands law will be passed upon for us by Corporate Filing Services Limited.

EXPERTS

Our consolidated balance sheets as of June 30, 2007 and 2006, and our consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years ended June 30, 2007 and 2006, presented in Chinese Yuan (RMB), have been included herein and in the registration statement in reliance upon the report of Hansen Barnett & Maxwell, P.C., an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, as amended, under the Securities Act of 1933 with respect to our ordinary shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information regarding us and our ordinary shares offered hereby, please refer to the registration statement and the exhibits filed as part of the registration statement.

This registration statement, including exhibits thereto may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain copies of the registration statement, including the exhibits thereto, after payment of the fees prescribed by the SEC. For additional information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides on-line access to reports and other information regarding registrants that file electronically with the SEC at the address: http://www.sec.gov.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth the main estimated expenses in connection with this offering, other than the placement discounts, expenses and commissions, which we will be required to pay:

U.S. Securities and Exchange Commission registration fee	$307
FINRA filing fee	1,600
NASDAQ listing fee	50,000
Blue Sky Fees	[	]
Legal fees and expenses for Chinese counsel	[	]
Legal fees and expenses for Cayman Islands counsel	[	]
Legal fees and expenses for U.S. securities counsel	[	]
Accounting fees and expenses	[	]
Printing fees	[	]
Other fees and expenses	[	]
Total	[	]

All amounts are estimated, except the U.S. Securities and Exchange Commission registration fee, the NASDAQ listing fee and the FINRA filing fee.

RECON TECHNOLOGY, LTD

HANSEN, BARNETT & MAXWELL, P.C.	Registered with the Public Company
A Professional Corporation	Accounting Oversight Board
CERTIFIED PUBLIC ACCOUNTANTS

5 Triad Center, Suite 750	A Member of the Forum of Firms
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200
Fax: (801) 532-7944 www.hbmcpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

  of Recon Technology, Ltd:

We have audited the accompanying consolidated balance sheets of Recon Technology, Ltd (“the Company”), as of June 30, 2007 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Recon Technology, Ltd as of June 30, 2007 and 2008, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, to the accompanying consolidated financial statements, the Company has restated the accompanying 2007 consolidated financial statements.

/s/ HANSEN, BARNETT & MAXWELL, P.C.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah

November 11, 2008

RECON TECHNOLOGY, LTD.

CONSOLIDATED BALANCE SHEETS

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30,		June 30,
	2007	2008	2008
	(As Restated)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	¥5,262,679	¥9,034,560	$1,314,730
Marketable securities	—	530,618	77,217
Trade accounts receivable, less allowance of ¥ 5,823,921 and ¥3,445,008 ($501,325), respectively	30,934,591	32,936,062	4,792,931
Trade accounts receivable-related parties, less allowance of ¥487,428 and ¥267,230 ($38,888), respectively	376,027	—	—
Other receivable, less allowance of ¥2,048,280 and ¥2,360,058 ($343,441), respectively	3,587,623	2,597,239	377,956
Other receivable-related parties, less allowance of ¥796,343 and ¥1,314,684 ($191,316), respectively	6,415	239,550	34,860
Purchase advances, less allowance of ¥961,119 and ¥1,770,216 ($257,606), respectively	3,345,961	3,574,929	520,232
Purchase advances-related parties, less allowance of ¥458,664 and ¥240,084 ($34,938), respectively	4,900	22,238	3,236
Prepaid expenses	9,386	113,475	16,513
Inventories, less provision of ¥36,016 and ¥61,568 ($8,960), respectively	5,631,150	9,839,652	1,431,889
Short-term notes receivable, less allowance of ¥0 and ¥1,766,000 ($256,992), respectively	—	7,089,187	1,031,635
Deferred tax assets	3,126,791	3,781,806	550,337

Total current assets	52,285,523	69,759,316	10,151,536

Non-current assets
Property and equipment, net of accumulated depreciation of ¥3,189,332 and ¥2,582,117 ($375,756), respectively	2,586,074	8,406,959	1,223,400
Advances for purchase of fixed assets	3,957,571	—	—

Total non-current assets	6,543,645	8,406,959	1,223,400

Total assets	¥58,829,168	¥78,166,275	$11,374,936

The accompanying notes are the integral part of these consolidated financial statements.

RECON TECHNOLOGY, LTD.

CONSOLIDATED BALANCE SHEETS (CONTINUED)

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30,		June 30,
	2007	2008	2008
	(As Restated)		(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Trade accounts payable	¥26,216,609	¥18,470,423	$2,687,857
Trade accounts payable-related parties	617,918	1,386,778	201,807
Other payables	1,551,711	4,031,975	586,742
Other payables - related parties	—	1,152,914	167,775
Deferred income	4,482,226	6,612,800	962,310
Advances from customers	4,494,341	1,543,026	224,545
Accrued payroll	112,833	91,722	13,348
Accrued employees’ welfare	1,239,797	1,042,351	151,685
Accrued expense	1,849,207	1,742,447	253,565
Other current liability	—	262,304	38,171
Taxes payable	4,540,592	8,975,562	1,306,144
Interest payable	213,360	106,903	15,557
Short-term notes payable	10,612,713	3,913,668	569,526
Short-term notes payable - related parties	—	2,330,569	339,150
Long-term notes payable, current portion	440,000	357,737	52,059

Total current liabilities	56,371,307	52,021,179	7,570,241
Long-term notes payable, net of current portion	3,047,460	300,000	43,658
Long-term notes payable - related parties	50,000	—	—

Total liabilities	59,468,767	52,321,179	7,613,899
Minority interest	615,392	451,036	65,636
Redeemable common stock	—	1,388,641	202,078
Shareholders’ equity (deficit)
Ordinary shares, $0.01 U.S. dollar par value, 5,000,000 shares authorized; 50,000 shares outstanding	1,696	3,800	553
Additional paid-in capital	8,494,304	19,049,000	2,772,054
Statutory reserves	1,254,822	1,687,772	245,608
Retained earnings (deficit)	(11,005,813)	3,264,847	475,108

Total shareholders’ equity (deficit)	(1,254,991)	24,005,419	3,493,323

Total liabilities and shareholders’ equity (deficit)	¥58,829,168	¥78,166,275	$11,374,936

The accompanying notes are the integral part of these consolidated financial statements.

RECON TECHNOLOGY, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Year Ended June 30,
	2007	2008	2008
	(As Restated)		(Unaudited)
Revenues
Hardware	¥54,169,963	¥58,815,361	$8,558,945
Service	6,500,286	12,838,841	1,868,337
Software	6,222,143	4,819,949	701,410
Software - related party	747,741	—	—

Total Revenues	67,640,133	76,474,151	11,128,693
Cost of revenues	41,812,810	46,009,585	6,695,420

Gross Profit	25,827,323	30,464,566	4,433,273

Operating expenses
Selling and distribution expenses	5,092,289	5,902,474	858,941
General and administrative expenses	9,644,590	7,214,913	1,049,931

Total operating expenses	14,736,879	13,117,387	1,908,872

Income from operations	11,090,444	17,347,180	2,524,401
Subsidy income	155,556	669,829	97,475
Non-operating income	13,915	—	—
Non-operating expenses	(3,494)	(297,860)	(43,345)
Interest income	27,976	212,648	30,945
Interest expense	(127,927)	(271,771)	(39,549)
Investment loss	—	(511,969)	(74,503)

Income before income taxes and minority interest	11,156,470	17,148,056	2,495,424
Provision for income taxes	(2,726,482)	(3,770,747)	(548,728)
Minority interest, net of tax	6,311	(112,232)	(16,332)

Income from continuing operations	8,436,299	13,265,077	1,930,364

Income (loss) from operations of discontinued subsidiaries, net of tax (including gain on disposal of ¥0 and ¥374,980 ($54,568), respectively)	(85,701)	405,926	59,071

Net income	8,350,598	13,671,003	1,989,435
Accrued dividend for redeemable common stock	—	16,819	2,448

Net income available for common shareholders	¥8,350,598	¥13,654,184	$1,986,987

Basic earnings per share:
Income from continuing operations	¥403.81	¥349.85	$50.91

Income (loss) from discontinued operations	¥(4.10)	¥10.71	$1.56

Net income	¥399.70	¥360.56	$52.47

Net income available for common shareholders	¥399.70	¥360.12	$52.40

Basic weighted average ordinary shares outstanding	20,892	37,916	37,916

Diluted earnings per share:
Income from continuing operations	¥403.81	¥336.93	$49.03

Income (loss) from discontinued operations	¥(4.10)	¥10.31	$1.50

Net income	¥399.70	¥347.24	$50.53

Net income available for common shareholders	¥399.70	¥346.81	$50.47

Diluted weighted average ordinary shares outstanding	20,892	39,371	39,371

The accompanying notes are the integral part of these consolidated financial statements.

RECON TECHNOLOGY, LTD.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

	Chinese Yuan (Renminbi)
	Ordinary Shares		Additional Paid-in Capital	Statutory Reserves	Retained Earnings (Deficit)	Total
	Shares	Amount
Balance as of June 30, 2006 (As Restated)	18,441	¥1,401	¥7,025,599	¥793,564	¥(19,466,153)	¥(11,645,589)
Issuance for cash - principal shareholders (As Restated)	3,855	295	1,468,705	—	—	1,469,000
Transfer from retained earnings to statutory reserves	—	—	—	461,258	(461,258)	—
Accumulated deficit absorbed by minority parties	—	—	—	—	571,000	571,000
Net income for the year (As Restated)	—	—	—	—	8,350,598	8,350,598

Balance as of June 30, 2007 (As Restated)	22,296	1,696	8,494,304	1,254,822	(11,005,813)	(1,254,991)
Capital contribution - principal shareholders	29,796	2,263	11,351,537	—	—	11,353,800
Capital decrease due to de-consolidation	(2,092)	(159)	(796,841)	—	—	(797,000)
Transfer from retained earnings to statutory reserves	—	—	—	773,833	(773,833)	—
Accumulated deficit offset by statutory reserves	—	—	—	(340,883)	340,883	—
Accumulated deficit absorbed by minority parties	—	—	—	—	1,100,000	1,100,000
Retained earnings decrease due to de-consolidation	—	—	—	—	(50,574)	(50,574)
Net income available for common sharesholders for the year	—	—	—	—	13,654,184	13,654,184

Balance as of June 30, 2008	50,000	¥3,800	¥19,049,000	¥1,687,772	¥3,264,847	¥24,005,419

The accompanying notes are the integral part of these consolidated financial statements.

RECON TECHNOLOGY, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Year Ended June 30,
	2007	2008	2008
	(As Restated)		(Unaudited)
Cash flows from operating activities:
Net income (loss) available for common shareholders	¥8,350,598	¥13,654,184	$1,986,987
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	676,002	997,538	145,164
Allowance for inventory		80,102	11,657
Gain on sale of property and equipment	—	(292,690)	(42,593)
Gain on sale of subsidiaries	—	(381,631)	(55,536)
Minority interest	(6,311)	112,232	16,332
Accrued dividend for redeemable common stock	—	16,819	2,448

Changes in operating assets and liabilities, net of effect of discontinued operations:
Trade accounts receivable, net	(16,561,646)	(5,432,464)	(790,544)
Trade accounts receivable-related parties, net	—	387,485	56,388
Other receivable, net	(2,105,240)	1,656,064	240,994
Other receivable related parties, net	(382,442)	(233,135)	(33,926)
Purchase advance, net	(1,792,968)	(187,588)	(27,298)
Prepaid expense	5,356	(928,843)	(135,167)
Inventories	(1,337,423)	(126,089)	(18,349)
Deferred tax assets	(1,106,049)	(4,288,604)	(624,087)
Other current assets	—	(1,105,813)	(160,920)
Trade accounts payable	4,152,951	(2,084,405)	(303,327)
Trade accounts payable-related parties	(35,646)	833,402	121,279
Other payables	54,846	(1,353,820)	(197,011)
Other payables-related parties	(660,000)	(677,293)	(98,561)
Deferred income	3,243,570	2,290,390	333,303
Advances from customers	642,635	566,861	82,491
Accrued payroll	(7,167)	4,282	623
Accrued employees’ welfare	225,759	1,718,153	250,030
Accrued expense	—	360,763	52,499
Taxes payable	4,441,308	4,746,466	690,717
Interest payable	88,432	(69,549)	(10,121)

Net cash (used in) provided by operating activities	¥(2,113,433)	¥10,262,817	$1,493,468

The accompanying notes are the integral part of these consolidated financial statements.

RECON TECHNOLOGY, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Year Ended June 30,
	2007	2008	2008
	(As Restated)		(Unaudited)
Cash flows from investing activities:
Purchases of property and equipment	¥(893,442)	¥(4,907,116)	¥(714,095)
Advances for purchase of fixed assets	(3,957,571)	—	—
Proceeds from sale of property and equipment	—	269,500	39,218
Cash paid for investment	—	(530,618)	(77,217)
Payment of note receivable	—	(6,901,600)	(1,004,337)
Decrease in cash resulting from de-consolidation of variable interest entities	—	(1,208,525)	(175,867)

Net cash used in investing activities	(4,851,013)	(13,278,359)	(1,932,297)

Cash flows from financing activities:
Proceeds from stock issuance	1,469,000	11,353,800	1,652,231
Proceeds from short-term notes payable	3,820,000	3,415,179	496,985
Proceeds from long-term notes payable	2,100,000	7,737	1,126
Repayment of short-term notes payable	(1,400,287)	(7,763,655)	(1,129,785)
Repayment of long-term notes payable	(500,000)	(2,747,460)	(399,817)
Proceeds from minority parties	881,000	1,150,000	167,351
Proceeds from issuance of redeemable shares	—	1,371,822	199,631

Net cash provided by financing activities	6,369,713	6,787,423	987,721

Net change in cash	(594,733)	3,771,881	548,893
Cash and cash equivalents at beginning of period	5,857,412	5,262,679	765,837

Cash and cash equivalents at end of period	¥5,262,679	¥9,034,560	$1,314,730

Supplemental cash flow information
Cash paid during the period for interest	¥39,495	¥378,228	$55,041
Cash paid during the period for taxes	¥1,342,026	¥3,117,583	$453,678

The accompanying notes are the integral part of these consolidated financial statements.

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

Organization - Recon Technology, Ltd (The “Company”) was incorporated under the laws of the Cayman Islands on August 21, 2007 by Mr. Yin Shenping, Mr. Chen Guangqiang and Mr. Li Hongqi (“The Principal Shareholders”) as a company with limited liability. The Company provides services designed to automate and enhance the extraction of petroleum in the People’s Republic of China (the “PRC”). Its wholly owned subsidiary, Recon Technology, Co., Limited (“Recon-HK”) was incorporated on September 6, 2007 in Hong Kong. Other than the equity interest in Recon-HK, the Company does not own any assets or conduct any operations. On November 15, 2007, Recon-HK established one wholly owned subsidiary, Jining Recon Technology, Ltd. (“Recon-JN”) under the laws of the PRC. Other than the equity interest in Recon-JN, Recon-HK does not own any assets or conduct any operations.

Recon-JN conducts its business through the following PRC legal entities that are consolidated as variable interest entities and operate in the Chinese petroleum industry:

•	Beijing BHD Petroleum Technology Co., Ltd. (“BHD”),

•	Nanjing Recon Technology Co., Ltd. (“Nanjing Recon”),

•	Jining ENI Energy Technology Co., Ltd. (“ENI”)

•	Beijing Yabei Nuoda Technology Co., Ltd. (“Yabei Nuoda”)

•	Beijing Adar Petroleum Technology, Ltd. (“Adar Petroleum”)

•	Inner Mongolia Adaer Energy Technology (“Inner Mongolia”)

•	Beijing Weigu Windows Co. Technology (“Beijing Weigu”)

•	Xiamen Recon Technology (“Xiamen Recon”)

•	Xiamen Hengda Haitian (“Hengda Haitian”)

Chinese laws and regulations currently do not prohibit or restrict foreign ownership in petroleum businesses. However, Chinese laws and regulations do prevent direct foreign investment in certain industries. To protect our shareholders from possible future foreign ownership restrictions, the Principal Shareholders, who also hold the controlling interest of BHD, Nanjing Recon and ENI, reorganized the corporate and shareholding structure of these entities by entering into certain exclusive agreements with Recon-JN, which obligates Recon-JN to absorb a majority of the risk of loss from these entities and entitles Recon-JN to receive a majority of the residual returns. Recon-JN also entered into a share pledge agreement with the Principal Shareholders, who pledged all their equity interest in these entities to Recon-JN. In addition, Recon-HK entered into an option agreement to acquire the Principal Shareholders’ equity interest in these entities if or when permitted by the PRC laws.

Based on these exclusive agreements, the Company consolidates the variable interest entities (“VIEs”) as required by Financial Accounting Standards Board (“FASB”) Interpretation No. 46R (“FIN 46R”), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 because the Company is the primary beneficiary of the VIEs.

On April 8, 1995, Beijing Adar Petroleum Technology, Ltd. (Adar Petroleum) was organized under the laws of the PRC. A Principal Shareholder of the Company holds a controlling interest of Adar Petroleum. Adar Petroleum has significant transactions with BHD which result in Hengda Haitian being the primary beneficiary of Adar Petroleum.

On August 28, 2000, a Principal Shareholder of the Company purchased a controlling interest in Beijing BHD Petroleum Technology Co., Ltd (BHD) which was organized under the laws of the PRC on June 29, 1999. On April 18, 2007, BHD Petroleum organized Inner Mongolia Adar Energy Technology Co., Ltd under the laws of the PRC, of which BHD owns a majority interest. On May 11, 2007 BHD created another subsidiary, Beijing Weigu Windows Co. Technology, of which BHD holds a majority interest.

On January 21, 2003, Jining ENI Energy Technology Co., Ltd. (ENI) was organized under the laws the PRC. A Principal Shareholder of the Company owns a controlling interest of ENI.

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

On October 20, 2004, two Principal Shareholders of the Company purchased a controlling interest in Beijing Yabei Nuoda Technology, Ltd. (Yabei Nuoda) which was organized under the laws of the PRC on December 13, 2002. Yabei Nuoda has significant transactions with Nanjing Recon which result in Yabei Nuoda being the primary beneficiary of Nanjing Recon.

On August 27, 2007 the Principal Shareholders of the Company purchased a majority ownership of Nanjing Recon Technology Co., Ltd (Nanjing Recon) from a related party who was a majority owner of Nanjing Recon. Nanjing Recon was organized under the laws of the PRC on July 4, 2003. Nanjing Recon created the subsidiary Xiamen Recon Technology Ltd. on June 29, 2006, of which it owns a controlling interest.

On January 15, 1996, Xiamen Hengda Haitian Internet, Ltd. was organized under the laws of the PRC. A Principal Shareholder of the Company owns a controlling interest of Xiamen Hengda Haitian Internet, Ltd. Nanjing Recon has significant transactions with Hengda Haitian which result in Nanjing Recon being the primary beneficiary of Hengda Haitian.

Nature of Operations - The Company sells and installs hardware systems related to heating, maintenance and processes customized for petroleum extraction in China. The Company has also developed its own specialized computer software and hardware to manage the oil extraction process in real-time to reduce the costs associated with extraction. The products and services provided by the company include:

•	Oil Field Water Finding/Blocking Technology - The Company developed this technology designed to find and block water content in petroleum.

•

High-Efficiency Heating Furnaces - High-Efficiency Heating Furnaces are designed to remove the impurities and to prevent solidification blockage in transport pipes carrying crude petroleum. Crude petroleum contains certain impurities that must be removed before the petroleum can be sold, including water and natural gas.

•

Multi-Purpose Fissure Shaper - Multipurpose fissure shapers improve the extractors’ ability to test for and extract petroleum which must be perforated into the earth before any petroleum extractor can test for the presence of oil.

•

Supervisory Control and Data Acquisition (“SCADA”) - SCADA is an industrial computerized process control system for monitoring, managing and controlling petroleum extraction. SCADA integrates underground and above-ground activities of the petroleum extraction industry.

Restatement of Financial Statements - During September 2008, the Company realized that the June 30, 2007 consolidated financial statements needed to be revised to include an additional entity that should have been consolidated under FIN 46(R). As a result the Company has restated its consolidated financial statements for the year ended June 30, 2007 to correct the errors to all the accounts affected. The effects of the restatements were as follows:

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

	As Previously Reported	Effect of Restatement	As Restated
Consolidated Balance Sheets
As of June 30, 2007
Cash and cash equivalents	¥2,475,231	¥2,787,448	¥5,262,679
Trade accounts receivable, net	30,502,243	432,348	30,934,591
Trade accounts receivable-related parties, net	—	376,027	376,027
Other receivable, net	3,609,616	(21,993)	3,587,623
Other receivable -related parties, net	376,027	(369,612)	6,415
Purchase advances, net	3,331,774	14,187	3,345,961
Purchase advances - related parties, net	—	4,900	4,900
Prepaid expenses	337	9,049	9,386
Inventories, net	4,645,932	985,218	5,631,150
Deferred tax assets	2,795,924	330,867	3,126,791
Property and equipment, net	1,724,988	861,086	2,586,074
Advances for purchase of fixed assets	786,448	3,171,123	3,957,571
Total assets	50,248,520	8,580,648	58,829,168
Trade accounts payable	24,160,229	2,056,380	26,216,609
Trade accounts payable-related parties	311,966	305,952	617,918
Other payables	1,486,656	65,055	1,551,711
Deferred income	2,775,565	1,706,661	4,482,226
Advances from customers	3,788,313	706,028	4,494,341
Accrued payroll	30,725	82,108	112,833
Accrued employees’ welfare	772,492	467,305	1,239,797
Taxes payable	4,202,509	338,083	4,540,592
Accrued expense	—	1,849,207	1,849,207
Short-term notes payable	9,592,713	1,020,000	10,612,713
Long-term notes payable, current portion	140,000	300,000	440,000
Long-term notes payable, net of current portion	1,247,460	1,800,000	3,047,460
Total liabilities	48,771,988	10,696,779	59,468,767
Minority interest	1,039,870	(424,478)	615,392
Ordinary shares	3,800	(2,104)	1,696
Additional paid-in capital	7,402,200	1,092,104	8,494,304
Statutory reserves	913,939	340,883	1,254,822
Retained earnings (deficit)	(7,883,277)	(3,122,536)	(11,005,813)
Total shareholders’ equity (deficit)	436,662	(1,691,653)	(1,254,991)
Total liabilities and shareholders’ equity (deficit)	¥50,248,520	¥8,580,648	¥58,829,168

	As Previously Reported	Effect of Restatement	As Restated
Consolidated Statements of Operations for the year ended June 30, 2007
Hardware	¥43,398,243	¥10,771,720	¥54,169,963
Service	3,869,564	2,630,722	6,500,286
Total Revenues	54,237,691	13,402,442	67,640,133
Cost of revenues	31,076,286	10,736,524	41,812,810
Gross Profit	23,161,405	2,665,918	25,827,323
Selling and distribution expenses	4,975,932	116,357	5,092,289
General and administrative expenses	7,344,254	2,300,336	9,644,590
Total operating expenses	12,320,186	2,416,693	14,736,879
Income from operation	10,841,219	249,225	11,090,444
Interest income	19,563	8,413	27,976
Income before income taxes and minority interest	10,898,832	257,638	11,156,470
Provision for income taxes	(2,057,532)	(668,950)	(2,726,482)
Minority interest, net of tax	58,374	(52,063)	6,311
Net Income from continuing operations	8,899,674	(463,375)	8,436,299
Net income	¥8,813,973	¥(463,375)	¥8,350,598
Basic and diluted earnings (loss) per ordinary share	¥421.88	¥(22.18)	¥399.70
Weighted average ordinary shares outstanding	20,892	20,892	20,892

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

	As Previously Reported	Effect of Restatement	As Restated
Consolidated Statements of Cash Flows for the year ended June 30, 2007
Cash flows from operating activities:
Net income	¥8,813,973	¥(463,375)	¥8,350,598
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	539,773	136,229	676,002
Minority interest	(58,374)	52,063	(6,311)
Changes in operating assets and liabilities, net of effect of discontinued operations:
Trade accounts receivable, net	(16,719,042)	157,396	(16,561,646)
Trade accounts receivable-related parties, net	—	—	—
Other receivable, net	(2,747,648)	642,408	(2,105,240)
Other receivable related parties, net	(376,027)	(6,415)	(382,442)
Purchase advance, net	(1,795,686)	2,718	(1,792,968)
Prepaid expense	(337)	5,693	5,356
Inventories	(814,421)	(523,002)	(1,337,423)
Deferred tax assets	(775,182)	(330,867)	(1,106,049)
Other current assets	—	—	—
Trade accounts payable	5,490,936	(1,337,985)	4,152,951
Trade accounts payable-related parties	(341,598)	305,952	(35,646)
Other payables	(788,937)	843,783	54,846
Other payables-related parties	(660,000)	—	(660,000)
Deferred income	1,538,005	1,705,565	3,243,570
Advances from customers	787,317	(144,682)	642,635
Accrued payroll	(89,275)	82,108	(7,167)
Accrued employees’ welfare	162,622	63,137	225,759
Taxes payable	4,173,164	268,144	4,441,308
Interest payable	88,432	—	88,432
Net cash (used in) provided by operating activities	(3,572,305)	1,458,872	(2,113,433)
Cash flows from investing activities:
Purchases of property and equipment	(663,662)	(229,780)	(893,442)
Advances for purchase of fixed assets	(786,448)	(3,171,123)	(3,957,571)
Net cash used in investing activities	(1,450,110)	(3,400,903)	(4,851,013)
Cash flows from financing activities:
Proceeds from stock issuance	1,469,000	—	1,469,000
Proceeds from short-term notes payable	2,800,000	1,020,000	3,820,000
Proceeds from long-term notes payable	—	2,100,000	2,100,000
Net cash provided by financing activities	3,249,713	3,120,000	6,369,713
Net change in cash	(1,772,702)	1,177,969	(594,733)
Cash and cash equivalents at beginning of the year	4,247,933	1,609,479	5,857,412
Cash and cash equivalents at end of the year	¥2,475,231	2,787,448	¥5,262,679

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Translating Financial Statements - The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying consolidated financial statements include the financial statements of the Company, its subsidiaries, VIEs for which the Company is the primary beneficiary, and entities under common control. All inter-company transactions and balances between the Company, its subsidiaries and VIEs are eliminated upon consolidation.

Convenience Translation - The Company’s functional currency is the Chinese Yuan (Renminbi) and the accompanying consolidated financial statements have been expressed in Chinese Yuan. The consolidated financial statements as of and for the period ended June 30, 2008 have been translated into United States dollars (“U.S. dollars”) solely for the convenience of the readers, are not presented in accordance with accounting principles generally accepted in the United States of America and are unaudited. The consolidated financial statements have been translated into U.S. dollars at the rate of ¥6.8718 = US$1.00, the approximate exchange rates prevailing on June 30, 2008. These translated U.S. dollar amounts should not be construed as representing Chinese Yuan amounts or that the Chinese Yuan amounts have been or could be converted into U.S. dollars.

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

Accounting Estimates - The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in United States of America requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are adjusted to reflect actual experience when necessary. Significant accounting estimates reflected in the Company’s consolidated financial statements include revenue recognition, allowance for doubtful accounts, and useful lives of property and equipment.

Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates.

Fair Values of Financial Instruments - The carrying amounts reported in the consolidated balance sheets for trade accounts receivable, other receivables, advances to suppliers, trade accounts payable, accrued liabilities, advances from customers and notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

Cash and Cash Equivalents - Cash and cash equivalents are comprised of cash on hand, demand deposits and highly liquid short-term debt investments with stated maturities of no more than three months.

Marketable Securities - The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”). The Company invests in certain marketable securities in the Chinese stock exchanges. All marketable securities are classified as trading securities and are reported at fair value based on quoted market prices. The unrealized gains and losses on these securities are included in earnings. At June 30, 2008, the Company had trading securities consisting of corporate equity securities with a fair value of ¥530,618 ($77,217). During the year ended June 30, 2008, the Company experienced realized loss of ¥38,237 ($5,564) and unrealized loss of ¥473,732 ($68,939), which are included in earnings on the income statement for the year. The securities were purchased during the year ended June 30, 2008 and thus there is no balance as of June 30, 2007.

Trade Accounts and Other Receivables - Accounts receivable are recorded when revenue is recognized and are carried at original invoiced amount less a provision for any potential uncollectible amounts. Provision is made against trade accounts and other receivables to the extent they are considered to be doubtful. Other receivables are from transactions with non-trade customers.

Purchase Advances - Purchase advances are the amounts prepaid to suppliers for purchases of inventory and are recognized when the final amount is paid to the suppliers and the inventory is delivered.

Inventories - Inventories are stated at the lower of cost or net realizable value, on a first-in-first-out basis. The method of determining inventory costs is used consistently from year to year. Allowance for inventory obsolescence is provided when the market value of certain inventory items are lower than the cost.

Short-term Notes Receivable - Short-term lending to other companies are recorded as short-term notes receivable. As of June 30, 2008, the Company had a short-term note in the amount of ¥6,689,187 ($973,426), which bears a annual interest rate at 4% and will be held to maturity at October 10, 2009. Other notes receivables bear no interest and are due on demand.

Valuation of Long-lived Assets - The carrying values of the Company’s long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that they may not be recoverable. When such an event occurs, the Company projects the undiscounted cash flows to be generated from the use of the asset and its eventual disposition over the remaining life of the asset. If projections indicate that the carrying value of the long-lived asset will not be recovered, the carrying value of the long-lived asset is reduced by the estimated excess of the carrying value over the projected discounted cash flows.

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

Advances from Customers - The Company, as is common practice in the PRC, will often receive advance payments from its customers for its products. The advances are recognized as revenue when the products are delivered. The Company had advances from its customers in the amount of ¥4,494,341 and ¥1,543,026 ($224,545) at June 30, 2007 and 2008, respectively.

Revenue Recognition - The Company recognizes revenue when the four following criteria are met: (1) persuasive evidence of an arrangement, (2) delivery has occurred or services provided, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured. Delivery does not occur until products have been shipped or services have been provided to the client and the client has signed a completion and acceptance report, risk of loss has transferred to the client, client acceptance provisions have lapsed, or the Company has objective evidence that the criteria specified in client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

Hardware:

Revenue from hardware sales is generally recognized when the product is shipped to the customer and when there are no unfulfilled company obligations that affect the customer’s final acceptance of the arrangement.

Services:

The Company provides services on a fixed-price contract and the contract terms generally are short term. Revenue is recognized on the completed contract method when delivery and acceptance is determined by a completion report signed by the customer. Deferred revenue represents unearned amounts billed to customers related to post-contract maintenance agreements.

Software:

The Company sells self-developed software. For software sales, the Company recognizes revenues in accordance with the provisions of Statement of Position No. 97-2, “Software Revenue Recognition,” and related interpretations. Revenue from perpetual (one-time charge) licensed software is recognized at the inception of the license term. Revenue from term (monthly license charge) arrangements is recognized on a subscription basis over the period that the customer is using the license. We do not provide any rights of return or warranties on our software.

Revenues applicable to multiple-element fee arrangements are bifurcated among the elements such as software, hardware and post-contract service using vendor-specific objective evidence of fair value. Such evidence consists of pricing of multiple elements when those same elements are sold as separate products or arrangements. Software maintenance for the first year and initial training are included in the purchase price of the software. Initial training is provided at the time of installation and is recognized as income as part of the price of the software since it is minimal in value. Maintenance is valued based on the fee schedule used by the Company for providing the regular level of maintenance service as sold to customers when renewing their maintenance contracts on a stand alone basis. Maintenance revenue is included in the income statement under services and is recognized over the term of the agreement.

Cost of Revenues - When the criteria for revenue recognition have been met, costs incurred are recognized as cost of revenue. Cost of revenues include wages, materials, handling charges, and other expenses associated with manufactured products and service provided to customers; the cost of purchased equipment and pipes.

Advertising Expenses - Advertising costs are expensed when incurred. Total advertising expenses were ¥729,800 and ¥0 ($0) for the years ended June 30, 2007 and 2008 respectively.

Subsidy Income - The Company received subsidy income of ¥155,566 and ¥669,829 ($97,475) from the local government for the years ended June 30, 2007 and 2008, respectively. This income is given by the government to support local software companies. Subsidy income is recognized when received and is included in the statements of operations.

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

Income Taxes - Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109, Accounting for Income Taxes. Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes. Deferred taxes are provided on differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, and tax carry forwards. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company has not been subject to any income taxes in the United States or the Cayman Islands.

Business Segments - The Company operates in one industry which includes the sale of products for the oil field construction solely to customers in China; therefore, no business segment information has been presented.

Net Earnings (Loss) per Ordinary Share - Basic earnings (loss) per share is computed by dividing net income (loss) available for common shareholders by the weighted average number of ordinary shares outstanding. Diluted earnings (loss) per share are computed by dividing net income (loss) available for common shareholders by the weighted-average number of ordinary shares and dilutive potential ordinary share equivalents outstanding. Potential ordinary share equivalents consist of contingently issuable shares of redeemable common stock disclosed in Note 6.

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Year Ended June 30,
	2007	2008	2008
	(As Restated)		(Unaudited)
Basic weighted average ordinary shares outstanding	20,892	37,916	37,916
Effect of redeemable common stock (Note 6)	—	1,455	1,455
Diluted weighted average ordinary shares outstanding	20,892	39,371	39,371

Net income from continuing operations	¥8,436,299	¥13,265,077	$1,930,364
Basic earning per share	403.81	349.85	50.91
Diluted earnings per share	403.81	336.93	49.03

Income (loss) from discontinued operations	¥(85,701)	¥405,926	$59,071
Basic earning per share	(4.10)	10.71	1.56
Diluted earnings per share	(4.10)	10.31	1.50

Net income available for common shareholders	¥8,350,598	¥13,654,184	$1,986,987
Basic earnings per share	399.70	360.12	52.40

Recently Enacted Accounting Standards - In June 2006, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition classification, interest and penalties, accounting in interim periods, disclosure, and transition. The interpretation is effective for the fiscal years beginning after December 15, 2006. The adoption of this interpretation had no impact on the Company’s consolidated financial statements.

In September 2006, the Financial Accounting Standards Board issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued FASB Staff Position (“FSP FIN”) No. 157-2 which extended the effective date for certain nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008. The Company does not expect the adoption of SFAS No. 157 to have a material impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS No. 159 to have a material impact on our consolidated financial statements.

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities, (“EITF 07-3”) which is effective for fiscal years beginning after December 15, 2007. EITF 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized. Such amounts will be recognized as an expense as the goods are delivered or the related services are performed. EITF 07-3 is not expected to have a material impact on our results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No.141(R)”), and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS No. 160”). SFAS No. 141(R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. SFAS No. 160 clarifies that a non-controlling interest in a subsidiary should be reported as equity in the consolidated financial statements, consolidated net income shall be adjusted to include the net income attributed to the non-controlling interest and consolidated comprehensive income shall be adjusted to include the comprehensive income attributed to the non-controlling interest. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. SFAS No. 141(R) and SFAS No. 160 are effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company has not yet determined the effect on our consolidated financial statements, if any, upon adoption of SFAS No. 141(R) or SFAS No. 160. SFAS No. 141(R) and SFAS No. 160 are not expected to have a material impact on our results of operations or financial position.

NOTE 3. ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following at June 30, 2007 and 2008:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30,		June 30,
	2007	2008	2008
	(As Restated)		(Unaudited)
Trade accounts receivable	¥36,758,512	¥36,381,070	$5,294,256
Allowance for doubtful accounts	(5,823,921)	(3,445,008)	(501,325)

Trade accounts receivable, net	¥30,934,591	¥32,936,062	$4,792,931

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

NOTE 4. INVENTORIES

Inventory consisted of the following at June 30, 2007 and 2008:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30,		June 30,
	2007	2008	2008
	(As Restated)		(Unaudited)
Purchased products	¥5,667,166	¥9,901,220	$1,440,848
Inventory provision	(36,016)	(61,568)	(8,960)

Total inventories	¥5,631,150	¥9,839,652	$1,431,889

NOTE 5. PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows:

Motor vehicles	10 Years
Office equipment	2-5 Years
Machinery	5 Years
Buildings	20 Years

Gains or losses on sales or retirements are included in the consolidated statements of operations in the year of disposition. Depreciation expense was ¥676,002 and ¥997,538 ($145,164) for the years ended June 30, 2007 and 2008, respectively. Property and equipment consisted of the following at June 30, 2007 and 2008:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30,		June 30,
	2007	2008	2008
	(As Restated)		(Unaudited)
Motor vehicles	¥3,518,285	¥2,556,002	$371,956
Office equipment	1,910,732	2,241,985	326,259
Property	—	5,740,750	835,407
Machinery	210,000	—	—
Construction in process	136,390	450,340	65,534

Total property and equipment	5,775,406	10,989,076	1,599,156
Less: Accumulated depreciation	(3,189,332)	(2,582,117)	(375,756)

Property and equipment, net	¥2,586,074	¥8,406,959	$1,223,400

As disclosed in Note 8, two office buildings with carrying amounts of ¥2,515,819 ($366,108) and ¥2,964,519 ($431,404) are pledged as collateral on two of the Company’s notes payable as of June 30, 2008.

NOTE 6. SHAREHOLDERS’ EQUITY (DEFICIT)

Ordinary Shares - When the Company was incorporated in Cayman Islands on August 21, 2007, 5,000,000 ordinary shares were authorized, and 50,000 ordinary shares were issued to the Principal Shareholders, at a par value of $0.01 each. The accompanying consolidated financial statements have been restated on a retroactive basis to reflect the issuance of the 50,000 shares as though they had been issued on the dates of the capital contributions of the Principal Shareholders based on the proportion of each amount to the total through June 30, 2008.

Statutory Reserves - According to the Articles of Association, the Company is required to transfer a certain portion of its net profit, as determined under PRC accounting regulations, from retained earnings to the statutory reserve fund, which are comprised of a surplus reserve and an employee benefit reserve. In the year ended June 30, 2008, the Company reversed part of its employee benefit reserve in an amount of

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

¥340,883 to retained earnings, because the new Chinese Corporate Law abolished the employee benefit reserve. As of June 30, 2007 and 2008, the balance of total statutory reserves was ¥1,254,822 and ¥1,687,772 ($245,608), respectively.

Redeemable Common Stock - On December 10, 2007, the Company signed an Ordinary Shares Subscription Agreement (the “Agreement”) to sell 2,632 shares of common stock to an investor at an aggregate consideration of $200,000. Net total proceeds of $200,000 were received by the Company during March and April, 2008.

The shares of common stock issued are subject to redemption under certain conditions. In the event that the Company fails to list on a recognized stock exchange or complete a qualified IPO within 18 months after the signature of the Agreement, the Company shall repay all the consideration and plus 5% of the consideration per annum to the investor. The three Principal Shareholders, Nanjing Recon, ENI, and BHD severally and jointly guaranteed the payment.

The shares issued are only conditionally redeemable as described above and are therefore not classified as a liability. However, redemption of the shares is not solely within the control of the Company; therefore, the shares are classified outside of permanent equity. During the year ended June 30, 2008, the Company accrued dividends in the amount of ¥16,819 ($2,448) on the redeemable common stock, which are reported as part of the carrying value of the redeemable common stock in the accompanying balance sheet.

NOTE 7. INCOME TAXES

The Company is not subject to any income taxes in the United States or the Cayman Islands. Before the implementation of the new Enterprise Income Tax Law (“EIT Law”) as discussed below, Foreign Invested Entities (“FIE”) established in the PRC were generally subject to an enterprise income tax (“EIT”) rate of 33.0%, which includes a 30.0% state income tax and a 3.0% local income tax. As approved by the local tax authority in the PRC, Nanjing Recon was entitled to a 50% tax exemption for 2006 and 2007. Nanjing Recon was also granted a tax holiday during the years 2006 and 2007 which entitled them to an additional tax exemption of 50%. As a result, Nanjing Recon was subject to an effective tax rate of 7.5% for 2006 and 2007 and 15% for 2008.

On March 16, 2007, the National People’s Congress of China passed the new EIT Law, and on December 6, 2007, the State Council of China passed the Implementing Rules for the EIT Law (“Implementing Rules”) which took effect on January 1, 2008. The new amended Corporate Income Tax Law introduces a wide range of changes which include, but are not limited to, the unification of the income tax rate for domestic-invested and foreign-invested enterprises at 25%, which reduces the Company’s income tax rate from 33% to 25% in 2008 and after. The Company had minimal operations in jurisdictions other than the PRC.

The temporary differences and carry-forward which give rise to the deferred income tax asset are as follows:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30,		June 30,
	2007	2008	2008
	(As Restated)		(Unaudited)
Net operating loss carryforwards	¥966,937	¥2,583,690	$375,984
Allowance for doubtful trade receivables	1,984,752	1,029,066	149,752
Allowance for doubtful other receivables	166,098	101,802	14,814
Inventory obsolescence reserve	9,004	67,248	9,786

Total deferred income tax assets	¥3,126,791	¥3,781,806	$550,337

Due to the change in tax rate during the fiscal year, the statutory tax rate for June 30, 2008 is a blended rate

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

of approximately 30%, which was calculated as 33% during the six months ended December 31, 2007 and 25% during the six months ended June 30, 2008. For the years ended June 30, 2007 and 2006 the statutory rate was 33%. The reconciliation of income tax (benefit) computed by applying the statutory income tax rate to pre-tax income (loss) to the actual tax (benefit) is as follows:

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Years Ended June 30,
	2007	2008	2008
	(As Restated)		(Unaudited)
Income tax calculated at statutory rates	¥3,478,368	¥4,455,648	$648,396
Nondeductible expenses	287,666	382,395	55,647
Benefit of operating loss carryforwards	(849,015)	862,675	125,538
Benefit of favorable tax rate	(63,236)	(566,866)	(82,492)
Benefit of tax holiday	(127,301)	(777,423)	(113,132)
Tax effect of change in tax rates	—	(585,682)	(85,230)

Provision for income taxes	¥2,726,482	¥3,770,747	$548,728

The provision for income taxes consisted of the following:

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Years Ended June 30,
	2007	2008	2008
	(As Restated)		(Unaudited)
Current	¥1,383,353	¥1,494,503	$217,483
Deferred	1,343,129	2,276,244	331,244

Provision for income taxes	¥2,726,482	¥3,770,747	$548,728

If the Company had not been granted a “tax holiday” during the years ended June 30, 2007 and 2008, the provision for income taxes would have been ¥2,853,783 and ¥54,548,170 ($661,860), respectively. Net income after income tax for the years ended June 30, 2007 and 2008 would have been ¥8,223,297 and ¥12,893,580 ($1,876,303), respectively. Basic earnings per common share for the years ended June 30, 2007 and 2008 would have been ¥393.61 and ¥340.06 ($49.49), respectively. Diluted earnings per common share for the years ended June 30, 2007 and 2008 would have been ¥393.61 and ¥327.49 ($47.66), respectively.

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

NOTE 8. NOTES PAYABLE

Short-term notes payable consist of the following:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30,		June 30,
	2007	2008	2008
	(As Restated)		(Unaudited)
Short-term notes payable due to non-related parties:
¥8,000,000 short-term line of credit, no interest	¥6,192,713	¥49,058	$7,139
Short-term notes payable, no interest	2,800,000	2,000,000	291,045
Due on-demand note payable to a supplier, no interest	600,000	—	—
Due on-demand note payable to a customer, no interest	—	114,610	16,678
Due on-demand note payable to a customer, no interest	—	300,000	43,657
Due on-demand note payable to a supplier, no interest	900,000	700,000	101,866
Due on-demand note payable to a supplier, no interest	120,000	100,000	14,552
Short-term note payable to a customer, interest at 6%, matures December 9, 2008	—	650,000	94,589

Total short-term notes payable due to non-related parties:	¥10,612,713	¥3,913,668	$569,526

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30,		June 30,
	2007	2008	2008
	(As Restated)		(Unaudited)
Short-term notes payable due to related parties:
Due on-demand note payable to a related party, no interest	¥—	¥136,000	$19,791
Due on-demand note payable to a principal shareholder, no interest, secured by an office building	—	1,114,569	162,195
Due on-demand note payable to a related party, no interest	—	300,000	43,657
Short-term note payable to a related party, interest at 6%, matures December 9, 2008	—	190,000	27,649
Short-term note payable to a related party, interest at 6%, matures December 9, 2008	—	590,000	85,858

Total short-term notes payable due to related parties:	¥—	¥2,330,569	$339,150

Long-term notes payable consist of the following:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30,		June 30,
	2007	2008	2008
	(As Restated)		(Unaudited)
Long-term notes payable:
Long-term note payable, interest at 6%, matures May 5, 2008	¥140,000	¥—	$—
Long-term note payable to a principal shareholder, interest at 6%, matures August 5, 2008	50,000	57,737	8,402
Long-term note payable to a supplier, interest at 3%, matures December 30, 2008	500,860	—	—
Long-term note payable to a supplier, interest at 6%, matures June 30, 2009	446,600	—	—
Long-term note payable to a supplier, interest at 6%, matures December 30, 2009	200,000	—	—
Long-term note payable to a customer, interest at 3%, matures December 30, 2009	100,000	—	—
Long-term note payable, interest at 7.92%, matures June 18, 2014, secured by an office building	2,100,000	600,000	87,313

Total long-term notes payable:	3,537,460	657,737	95,717
Less: current maturities of long-term debt	(440,000)	(357,737)	(52,059)

Long-term notes payable, net of current portion:	¥3,097,460	¥300,000	$43,658

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

NOTE 9. CONCENTRATIONS

In fiscal year 2007 and 2008, the Company’s two largest customers accounted for approximately 60% and 40% of its revenue. In fiscal year 2007, the Company’s largest supplier accounted for 33% of its cost of revenue. In fiscal year 2008, the Company’s largest supplier accounted for 17% of its cost of revenue.

NOTE 10. COMMITMENTS AND CONTINGENCIES

The Company leases offices in Beijing, Nanjing, Shandong and Xiamen. The amounts of commitments for non-cancelable operating leases for 2009 and 2010 were as follows. All the lease agreements expire in 2010.

	Chinese Yuan (Renminbi)	U.S. Dollars
		(Unaudited)
2009	¥456,860	$60,018
2010	97,200	12,769

NOTE 11. RELATED PARTY TRANSACTIONS

Receivable from related parties - At June 30, 2008, the Company had receivables from related parties of ¥239,550 ($34,860), of which ¥99,550 was from a principal shareholder for travel advances and ¥140,000 was from a company under common ownership for sales of goods and services. The Company also had a purchase advance from a related party of ¥22,238 ($3,236) from a company under common ownership for the purchase of goods.

At June 30, 2007, the Company had account receivables from related parties of ¥376,027, of which ¥207,543 was from a company under common ownership for sales of goods and services, ¥168,484 was from a company under common ownership for sales of goods and services. The Company also had a receivable from a related party of ¥6,415 from a company under common ownership for paying expenses on behalf of the other party. The Company also had a purchase advance from a related party of ¥4,900 from a company under common ownership for the purchase of goods.

Payable to related parties - At June 30, 2008, the Company owed related parties ¥1,386,778 ($201,807), due to companies under common ownership for payments of expenses made on behalf of the Company. The Company also owed related parties ¥1,152,914 ($167,775), due to principal shareholders for payments of expenses on behalf of the Company.

At June 30, 2007, the Company owed related parties ¥617,918, of which ¥567,918 was due to companies under common ownership for payments of expenses made on behalf of the Company and ¥50,000 was due to a company under common ownership for loan payments made on behalf of the company.

Related party revenue - During the year ended June 30, 2007, the Company had revenues from the sale of software to a company under common ownership in the amount of ¥747,741. There were no related party revenues during the year ended June 30, 2008.

NOTE 12. DISCONTINUED OPERATIONS AND DECONSOLIDATION OF A VARIABLE INTEREST ENTITY

At the end of the fiscal year 2008, the Company completed the sale of Inner Mongolia Adar Energy Technology, Ltd. and Beijing Weigu Windows Co, which were both the majority-owned subsidiaries of BHD. In the fourth quarter of 2008, the Company determined that these two subsidiaries met the criteria for classification as discontinued operations. The gain on the disposal of these subsidiaries and the financial results associated with 2008 and prior periods are included in discontinued operations.

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

In June 2008, an unrelated party purchased the equity interest in Beijing Adar from one of the Principal Shareholders, which caused the Company to no longer be a primary beneficiary of Beijing Adar under FIN46 (R). As such, Beijing Adar was excluded from the consolidation basis upon the completion of this transaction, and its financial results associated with 2008 and prior periods were reported as discontinued operations.

Summarized Statements of Income data for discontinued operations is as follows:

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Year Ended June 30,
	2007	2008	2008
			(Unaudited)
Revenue	¥5,625,092	¥12,078,367	$1,757,671

Income(loss) before provision for income tax	(85,701)	193,379	28,141
Provision for income tax	—	(162,433)	(23,638)

Income from discontinued operations, net of tax	(85,701)	30,946	4,503
Gain on disposal of discontinued operations, net of tax	—	374,980	54,568

Discontinued operations, net of tax	¥(85,701)	¥405,926	$59,071

Summarized Balance Sheet data for discontinued operations is as follows:

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Year Ended June 30,
	2007	2008	2008
			(Unaudited)
Assets of discontinued operations:
Current assets	¥6,650,451	¥10,113,265	$1,471,705
Fixed assets, net	99,533	2,069,454	301,152

Total assets of discontinued operations	6,749,984	12,182,720	1,772,857
Liabilities of discontinued operations	¥(5,338,401)	¥(10,240,190)	$(1,490,176)

NOTE 13. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Basis of presentation - For the purpose of presenting parent company only condensed financial information, the basis used in this presentation assumes the reorganization and the change of the reporting entity had taken place for all periods presented.

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

RECON TECHNOLOGY, LTD

CONDENSED BALANCE SHEETS

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30,		June 30,
	2007	2008	2008
			(Unaudited)
ASSETS
Cash and cash equivalents	¥—	¥1,370,000	$199,366
Long-term investment in variable interest entities	—	24,044,363	3,498,991

Total assets	¥—	¥25,414,363	$3,698,357

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Other payable	¥—	¥582	$86
Other payable - related party	—	19,721	2,870

Total current Liabilities	—	20,303	2,956
Liabilities assumed on variable interest entities	1,254,991	—	—

Total Liabilities	1,254,991	20,303	2,956
Redeemable common stock	—	1,388,641	202,078

Shareholders’ equity
Ordinary shares, $0.01 U.S. dollar par value, 5,000,000 shares authorized; 50,000 shares outstanding	1,696	3,800	553
Additional paid-in capital	8,494,304	19,049,000	2,772,054
Statutory reserves	1,254,822	1,687,772	245,608
Retained earnings	(11,005,813)	3,264,847	475,108

Total shareholders’ equity	(1,254,991)	24,005,419	3,493,323

Total liabilities and shareholders’ equity	¥—	¥25,414,363	3,698,357

RECON TECHNOLOGY, LTD
CONDENSED STATEMENTS OF OPERATIONS

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Year Ended June 30,
	2007	2008	2008
			(Unaudited)
General, administrative and selling expense	¥—	¥(25,959)	$(3,779)

Operating loss	—	(25,959)	(3,779)

Equity in profit of variable interest entities	8,350,598	13,696,928	1,993,209
Interest income	—	34	5

Net income	8,350,598	13,671,003	1,989,435
Dividends on redeemable common stock	—	(16,819)	(2,448)

Net Income available from common shareholders	¥8,350,598	¥13,654,184	$1,986,987

RECON TECHNOLOGY, LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

RECON TECHNOLOGY, LTD

CONDENSED STATEMENTS OF CASH FLOWS

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Year Ended June 30,
	2007	2008	2008
			(Unaudited)
Cash flows from operating activities:
Net income available for common shareholders	¥8,350,598	¥13,654,184	$1,986,987
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in (profit) loss of subsidiary	(8,350,598)	(13,696,928)	(1,993,208)
Expense paid by shareholders as contribution	—	3,800	553
Dividends on redeemable common stock		16,819	2,448
Changes in current assets and liabilities
Other payable	—	582	85
Other payable - related party	—	19,721	2,870

Net cash used in operating activities	—	(1,822)	(265)

Cash flows from financing activities:
Proceeds from issuance of redeemable common stock	—	1,371,822	199,631

Net cash provided by financing activities	—	1,371,822	199,631

Net (decrease) increase in cash	—	1,370,000	199,366
Cash and cash equivalents at beginning of year	—	—	—

Cash and cash equivalents at end of year	¥—	¥1,370,000	$199,366

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Until                      (90 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as a placement agent and with respect to unsold allotments or subscriptions.

RECON TECHNOLOGY, LTD

Ordinary Shares

[            ] Share Minimum

[            ] Share Maximum

Prospectus

Anderson & Strudwick,

Incorporated

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the placement discounts and commissions) will be as follows. With the exception of the filing fees for the U.S. Securities Exchange Commission, FINRA and NASDAQ, all amounts are estimates.

U.S. Securities and Exchange Commission registration fee	$307
FINRA filing fee	1,600
NASDAQ listing fee	50,000
Blue Sky Fees	[	]
Legal fees and expenses for Chinese counsel	[	]
Legal fees and expenses for Cayman Islands counsel	[	]
Legal fees and expenses for U.S. securities counsel	[	]
Accounting fees and expenses	[	]
Printing fees	[	]
Other fees and expenses	[	]
Total	[	]

Item 14.	Indemnification of Directors and Officers

Cayman Islands law and our articles of association provide that we may indemnify our directors, officers, advisors and trustee acting in relation to any of our affairs against actions, proceedings, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duty in their capacities as such. Under our articles of association, indemnification is not available, however, if those events were incurred or sustained by or through their own willful neglect or default.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15.	Recent Sales of Unregistered Securities

We have not issued any unregistered securities in the last three years.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit Number	Document
1.1	Form of Placement Agreement (1)

3.1	Amended and Restated Articles of Association of the Registrant (2)

3.2	Amended and Restated Memorandum of Association of the Registrant (2)

4.2	Form of Placement Agent Warrant (included in Exhibit 10.31) (1)

5.1	Opinion of Corporate Filing Services Limited, Cayman Islands counsel (2)

10.1	Translation of Exclusive Technical Consulting Service Agreement between Recon Technology (Jining) Co., Ltd. and Beijing BHD Petroleum Technology Co., Ltd. (3)

10.2	Translation of Power of Attorney for rights of Chen Guangqiang in Beijing BHD Petroleum Technology Co., Ltd. (3)

10.3	Translation of Power of Attorney for rights of Yin Shenping in Beijing BHD Petroleum Technology Co., Ltd. (3)

10.4	Translation of Power of Attorney for rights of Li Hongqi in Beijing BHD Petroleum Technology Co., Ltd. (3)

10.5	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Chen Guangqiang and Beijing BHD Petroleum Technology Co., Ltd. (3)

10.6	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Yin Shenping and Beijing BHD Petroleum Technology Co., Ltd. (3)

10.7	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Li Hongqi and Beijing BHD Petroleum Technology Co., Ltd. (3)

10.8	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Chen Guangqiang and Beijing BHD Petroleum Technology Co., Ltd. (3)

10.9	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Yin Shenping and Beijing BHD Petroleum Technology Co., Ltd. (3)

10.10	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Li Hongqi and Beijing BHD Petroleum Technology Co., Ltd. (3)

10.11	Translation of Exclusive Technical Consulting Service Agreement between Recon Technology (Jining) Co., Ltd. and Jining ENI Energy Technology Co., Ltd. (3)

10.12	Translation of Power of Attorney for rights of Chen Guangqiang in Jining ENI Energy Technology Co., Ltd. (3)

10.13	Translation of Power of Attorney for rights of Yin Shenping in Jining ENI Energy Technology Co., Ltd. (3)

10.14	Translation of Power of Attorney for rights of Li Hongqi in Jining ENI Energy Technology Co., Ltd. (3)

10.15	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Chen Guangqiang and Jining ENI Energy Technology Co., Ltd. (3)

10.16	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Yin Shenping and Jining ENI Energy Technology Co., Ltd. (3)

10.17	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Li Hongqi and Jining ENI Energy Technology Co., Ltd. (3)

10.18	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Chen Guangqiang and Jining ENI Energy Technology Co., Ltd. (3)

10.19	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Yin Shenping and Jining ENI Energy Technology Co., Ltd. (3)

10.20	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Li Hongqi and Jining ENI Energy Technology Co., Ltd. (3)

10.21	Translation of Exclusive Technical Consulting Service Agreement between Recon Technology (Jining) Co., Ltd. and Nanjing Recon Technology Co., Ltd. (3)

10.22	Translation of Power of Attorney for rights of Chen Guangqiang in Nanjing Recon Technology Co., Ltd. (3)

10.23	Translation of Power of Attorney for rights of Yin Shenping in Nanjing Recon Technology Co., Ltd. (3)

10.24	Translation of Power of Attorney for rights of Li Hongqi in Nanjing Recon Technology Co., Ltd. (3)

10.25	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Chen Guangqiang and Nanjing Recon Technology Co., Ltd. (3)

10.26	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Yin Shenping and Nanjing Recon Technology Co., Ltd. (3)

10.27	Translation of Exclusive Equity Interest Purchase Agreement between Recon Technology (Jining) Co. Ltd., Li Hongqi and Nanjing Recon Technology Co., Ltd. (3)

10.28	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Chen Guangqiang and Nanjing Recon Technology Co., Ltd. (3)

10.29	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Yin Shenping and Nanjing Recon Technology Co., Ltd. (3)

10.30	Translation of Equity Interest Pledge Agreement between Recon Technology (Jining) Co., Ltd., Li Hongqi and Nanjing Recon Technology Co., Ltd. (3)

10.31	Form of Warrant Agreement (1)

10.32	Form of Escrow Agreement (1)

10.33	Form of Lock-Up Agreement (1)

10.34	Employment Agreement between Recon Technology (Jining) Co., Ltd. and Mr. Yin Shenping (2)

10.35	Employment Agreement between Recon Technology (Jining) Co., Ltd.and Ms. Frances Zheng (2)

10.36	Employment Agreement between Recon Technology (Jining) Co., Ltd.and Mr. Chen Guangqiang (2)

10.37	Employment Agreement between Recon Technology (Jining) Co., Ltd.and Mr. Li Hongqi (2)

10.38	Summary Translation of Technical Service Contract by and between Natural Gas Development Company of Qinghai Oilfield and Beijing Bright Technology Co., Ltd (1)

10.39	Summary Translation of Sales Contract, by and between the West Site Department of Bazhou, Zhongyuan Petroleum Exploration Bureau Project Construction Corporation and Jining ENI Energy Technology Co., Ltd. (1)

10.40	Summary Translation of Oil Equipment Maintenance Contract, by and between Jidong, Tangshang City, Oilfield Equipment Co., Ltd and Beijing Yabeinuoda Technology Development Co., Ltd. (1)

21.1	Subsidiaries of the Registrant (3)

23.1	Consent of Hansen Barnett & Maxwell (1)

23.2	Consent of Jingtian & Gongcheng (1)

23.3	Consent of Corporate Filing Services Limited (included in Exhibit 5.1) (2)

24.1	Power of Attorney (included on page II-6 of the Registration Statement) (3)

99.1	Stock Option Plan (2)

(1)	Filed herewith.
(2)	To be filed by amendment.
(3)	Previously filed.

(b)	Financial Statement Schedules

None.

Item 17.	Undertakings

The Registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material additional or changed information with respect to the plan of distribution.

(b) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f) that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the Registrant relating to the offering filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on the 12th day of November, 2008.

RECON TECHNOLOGY, LTD,
a Cayman Islands exempted company

By:	/s/ Yin Shenping
Name:	Yin Shenping
Title:	Chief Executive Officer
(Principal Executive Officer)
Date:	November 12, 2008

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Yin Shenping	Chief Executive Officer and Director	November 12, 2008
Yin Shenping	(Principal Executive Officer)

/s/ Frances Zheng	Chief Financial Officer	November 12, 2008
Frances Zheng	(Principal Accounting and Financial Officer)

*	Director	November 12, 2008
Chen Guangqiang

*	Director	November 12, 2008
Li Guoqi

	Director	November 12, 2008
Dennis O. Laing

*	Director	November 12, 2008
Nelson N.S. Wong

*	Director	November 12, 2008
Hu Jijun

	Director	November 12, 2008
Liao Xiaorong

* By:	/s/ Yin Shenping
Yin Shenping, Attorney-in-Fact
November 12, 2008